                                                      Pursuant to Rule 424(b)(3)
                                                              Reg. No. 333-93445

                                   PROSPECTUS
--------------------------------------------------------------------------------

                             (Demandstar.com Logo)
                              DEMANDSTAR.COM, INC.

                  (18,811,330 RIGHTS TO PURCHASE COMMON STOCK)
                       18,811,330 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

     We are distributing, at no cost, non-transferable rights to purchase our common stock to:

     - persons who own shares of common stock of H.T.E., Inc., our parent company, on the record date of March 6, 2000;

     - persons who held HTE stock options on December 16, 1999 and who are also employees or directors of HTE, or a subsidiary of HTE, as of February 1, 2000; and

     - persons who are employees of HTE, or a subsidiary of HTE, as of February 1, 2000.

     You may purchase one share of our common stock for each right you are issued for the price of $1.00 per share. You will be able to exercise your rights only during a limited period. If you do not exercise your rights before 5:00 p.m., Eastern Standard Time, on May 1, 2000, your rights will expire. We may decide to extend the rights offering, in our discretion, for up to 15 calendar days.

     No public market currently exists for our common stock or the rights. Our common stock will be traded over the OTC Electronic Bulletin Board. The rights will not be traded on the OTC, Nasdaq or any securities exchange.

                                                                         MAXIMUM PROCEEDS
                                                                         AFTER DEDUCTING
                                                 PRICE TO THE PUBLIC   OFFERING EXPENSES(1)
                                                 -------------------   --------------------
Subscription Price.............................      $      1.00           $       .97
Total Offering.................................      $18,811,330           $18,288,754

---------------

(1) Offering expenses estimated at $522,576.

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 27, 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Forward-Looking Statements............   26
The Offering..........................   26
Use of Proceeds.......................   36
Dividend Policy.......................   37
Dilution..............................   38
Capitalization........................   39
Selected Financial Data...............   40
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   41

                                        PAGE
                                        ----
Business..............................   45
Management............................   58
Executive Compensation................   61
Related Party Transactions............   71
Security Ownership of DemandStar......   76
Description of Securities.............   76
Shares Eligible for Future Sale.......   86
Federal Income Tax Consequences.......   87
Legal Matters.........................   90
Available Information.................   90
Index To Financial Statements.........  F-1

                           -------------------------

     Our principal executive offices are located at 1551 Sandspur Road, Suite B, Maitland, Florida 32751, and our telephone number is (407) 975-0000. Our World Wide Web site is www.demandstar.com. The information in the Web site is not incorporated by reference into this prospectus.

     You should rely only on the information contained in this prospectus, the related registration statement and any documents incorporated by reference into the registration statement. DemandStar has not authorized any dealer, broker, salesperson or any other individual to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it as having been authorized by DemandStar. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus. DemandStar is not making an offer to sell these securities, or soliciting an offer to buy, in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of the prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus. Except as otherwise noted, all information in this prospectus reflects: (1) the adoption and filing by DemandStar of the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws described in this prospectus; and (2) a 1,250-for-one share split of DemandStar common stock effected in December 1999.

BUSINESS OF DEMANDSTAR

     DemandStar is a provider of Internet-based procurement systems for governmental agencies. Our procurement systems enable governments to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies. The businesses pay a membership fee to get the benefit of "real time" notification of new bid opportunities. The DemandStar system handles all goods and services that agencies acquire through a mandatory bid process.

OUR HISTORY

     We were formed as "HTE-IOD, Inc.," a Florida corporation, on June 1, 1999. On June 18, 1999, we acquired the business and specified net assets of our predecessor, Information On Demand, Inc., a Florida corporation formed in June 1997. In connection with that acquisition, we changed our name to "Information On Demand, Inc." On December 21, 1999, we then changed our name to "DemandStar.com, Inc."

     We have a limited operating history. We have a history of significant losses, with a net loss of ($1,138,842) for the period from June 18, 1999 to December 31, 1999. We anticipate that we will continue to incur significant losses into the foreseeable future. In that 1999 was our first year of operation, our accumulated deficit is the same as our net loss. Our auditors have expressed a "going concern" opinion.

OUR BUSINESS MODEL

     Our services are provided at no-cost to participating government agencies. Businesses that provide goods and services to agencies are provided the opportunity to register with us as member vendors for an annual fee. We bring together agencies and vendors for e-procurement. Our focus is on the bid/request for proposal process. Our Internet-based products and services offer the agencies and vendors the opportunity to quickly, efficiently and seamlessly communicate information regarding bids, goods and services. Our system allows governments to reduce administrative overhead in bid notification and follow-up. Governments can often use other agencies' contracts, and our site allows governments to quickly find similar contracts and bids. A larger vendor community available through the DemandStar website can improve the responses that agencies get back on bids. Member vendors receive "real time" notification of bids and can immediately access them on the web.

OUR GROWTH STRATEGY

     Many governmental agencies have recognized the need to develop a procurement presence on the Internet, but have not had the resources to do so due to budgetary constraints. Our Internet-based procurement systems allow a vendor to go to an agency's website and view outstanding bid information in a uniform, easy-to-read manner. Our services address those budgetary concerns and successfully serve the procurement systems needs of over two dozen agencies. In order to take advantage of our market opportunity, we plan to use proceeds from initial funding from HTE and the investors who exercise their rights under this offering to expand our marketing and sales efforts to other geographical locations throughout the United States and internationally.

RISK FACTORS

     We are operating in a new industry and our business and this offering involves a high degree of risk. You should consider the risks of investing in our common stock, as more fully described under "Risk Factors."

RELATIONSHIP BETWEEN HTE AND DEMANDSTAR

     In the first quarter of fiscal 2000, HTE contributed $1,500,000 to DemandStar to fund the costs of this rights offering, anticipated DemandStar operating losses and for general corporate purposes. In exchange for this investment, prior to the closing of the offering, DemandStar will issue to HTE 750,000 shares of Series A preferred stock. The 750,000 shares of Series A preferred stock issued to HTE for $1,500,000 is convertible, at HTE's election, into 750,000 shares of DemandStar common stock, and provides HTE disproportionate voting rights and a liquidation preference to the other DemandStar common shareholders. While no independent appraisal was done for the Series A preferred stock issued to HTE, these preferences were taken into consideration by DemandStar in establishing the fair market value at $2.00 per share, or $1.00 more than the rights holders will pay for each share of DemandStar common stock purchased.

     Immediately following the closing of the rights offering, HTE will maintain effective control over our management and policies and substantially all matters submitted to our shareholders for consideration, including the election of directors and all proposals for merger, liquidation, sale of substantially all of our assets and charter amendments. The terms of the Series A preferred stock held by HTE will allow HTE to continue to effectively control the vote on almost all shareholder votes for the foreseeable future, without taking into account any shares of common stock which HTE may hold.

     The boards of directors of DemandStar and HTE are identical, with the exception of one HTE board member, Joseph Loughry, who does not serve on the DemandStar board. In addition, L.A. Gornto, Jr. is the only officer of DemandStar who is also an officer of HTE.

CONTRACTUAL ARRANGEMENTS

     Prior to the closing of the rights offering, we will enter into a services agreement with HTE under which HTE will provide us with general management and administrative services. The services agreement will also provide that HTE will bill DemandStar for services based on an estimated cost basis. The services agreement will permit termination upon 120 days notice from either party. Prior to the closing of the rights offering, we will also enter into a tax sharing and indemnity agreement with HTE. On December 21, 1999,

DemandStar and HTE entered into an investment and distribution agreement with respect to HTE's $1,500,000 capital contribution to DemandStar in exchange for Series A preferred stock, and a registration rights agreement providing HTE demand and piggy-back registration rights with respect to the DemandStar common stock. In addition, on December 21, 1999, DemandStar entered into a Conditional Series B Stock Purchase Agreement with HTE, O. F. Ramos, L.A. Gornto, Jr., Bernard Markey and Edward Moses, officers and directors of DemandStar, whereby HTE and the officers and directors named above agreed to contribute an aggregate of $2,000,000 to DemandStar in exchange for Series B preferred stock in the event that less than an aggregate of $5,000,000 in rights is exercised.

THE OFFERING

Description of the Rights
Offering.....................   DemandStar is distributing the rights in this
                                offering to HTE which, in turn, is distributing the rights to HTE shareholders, option holders, directors and employees. At the closing of the rights offering, HTE will purchase the 18,811,330 shares of DemandStar common stock being registered in this offering for the price of $1.00 per share. The aggregate purchase price will be evidenced by a non-interest bearing promissory note payable to DemandStar in the principal amount of $18,811,330, which shall be delivered and immediately thereafter repaid at the closing of the offering from the proceeds received from investors who exercise their rights and purchase DemandStar common stock from the shares purchased by HTE pursuant to the non-interest bearing note. Immediately after the closing of the offering, DemandStar will file a post-effective amendment to this registration statement to de-register any underlying shares of common stock not subscribed for by rights holders at closing. The note will provide that such de-registered restricted shares shall be redeemed by DemandStar in exchange for the then outstanding balance due under the note.

Description of Eligible
Rights Holders...............   Each holder of shares of HTE common stock on the
                                record date of March 6, 2000 will receive one right for every share of HTE common stock owned on that date. In addition, each person who held
                                HTE stock options as of December 16, 1999 pursuant to an HTE stock option agreement, and who is also an employee or director of HTE, or a subsidiary of HTE, as of February 1, 2000, will receive one right for each share that he has such a vested and/or unvested option to acquire.
                                Further, each person who is an employee of HTE, or a subsidiary of HTE, as of February 1, 2000 will receive 200 rights. Each right carries a basic subscription privilege which entitles the holder to purchase one share of DemandStar common stock. We are offering up to 18,811,330 shares in the aggregate. The right must be exercised as to whole shares. No fractional rights or shares will be issued.

Subscription Price...........   The subscription price of DemandStar common
                                stock is $1.00 per share.

Exercise Period..............   The rights will only be exercisable, in whole or
                                in part, from the period beginning on March 27, 2000 and ending on May 1, 2000, at 5:00 p.m., Eastern Standard Time, unless extended by us in our sole discretion. In no event will we extend the exercise period beyond 5:00 p.m., Eastern
                                Standard Time, May 16, 2000.

How Rights Will be
Evidenced....................   Each holder will receive a subscription
                                certificate representing his rights.

Purchase of Unsubscribed
Shares; Restricted
Securities...................   In the event that not all of the rights are
                                exercised by the closing of the rights offering, Messrs. Markey, North, Ramos and Jordan, officers and/or directors of DemandStar, have committed to purchase at $1.00 per share up to 718,568 restricted shares from the pool of unsubscribed rights available, if any. In addition, Messrs. Markey, North, Ramos, Gornto and Moses, all officers and/or directors of DemandStar, have committed to purchase for $1.00 per share, an aggregate of 656,821 restricted shares based upon their current ownership of HTE common stock and options. The consummation of all such purchases of shares by those officers and directors will be made at the closing of the rights offering. Any shares acquired by such officers and directors, including shares from the pool of unsubscribed rights, will be restricted shares, subject to the requirements and restrictions of Rule 144, unless such shares are registered for resale in a subsequent registration statement.

Number of Shares of Common
Stock to be Outstanding After
the Offering.................   Immediately following this offering and assuming
                                maximum exercise of rights, we will have
                                           shares of common stock outstanding.
                                We have reserved 4,000,000 shares of common stock for the grant of options and other awards under our 1999 Employee Incentive Compensation
                                Plan, of which we have outstanding options for the purchase of 2,270,000 shares in the aggregate at an exercise price of $1.00 per share. We also have 1,000,000 shares of common stock reserved for issuance upon the exercise of warrants with an exercise price of $2.00 per share and 750,000 shares of common stock reserved for issuance upon the conversion of the Series A preferred stock.

Use of Proceeds..............   Fund anticipated operating losses, to provide
                                working capital and for other general corporate purposes.

     Our executive offices are located at 1551 Sandspur Road, Suite B, Maitland, Florida 32751, and our telephone number is (407) 975-0000. Our World Wide Web site is located at http://www.demandstar.com. Information contained in our web site shall not be deemed to be part of this prospectus.

     In this prospectus, the terms "DemandStar," "we," "us," and "our" refer to DemandStar.com, Inc.

HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary financial data should be read in conjunction with DemandStar's financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information as of December 31, 1999, and for the period from June 18, 1999 to December 31, 1999, reflects the financial position and results of operations of DemandStar. The financial information for the year ended December 31, 1998, and for the period from January 1, 1999 to June 17, 1999, reflects the financial position and results of operations of the Predecessor. The pro forma financial information is derived from the December 31, 1999 audited balance sheet of DemandStar, as adjusted for HTE's $1,500,000 investment in shares of Series A preferred stock. The following summary financial information has been derived from and is qualified by reference to DemandStar's and the Predecessor's financial statements audited by Arthur Andersen LLP, independent certified public accountants, included elsewhere herein.

                                   INFORMATION ON DEMAND, INC.
                                          (PREDECESSOR)                 DEMANDSTAR.COM, INC.
                             ----------------------------------------   --------------------
                                FOR THE YEAR      FOR THE PERIOD FROM   FOR THE PERIOD FROM
                             ENDED DECEMBER 31,   JANUARY 1, 1999 TO      JUNE 18, 1999 TO
                                    1998             JUNE 17, 1999       DECEMBER 31, 1999
                             ------------------   -------------------   --------------------
STATEMENT OF OPERATIONS
  DATA:
Revenue....................      $  33,718             $ 132,135            $   196,855
Operating loss.............       (280,711)             (270,359)            (1,111,534)
Net loss...................       (280,711)             (270,359)            (1,138,842)
Basic and diluted loss per
  common share.............                                                 $     (0.91)
Weighted average number of
  common shares
  outstanding..............                                                   1,250,000

                                                                 DECEMBER 31, 1999
                                                              ------------------------
                                                                            PRO FORMA
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
BALANCE SHEET DATA:
Cash........................................................  $  127,733   $1,627,733
Working capital (deficit)...................................    (301,640)   1,198,360
Total assets................................................   1,311,391    2,811,391
Note payable to HTE.........................................   1,306,885    1,306,885
Series A preferred stock....................................          --    1,500,000
Total shareholder's equity (deficit)........................    (326,304)   1,173,696

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

RISKS PARTICULAR TO DEMANDSTAR.COM, INC.

WE ANTICIPATE INCURRING SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE. OUR AUDITORS HAVE QUALIFIED THEIR REPORT ON OUR FINANCIAL STATEMENTS WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     As noted in the Report of Independent Certified Public Accountants included elsewhere herein, we have experienced significant operating losses and an accumulated deficit which raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. Together with our Predecessor, we reported a total net loss of $1,409,201 for the year ended December 31, 1999. We expect to continue to incur significant losses for the foreseeable future. As of December 31, 1999, our accumulated deficit was $1,138,842. Our limited operating history makes predicting our future operating results, including operating expenses, difficult. Our revenues may not grow or may not even continue at their current level. We are conducting this offering to raise the cash for working capital in the future. To the extent we are unable to raise sufficient cash from this offering, our business, operations and financial condition will be materially adversely affected.

WE RECEIVED A QUALIFIED ACCOUNTANTS' REPORT WHICH INDICATES THERE ARE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     The report of our independent accountants, in connection with our audited financial statements for the year ended December 31, 1999, contains an explanatory paragraph indicating factors which create doubt about our ability to continue as a going concern. These factors include the fact that DemandStar has generated losses since its inception and has relied on capital contributions and loans from shareholders to fund its operations.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS.

     We only have a limited operating history on which to base an evaluation of our business and prospects. You must consider our business in the light of the risks, expenses and problems frequently encountered by companies like us. Before investing in our common stock, you should consider the risks and difficulties we may encounter as an early-stage company in the new and rapidly evolving e-commerce market. These risks include our ability to:

     - implement our business model;

     - increase the efficiency and function of our services;

     - anticipate and adapt to rapid changes in our markets;

     - retain existing customers, attract new customers and maintain customer satisfaction;

     - introduce enhanced web sites, services, products and alliances; and

     - minimize technical difficulties, system downtime and the effect of Internet brownouts.

     If we do not successfully manage these risks, our business will suffer. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

WE EXPECT OUR OPERATING EXPENSES TO INCREASE.

     Some of our expenses are fixed, including non-cancelable agreements, equipment leases and real estate leases. These fixed costs are approximately $2,000,000 in the short run. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. In addition, we plan to increase significantly our operating expenses to:

     - increase our sales and marketing operations;

     - broaden our customer support capabilities; and

     - develop new and enhanced products and services.

Expenses may also increase due to the potential impact of goodwill and other charges resulting from completed and future acquisitions.

     Additionally, leading Web sites, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results would be materially adversely affected.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY WHICH COULD CAUSE OUR BUSINESS AND OPERATING RESULTS TO SUFFER.

     Our growth rate may increase rapidly in response to the acceptance of our products and services under new or existing government contracts. This growth will place a substantial strain on our limited management, operational and financial resources and systems. To integrate our operations and to manage the growth of our operations will require the development and implementation of our operational and financial systems, procedures and controls and training, and management and expansion of our employee base. We cannot provide any assurance that we will be able to effectively manage the expansion of our operations or that the systems we develop and implement, or procedures or controls that we adopt, will be adequate to support the rapid execution necessary to exploit fully the market opportunity we have identified. If we do not manage our growth effectively, our business and operating results will suffer.

OUR BUSINESS PLAN DEPENDS ON ACCEPTANCE OF OUR SERVICE BY GOVERNMENTAL AGENCIES.

     In order to expand the number of vendor subscriptions for our service, from which we anticipate deriving more than 85% of our revenue under our business plan, our program must be accepted by governmental agencies. There are various factors which could delay acceptance by or prevent agencies from contracting with us for our service, including:

     - political acceptance of the concept of governmental agencies contracting with third parties to distribute public information, which has been offered traditionally only by the governmental agencies, often without charge;

     - changes to state legislation authorizing government's contracting with third parties to distribute public information;

     - the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

     - the risks associated with moving from older, established technologies to rapidly evolving Internet technologies;

     - the intense competition for qualified technical personnel;

     - the lengthy and political appropriations process for obtaining funds to acquire and implement new technology; and

     - the concern governmental agencies may have over security and privacy of information they view as part of the public trust.

Delays in the approval process, or failure to obtain such approvals, from government agencies could harm our business, operating results and financial condition.

BECAUSE WE HAVE SERVICE CONTRACTS WITH A LIMITED NUMBER OF GOVERNMENTAL BODIES, THE TERMINATION OF ANY OF THESE CONTRACTS MAY HARM OUR BUSINESS.

     Currently, we have contracts with over two dozen governmental entities. These contracts have terms ranging from one to three years. Contracts are cancelable by either party upon 30 days' notice. The decision by one or more governments not to renew an existing contract or any termination of one or more of these contracts will result in significant revenue shortfalls. Revenue shortfalls would result because vendor agreements are cancelable by either party upon 30 days' notice. DemandStar will notify appropriate vendors if a government terminates or fails to renew an agreement. The vendor could then choose to cancel its vendor agreement. If these revenue shortfalls occur, our business and financial condition would be harmed. We cannot be certain if, when or to what extent governments might fail to renew or terminate any or all of their contracts with us.

WE MAY BE UNABLE TO OBTAIN FUTURE CONTRACTS THROUGH THE REQUEST FOR PROPOSAL PROCESS.

     Once a government decides to utilize our services, it often involves a selection process that operates under special rules that apply to government purchasing. These rules typically require open bidding by possible service providers like us against a list of requirements established by governments under existing or specially-created procedures. To respond successfully to these requests for proposals, we must estimate the time and costs required to establish operations for the proposed client and the likely terms of any other proposals submitted. We also must assemble and submit a large volume of information within the strict time schedule mandated by a request for proposal. Whether or not we are able to respond successfully to requests for proposals in the future will significantly impact our business. We cannot guarantee that we will win any bids in the future through the request for proposal process. We also cannot guarantee that any winning bids will ultimately result in contracts because after the winning bid is identified, negotiations then occur between the winning party and the agency. Typically, these negotiations are over legal terms and conditions of the agreement, not price or delivery time. We cannot guarantee the success of those negotiations. If negotiations fail, the agency is free to negotiate with other bidders, or restart the request for proposal process. Our business, financial condition and operating results would be harmed if we fail to obtain profitable future contracts through the request for proposal process.

IF DEMAND FOR OUR SINGLE CORE SERVICE WERE TO WEAKEN, OUR BUSINESS AND FINANCIAL CONDITION WOULD BE HARMED.

     We obtain substantially all of our revenues from a single core service. Subscription-based fees charged for access to governmental procurement information accounted for approximately 85% of our revenues for the year ended December 31, 1999, and are expected to continue to account for a significant portion of our revenue in the near future. Regulatory changes or the development of alternative information sources could materially reduce our revenues from this core service.

BECAUSE WE RELY ON A CONTRACTUAL BIDDING PROCESS WHOSE PARAMETERS ARE ESTABLISHED BY GOVERNMENTS, THE LENGTH OF OUR SALES CYCLES IS UNCERTAIN AND CAN LEAD TO REVENUE SHORTFALLS.

     Our having to rely on a bidding process to initiate new projects, the parameters of which are established by governments, results in uncertainty in our sales cycles because the duration and the procedures for each bidding process vary significantly according to each government entity's policies and procedures. The time between the date of initial contact with a government for a bid and the award of the bid may range from as little as 30 days to up to 180 days. The bidding process is subject to factors over which we have little or no control, including:

     - the internal review process by the government agencies for bid acceptance;

     - changes to the bidding procedure by the government agencies;

     - changes in government administrations;

     - the budgetary restrictions of government entities;

     - the competition generated by the bidding process; and

     - the possibility of cancellation or delay by the government entities.

     Any delay in the bidding process, changes to the bidding practices and policies, the failure to receive the bid or the failure to execute a contract may disrupt our financial results for a particular period and harm our business and financial condition.

OUR CONTRACTS WITH GOVERNMENTAL ENTITIES COULD BE VOIDED.

     Our contracts may be cancelled by either party upon 30 days' notice. Further, our competitors or other third parties could bring lawsuits, seek legislation or in other ways attempt to have our contracts voided by alleging incorrect procurement processes or otherwise protesting our contracts. This would harm our business, results of operations and financial condition.

ENTRANCE OF POTENTIAL COMPETITORS INTO THE MARKETPLACE COULD HARM OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE MARKET.

     We operate in a very competitive business environment. The market for online information services is rapidly evolving and intensely competitive, with few barriers to entry. Many companies exist that provide one or more parts of the products and services we offer. Moreover, government entities providing data to us are not subject to exclusive agreements with us. Thus data included in our products and services also may be included in those of our potential competitors. Many of our existing and potential competitors are national or international in scope, may have greater resources, and may devote a significantly greater amount of resources to development of their products and services than we do. These resources could enable our competitors to initiate price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. There can be no assurances that we will be able to successfully compete with new or existing competitors. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be harmed.

THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS MAY HARM THE TRADING PRICE OF OUR COMMON STOCK AND AFFECT OUR LONG-TERM VIABILITY.

     Our future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, any of which may harm our business. Many of these factors are outside our control and include:

     - the commencement, completion or termination of contracts during any particular quarter;

     - the introduction of new electronic government products and services by our competitors;

     - technical difficulties or system downtime affecting the Internet generally or the operation of our electronic government products and services; and

     - general economic and market conditions and economic conditions specific to the Internet and e-commerce.

Because we have a limited operating history, it is difficult to forecast the impact of these factors on our future revenues. Our long-term viability depends on, among other things, a favorable impact of many of these factors on us. Due to the factors noted above, our revenues in a particular quarter may be lower than we anticipate and if we are unable to reduce spending in that quarter, our operating results for that quarter may be harmed. Our fixed costs in the short run are approximately $2,000,000. You should not rely on quarter-

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to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below your expectations. If this occurs, the price of our common stock may decline.

WE MAY LOSE THE RIGHT TO THE CONTENT DISTRIBUTED BY US, WHICH IS PROVIDED TO US ENTIRELY BY GOVERNMENT ENTITIES.

     We do not own or create the governmental content distributed to our vendors. We do not have an exclusive right to this content. We cannot assure you that these data sources will continue to be available in the future. Government entities could terminate their contracts to provide data. The loss or the unavailability of our data sources in the future, or the loss of our right to distribute some of the data sources, would harm our business, operating results and financial condition.

WE RELY ON THE TIMELINESS AND ACCURACY OF CONTENT PROVIDED TO US BY GOVERNMENT ENTITIES.

     We depend on the governments with which we contract to supply information and data feeds to us on a timely basis to allow businesses and citizens to complete transactions and obtain government information. In addition, we are dependent upon the accuracy and reliability of government computer systems and data collection for the content of our systems. If the information provided to us is not timely, accurate or complete for any reason, our business, operating results and financial condition would be harmed.

WE MAY BE UNABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL.

     The recent growth in our business has resulted in an increase in the responsibilities for both existing and new management personnel. The loss of any of our executives or key employees, particularly O. F. Ramos, our Chief Executive Officer and President, Edward Jordan, our Chief Operating Officer, and William Knox North, our Chief Technology Officer, would likely harm our business. We do not currently maintain any key-man life insurance on our executives or key employees.

     In addition, we expect that we will need to hire additional personnel in all areas in 2000. Competition for personnel in the Internet industry is intense. We may not be able to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of our products and services. This training will require substantial resources and management attention.

TO BE SUCCESSFUL, WE MUST DEVELOP AND MARKET COMPREHENSIVE, EFFICIENT, COST-EFFECTIVE AND SECURE ELECTRONIC ACCESS TO PUBLIC INFORMATION AND NEW PRODUCTS AND SERVICES.

     Our success depends in part upon our ability to rapidly establish our own goods and services in all the principal governmental bodies in the United States. In order to increase revenues in the future, we must continue to develop products and services that businesses and citizens will find valuable, and there is no guarantee that we will be able to do so. If we are unable to develop products and services that allow us to attract, retain and expand our current user base, our revenues and future operating results may be harmed. We cannot assure you that the products and services we offer will appeal to a sufficient number of Internet users to generate continued revenue growth.

DEFICIENCIES IN OUR PERFORMANCE UNDER A GOVERNMENT CONTRACT COULD RESULT IN CONTRACT TERMINATION, REPUTATIONAL DAMAGE AND FINANCIAL LIABILITY.

     Each government entity with which we contract has the authority to review our performance. We cannot assure you that a future review will not find any material performance deficiencies that would lead to contract termination and possible liability for subscription refunds. Moreover, the consequent negative publicity could harm our reputation among other governments with which we would like to contract. All of these factors could harm our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary applications, documentation and processes we have developed in connection with the electronic government products and services we offer. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

     Additionally, it is possible that in the future we could become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. Additionally, licenses may not be available on acceptable terms or at all.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS.

     We anticipate that our current cash resources, combined with the net proceeds from the commitment of DemandStar's officers and directors to exercise their rights and their further commitment to purchase unsubscribed shares, the sale of Series A preferred stock and the sale of Series B preferred stock if 5,000,000 shares have not been subscribed for by the closing of the rights offering, will be sufficient to meet our present working capital and capital expenditure requirements for the next three or four months following the date of this prospectus. Thus, unless we raise significant capital from the rights offering, it will be necessary to raise additional capital through further debt and/or equity financings for our operations. If adequate funds are not available on acceptable terms, our ability to continue as a going concern will be adversely affected.

     Further, assuming we raise adequate capital in the rights offering, we subsequently may need to raise additional capital to do the following:

     - support our expansion into other states, cities, municipalities, federal agencies and internationally;

     - respond to competitive pressures; and

     - acquire complementary businesses or technologies, should such opportunities arise.

     We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services, to take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, operating results and financial condition.

OUR INABILITY TO MAINTAIN OR OBTAIN UPGRADES TO THE PRODUCTS AND SERVICES SUPPLIED BY OUR THIRD-PARTY TECHNOLOGY AND SERVICE PROVIDERS MAY CAUSE, AMONG OTHER THINGS, A DECLINE IN THE QUALITY OF SUCH PRODUCTS AND SERVICES.

     Our products and services are made possible by computer software, the Internet and telephony services provided by third parties. Our loss of, or inability to maintain or obtain, upgrades to the technology licenses or hardware systems deployed in our operating infrastructure by us or third parties could result in delays, which would adversely effect our ability to operate our business. This would cause our business and operating results to suffer until equivalent technology could be identified and implemented. If we are unable to maintain satisfactory relationships with third parties who provide services or products necessary to operate our network on acceptable commercial terms, or the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience a disruption in the delivery of products and services, which could have a negative impact on our business and, hence, our business and operating results.

WE MAY BE UNABLE TO INTEGRATE NEW TECHNOLOGIES AND INDUSTRY STANDARDS
EFFECTIVELY.

     Our future success will depend on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with industry standards and to address the increasingly sophisticated technological needs of our customers on a cost-effective and timely basis. Our ability to remain competitive will depend, in part, on our ability to:

     - enhance and improve the responsiveness, functionality and other features of the products and services we offer;

     - continue to develop our technical expertise;

     - develop and introduce new services, applications and technology to meet changing customer needs and preferences; and

     - influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

     We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our results of operations could be harmed.

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

WE MAY HAVE DIFFICULTY INTEGRATING BUSINESSES INVOLVING OR GENERATING ACCEPTABLE RETURNS FROM FUTURE ACQUISITIONS OR INVESTMENTS.

     We may in the future make selective acquisitions or strategic investments in complementary businesses, products, services or technologies. If we buy a company, we could have difficulty in integrating and assimilating that company's operations, technologies, products and personnel. In addition, the key personnel of the acquired company may decide not to work for us, leaving us without any experience in a new market. These difficulties could disrupt our ongoing business and distract our management and employees. We may not successfully overcome these and other problems encountered in connection with potential acquisitions or strategic investments. In addition, an acquisition could materially impair our operating results by diluting our shareholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

RISKS TYPICAL OF THE INTERNET INDUSTRY

IF THE INTERNET INFRASTRUCTURE FAILS TO DEVELOP OR BE ADEQUATELY MAINTAINED, OUR BUSINESS WOULD BE HARMED BECAUSE USERS MAY NOT BE ABLE TO ACCESS OUR GOVERNMENT PORTALS.

     Our success depends on the increase in Internet usage generally and in particular as a means to access public information electronically. This in part requires the development and maintenance of the Internet infrastructure. If this infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our systems. Among other things, this development and maintenance will require a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services. If our customers cannot access our website because of network failures at or near their location or because of more global failures or even slowdowns in the Internet, our business would be adversely affected because of their perception of a problem at our site. If the failure were at or near our site, our business would be adversely affected. We have not experienced a global failure. Some customers have reported temporary outages of a short duration probably due to their own Internet connections. To date, our Internet connection has not experienced significant disruption.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. If the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our systems. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. If the Internet infrastructure is not adequately developed or maintained, use of our products and services may be reduced.

WE MAY BE HELD LIABLE FOR CONTENT THAT WE OBTAIN FROM THIRD PARTIES, INCLUDING GOVERNMENT AGENCIES.

     Because we aggregate and distribute sometimes private and sensitive public information over the Internet, we may face potential liability for defamation, negligence, invasion of privacy and other claims based on the nature and content of the material that is published on our network. Most of the agreements through which we obtain consent to disseminate this information do not contain indemnity provisions in our favor. These types of claims have been brought, sometimes successfully, against online services and Web sites in the past. In addition, some of the content provided on our network is drawn from data compiled by other parties, including governmental and commercial sources. This data may have errors. If our content is improperly used or we supply incorrect information, it could result in unexpected liability.

CONCERNS OVER TRANSACTIONAL SECURITY MAY HINDER THE GROWTH OF OUR BUSINESS.

     A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Any breach in our security could expose us to a risk of loss or litigation and possible liability. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of the algorithms we use to protect customer transaction data may occur. Because we provide information released from various government entities, we may represent an attractive target for security breaches.

     A compromise of our security, whether real or perceived, could severely harm our business. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions or incur direct damage to our business. Also, should hackers obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our products and services, we may receive negative publicity, incur liability to our customers or lose the confidence of the governments with which we contract, any of which may cause the termination or modification of our government contracts.

     We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all. We are not aware of any past or current breaches in our security, nor are we aware of any attempts to breach our security.

GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT THE OPERATION AND GROWTH OF OUR BUSINESS.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address these issues including user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our cost of operations and harm our business. For example, the Federal Communications Commission may, in the future, reconsider its ruling that Internet access service is not "telecommunications" and may decide that Internet service providers must pay a percentage of their gross revenues as a "universal service contribution." If the Federal Communications Commission were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business may increase, and we may not be able to recover these costs from our customers. As a result, our business and financial condition could be harmed.

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

OUR BUSINESS MAY BE AFFECTED NEGATIVELY BY YEAR 2000 ISSUES.

     We cannot assure you that the software systems that we use for systems management, network monitoring, quality assurance, applications and information and transaction processing do not contain undetected errors or defects associated with Year 2000 data functions. Further, we cannot assure you that our network systems acquired from third parties do not contain undetected errors or defects. If any such errors or defects do exist, we may incur material costs to resolve them.

     Because our products and services depend significantly on information provided by and transactions conducted with our government clients, our ability to deliver services and transactions properly to our customers depends on these government clients being Year 2000 ready. We cannot assure you that our government clients are Year 2000 ready. If they are not, their information systems may be disrupted and our ability to provide services and transactions curtailed. Our business, results of operations and financial condition would be harmed as a result.

     In addition, the software and systems of financial institutions, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 ready. If these entities are not Year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network. If a prolonged failure of this type occurs, our business and financial condition would be harmed.

OUR SYSTEMS MAY FAIL OR LIMIT USER TRAFFIC.

     We cannot assure you that during the occurrence of fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events that the modem banks and direct dial-up connections we have to serve as back-up systems will not prevent damage to our systems or cause interruptions to our services. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our network and could cause our clients to terminate agreements with us. If any of these circumstances occurred, our business could be harmed.

     Our systems must accommodate a high volume of traffic and deliver frequently updated information. These systems may experience interruptions due to any failure or delay by government agencies in the transmission or receipt of this information. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our systems. Many of these providers and operators have experienced significant outages in the past due to system failures unrelated to our systems, holidays and heavy user traffic, and could experience the same outages, delays and other difficulties in the future. Any of these system failures could harm our business, results of operations and financial condition.

RISKS PARTICULAR TO THIS OFFERING

THE EXERCISE OF YOUR RIGHTS IS IRREVOCABLE.

     Once you exercise your rights, you may not revoke the exercise. You will not receive interest on your subscription funds delivered to our subscription agent upon the exercise of your rights pending delivery of certificates for your shares and the return of any funds not applied to the purchase of such shares.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK SO THE TRADING PRICE MAY BE LESS THAN THE SUBSCRIPTION PRICE.

     There has been no public market for our common stock, and we cannot assure you that an active public market will develop. The subscription price for the rights was determined by our board of directors based on, among other considerations, an independent valuation of our business, our assets and other recognized criteria of investment value, such as book value, cash flow, losses and financial condition. Notwithstanding the independent calculation which can be considered speculative given DemandStar's limited operating history, the subscription price is not necessarily indicative of the market price of our common stock after the offering, which price may fall below the subscription price. We cannot assure you that if a trading market develops in our common stock, that the stock will trade at prices in excess of the subscription price at any time after the date of this prospectus.

HTE'S VOTING CONTROL FOR THE FORSEEABLE FUTURE AFTER THIS OFFERING COULD PREVENT A CHANGE OF CONTROL.

     Our Series A preferred stock and common stock generally vote as one class on all matters presented to shareholders for consideration. On each shareholder vote, our common stock is entitled to one vote and our Series A preferred stock is entitled to vote a percentage of our votes generally ranging from 19.9% to 50%. Prior to the closing of the rights offering, all outstanding shares of our Series A preferred stock will be issued to HTE. Thus, as a result of ownership of our capital stock by HTE and by four of our directors who are also directors of HTE, HTE will have effective voting control of DemandStar since HTE will have upon the closing of this offering, assuming all rights are exercised, approximately 29.1% voting control. As a result, HTE's directors and officers will be able to control the outcome of substantially all matters submitted to our shareholders for approval, including the election of directors and any proposed merger, liquidation, transfer or encumbrance of a substantial portion of its assets, or amendment to our charter to change our authorized capitalization or otherwise. This concentration of voting power may also have the effect of delaying or preventing a change in control of DemandStar even if it would be beneficial to our shareholders. So long as HTE holds all of the outstanding shares of Series A preferred stock, its minimum percentage of voting control will be 19.9%. Assuming 19.9% constitutes effective control, then HTE will always maintain effective control. Further, if any of DemandStar's shareholders, individually or as a voting group, hold 10% or more of DemandStar's outstanding common stock and HTE holds all of the Series A preferred stock, the Series A preferred stock will provide HTE with additional voting power equal to the greater of 19.9% or the voting percentage held by each such 10% shareholder or 10% voting group, plus 10,000 votes. However, that additional voting power cannot exceed 50% after taking into account all of HTE's voting stock.

YOU WILL NOT KNOW THE ACTUAL PERCENTAGE OF COMMON STOCK HTE WILL OWN AND CONTROL UNTIL AFTER THE CLOSE OF THE RIGHTS OFFERING.

     HTE's actual ownership percentage and control will depend on the number of rights that are exercised by holders of rights. The fewer the rights exercised, the greater the percentage of common stock HTE will control.

THE PRESENCE OF INTERLOCKING DIRECTORS AND OFFICERS BETWEEN HTE AND DEMANDSTAR WILL CREATE POTENTIAL CONFLICTS OF INTEREST.

     Some of our directors and officers also are directors, officers or employees of HTE and, in most cases, either own, or hold an option to purchase, equity securities of HTE. As a result, these executive officers have inherent conflicts of interest when making decisions related to transactions between us and HTE. HTE's ability to control matters listed above together with the potential conflicts of interest of its directors and executive officers who also serve as directors and executive officers of DemandStar, could adversely affect the trading price and liquidity of our common stock. These factors could limit the price that investors might be willing to pay for our common stock in the future.

MANAGEMENT PERSONNEL SERVING BOTH HTE AND DEMANDSTAR MAY SUFFER COMPETING CLAIMS ON THEIR TIME WHICH MAY PLACE DEMANDS ON DEMANDSTAR'S RESOURCES.

     Personnel serving as both our officers and key employees and those of HTE have committed to devote varying amounts of their business time to us. Messrs. Gornto and Markey are the only officers of DemandStar who are also officers of HTE. Mr. Gornto devotes all of his business time to HTE and DemandStar, dividing the time equally between the two companies. Mr. Markey spends approximately 1 to 4 days a month of his business time on DemandStar matters and 1 to 2 days a month of his business time on HTE matters. In addition, Susan Falotico, an officer of HTE, currently devotes approximately 70% of her business time to HTE and approximately 30% of her business time to DemandStar; however, in the near future, the amount of business time she will devote to DemandStar is expected to decrease to approximately 10% of her total time. The competing claims upon each officer's time and energies could divert his attention from our affairs, placing additional demands on our resources. The efforts of all or any of these individuals may be insufficient to meet both our needs and those of HTE. If we were deprived of access to key members of our management team or other personnel, or lose access to such services altogether, our business, prospects, results of operations and financial condition could be materially adversely affected.

THE TERMS OF THE HTE-DEMANDSTAR INTERCOMPANY AGREEMENTS WERE NEGOTIATED IN THE CONTEXT OF A PARENT-SUBSIDIARY RELATIONSHIP AND MAY NOT BE ON AS FAVORABLE TERMS AS THIRD-PARTY AGREEMENTS.

     In contemplation of the rights offering, we have entered into, or will be entering into, intercompany agreements with HTE including the investment distribution agreement, the tax sharing and indemnity agreement, the services agreement and the registration rights agreement, for the purpose of defining our on-going relationship with HTE following the rights offering. We cannot assure you that the terms of these agreements, or the related transactions, will be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties.

WE MAY HAVE LIABILITIES IF WE ARE DEEMED A MEMBER OF HTE'S CONSOLIDATED TAX
GROUP.

     If the rights offering is not fully subscribed, we may be deemed a member of HTE's consolidated tax group under federal income tax law until the DemandStar securities held by HTE do not constitute either 80% of the voting power or the market value of DemandStar's outstanding stock. Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules may apply under state income tax laws. If HTE or members of its consolidated tax group, other than us and our subsidiaries, fail to pay tax liabilities arising prior to the time that we are no longer a member of HTE's consolidated tax group, we could be required to make payments in respect of these tax liabilities. Such payments could materially adversely affect our financial condition.

INVESTORS DO NOT KNOW THE IDENTITY OF ALL OF THE PERSONS WHO WILL SERVE AS DIRECTORS.

     We currently have four directors, who are also officers and/or directors of HTE. DemandStar expects to propose the expansion of the board to add one or two additional persons, at least one of which will be unaffiliated with HTE and DemandStar. Therefore, investors do not know the identity of all the persons who will serve on our board and be responsible for our affairs. We have not currently identified any particular person whom we propose serve as an additional director.

     The interests of HTE may conflict with the interests of other shareholders, and the actions it takes or approves may be contrary to those desired by the other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of DemandStar by a third party.

OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN WAYS THAT MAY NOT INCREASE OUR OPERATING RESULTS OR MARKET VALUE.

     We intend to use all of the net proceeds from this offering to fund anticipated operating losses, to develop new products and services, to expand into new geographic markets, to further develop our infrastructure and technology, and for working capital and other general corporate purposes. We have not designated any specific use for any specific portion of the net proceeds. Therefore, our management will retain significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways in which you do not agree. Until the proceeds are needed, we plan to invest them in investment-grade, interest-bearing securities. The failure of our management to apply such funds effectively could harm our business.

YOU ARE UNLIKELY TO RECEIVE DIVIDENDS FOR THE FORESEEABLE FUTURE.

     We have not paid dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain any future earnings to fund the development and expansion of our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. It is unlikely that an investor in our common stock will derive current income from dividends resulting from ownership of our common stock. This means that your potential for economic gain from ownership of our common stock depends on an appreciation in value of our common stock and will only be realized upon a sale of the stock at a price higher than your purchase price.

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK WILL BE ELIGIBLE FOR FUTURE SALE.

     Upon the closing of this offering, there will be issued and outstanding 20,732,351 shares of our common stock, assuming all rights for the 18,811,330 shares offered under this prospectus are exercised. Of that amount outstanding, 18,811,330 shares that we are offering will be freely tradeable without restriction, except for any shares purchased by "affiliates" of ours as defined in Rule 144 under the Securities Act, and 1,921,021 shares will be "restricted securities" as that term is in Rule 144. Such restricted securities will be available for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who is not our affiliate and who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions, and after holding the securities for two years, may freely trade them. Under Rule 144, affiliates of ours holding restricted securities may only sell them after holding them for one year and only within the parameters of Rule 144 governing the timing, manner and volume of sales of such shares.

     Following consummation of the rights offering, HTE will hold 1,250,000 shares of restricted DemandStar stock. HTE also has the right to acquire an additional 1,250,000 shares of DemandStar stock pursuant to the conversion of its Series A preferred stock and the exercise of its warrants. In addition, Messrs. Ramos, Gornto, Markey and Moses have the right to acquire an aggregate of 500,000 shares upon exercise of their warrants. The issued and outstanding shares held by HTE will be available for resale under Rule 144 in June 2000. In addition, DemandStar has entered into a registration rights agreement with HTE which grants to HTE registration rights with respect to shares of DemandStar common stock that it holds. These registration rights effectively allow HTE to sell all of its shares of common stock approximately one year after the closing of the rights offering and to participate as a selling shareholder in future public offerings by DemandStar.

     In addition, 4,000,000 shares of our common stock are reserved for issuance under our 1999 Employee Incentive Compensation Plan. Following the consummation of the rights offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares reserved for issuance under the 1999 Employee Incentive Compensation Plan. This registration statement will automatically become effective upon filing.

     We are also likely to issue large amounts of additional common stock in the future in connection with our plans to raise additional capital and in connection with possible acquisitions. These shares will become available for resale at various dates in the future.

     Sales under Rule 144 may have a depressive effect on the market price of our common stock due to the potential increased number of publicly held securities. The timing and amount of sales of common stock made pursuant to other filed registration statements could also have a negative impact on the market price of our common stock. Our outstanding stock options and warrants are likely to be exercised, if at all, at a time when we otherwise could obtain a price for the sale of our common stock that is higher than the exercise price per share of such options or warrants. Any such exercise or the possibility of such exercise may impede our efforts to obtain additional financing through the sale of additional securities or make such financing more costly.

IT IS DIFFICULT TO PREDICT WHETHER A MARKET FOR OUR STOCK WILL DEVELOP, AND THE MARKET PRICE OF OUR STOCK WILL LIKELY BE VOLATILE.

     Prior to the closing of the rights offering you could not purchase DemandStar common stock publicly. There is no assurance that a trading market will develop after the closing of the offering. If a trading market does in fact develop for our common stock, it will initially be on the NASD OTC Electronic Bulletin Board, or quoted on what is commonly known as the "pink sheets," and there can be no assurance that it will be sustained. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of our common stock.

     We cannot assure you that investors will develop an interest in our common stock so that a trading market develops or, if a trading market does develop, how active that trading market will be or whether it will be sustained. A number of specific factors that may affect the price and liquidity of our securities, include:

     - actual or anticipated fluctuations in our quarterly operating results;

     - announcements of new contracts or applications;

     - operating results that vary from investors' expectations as to our future financial performance or changes in financial estimates;

     - announcements of technological innovations or new services by us or our competitors;

     - announcements by us or our competitors of significant contracts, acquisitions, joint ventures, capital commitments, the results of the rights offering and the status size of our network;

     - announcements by third parties of significant claims or proceedings against us;

     - future sales or issuances of equity by us;

     - change in the status of our intellectual property rights; and

     - the operating and stock price performance of other comparable companies.

     In addition, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many Internet-related companies. Stock prices for Internet-related companies are often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. If our stock price is volatile, a securities class action may be brought against us. Class action litigation could result in substantial costs and divert our management's attention and resources.

IT MAY BE DIFFICULT FOR INVESTORS TO SELL OUR COMMON STOCK IF OUR COMMON STOCK IS NOT LISTED ON NASDAQ.

     An investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock. After the closing of this offering, and if we meet the initial listing criteria, we intend to file an application to Nasdaq for quotation of our common stock on the Nasdaq SmallCap Market or the Nasdaq National Market System. If our application is approved, the continued trading of our common stock on Nasdaq will be conditioned upon DemandStar meeting Nasdaq's criteria for continued listing.

     The NASD, which administers Nasdaq, requires that, in order for a company's securities to be listed for quotation on the Nasdaq SmallCap Market, the company must meet the following initial criteria:

     - at least $4,000,000 in net tangible assets, or $50,000,000 in market capitalization, or $750,000 of net income in 2 of the last 3 fiscal years;

     - a public float of at least 1,000,000 shares;

     - a market value of the public float of at least $5,000,000;

     - a minimum bid price of at least $4.00 per share;

     - at least 300 round lot shareholders; and

     - at least 3 registered and active market makers.

Continued inclusion on the Nasdaq SmallCap Market requires the following:

     - at least $2,000,000 in net tangible assets, or a $35,000,000 market capitalization or $500,000 in net income in 2 of the last 3 fiscal years;

     - a public float of at least 500,000 shares;

     - a market value of the public float of at least $1,000,000;

     - a minimum bid price of at least $1.00 per share; and

     - at least 2 registered and active market makers.

     The NASD requires that in order for a company's securities to be listed for quotation on the Nasdaq National Market System, where that company does not have a two-year operating history and does not have a pre-tax income of $1,000,000 in the last fiscal year or two of the last three fiscal years, the company must meet the following initial criteria:

     - a market capitalization of at least $75,000,000 or total assets and total revenue each of at least $75,000,000 for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

     - a public float of at least 1,100,000 shares;

     - a market value of the public float of at least $20,000,000;

     - a minimum bid price of at least $5.00 per share;

     - at least 400 round lot shareholders; and

     - at least 4 registered and active market makers.

For continued inclusion on Nasdaq National Market System, a company must continue to maintain the criteria set forth in the above bullet points, except that (1) the market capitalization, or each of total assets and revenues, requirement is $50,000,000, and (2) the market value of the public float requirement is $15,000,000.

     If the Company fails to meet any of these criteria, or once listed for quotation it fails to maintain the minimum criteria, the common stock will be traded on the NASD OTC Electronic Bulletin Board or in what is currently referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock.

OUR STOCK MAY BE DEEMED "PENNY STOCK" WHICH MAY REDUCE TRADING ACTIVITY IN THE SECONDARY MARKET.

     Our common stock is being offered to rights holders at $1.00 per share. If the trading market for the common stock that subsequently develops is below $5.00 per share, and the common stock is not quoted on the Nasdaq system, the common stock will be subject to the penny stock rules and purchasers of shares may find it more difficult to sell their shares. Securities deemed "penny stocks" are subject to additional informational requirements in connection with any trades made in the penny stock. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The rights offering price is substantially higher than the pro forma net tangible book value of each outstanding share of common stock. After giving effect to the rights offering on a maximum offering basis, assuming rights are exercised for 18,811,330 shares, and assuming the purchase of 656,821 restricted shares by officers and directors of DemandStar upon exercise of their rights, a purchaser of the common stock will incur immediate and substantial dilution of about $0.20 per share, or 20% of such purchaser's investment in the common stock at an offering price of $1.00 per share, in that the net tangible book value of the common stock after the offering will be approximately $0.80 per share.

INVESTORS WILL EXPERIENCE FURTHER DILUTION UPON THE CONVERSION OF PREFERRED STOCK AND THE EXERCISE OF OPTIONS AND WARRANTS.

     We currently intend to finance a significant amount of the growth in the DemandStar network with shares of our common stock or other securities, cash or a combination of these items. We currently have 100,000,000 authorized shares of common stock. Upon the conclusion of the rights offering, we will have 20,732,351 shares of common stock outstanding, assuming maximum exercise of all rights. We initially have 4,000,000 shares of common stock reserved for options awarded or to be awarded under DemandStar's 1999 Employee Incentive Compensation Plan. In addition, we have 1,000,000 shares reserved for the exercise of warrants issued to HTE and DemandStar officers and directors, and 750,000 shares reserved for issuance upon the conversion of the Series A preferred stock. Accordingly, immediately following the closing of the rights offering, we will have 73,517,649 authorized but unissued and unreserved shares of common stock, assuming maximum exercise of all rights. Consequently, we will be able to finance our growth or acquisitions by issuing significant amounts of additional shares of common stock without obtaining shareholder approval of such issuances provided we comply with any applicable Nasdaq rules and regulations. To the extent we use common stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing shareholders, including the purchasers of common stock in the rights offering.

IF THE SHARES OF COMMON STOCK HELD BY HTE ARE DILUTED BELOW 35% OF THE OUTSTANDING, INVESTORS MAY EXPERIENCE FURTHER DILUTION BECAUSE HTE WILL CONTINUE TO BE ENTITLED TO 35% OF THE TOTAL DIVIDENDS PAID TO SHAREHOLDERS AND 35% OF THE TOTAL NET ASSETS DISTRIBUTED UPON LIQUIDATION.

     The Series A preferred stock held by HTE may in the future also result in additional dilution to the common shareholders. If at the time of a common stock dividend the shares of DemandStar common stock owned by HTE have been diluted below 35% of DemandStar's total outstanding shares of common stock as of the record date for the dividend, then so long as all of our Series A preferred stock is owned by HTE, HTE will be entitled to receive a dividend amount, which, when added to the dividends to be received by HTE with respect to its common stock, will equal 35% of the total dividend amount paid to all holders of DemandStar Series A preferred stock and common stock. In the event of a liquidation, if the shares of common stock held by HTE are diluted below 35% of DemandStar's total outstanding shares of common stock, then so long as all of our Series A preferred stock is owned by HTE, HTE will be entitled to receive liquidating distributions which, when added to the liquidating distribution to be received by HTE with respect to its common stock, will constitute 35% of the total net assets distributed to all holders of DemandStar Series A preferred stock and common stock. The 35% figure will be proportionately adjusted if at anytime following the closing of the rights offering HTE sells common stock which reduces its DemandStar common shareholdings below 35% of DemandStar's outstanding common stock.

YOU SHOULD BE AWARE OF THE TAX EFFECTS OF THE RECEIPT AND EXERCISE OF RIGHTS.

     In the case of a right transferred to a holder of HTE common stock in respect of that stock, the fair market value of the right will be taxable as follows:

     (1) first, as a dividend, up to the amount of HTE's current and/or accumulated earnings and profits, if any, attributable to the right;

     (2) then, as a non-taxable reduction of the shareholder's basis in the stock on which the right was distributed, up to the amount thereof; and

     (3) finally, if there is any excess between one and two above, as gain recognized as if the HTE common stock had been sold.

Such a right holder will not recognize any gain or loss on exercise of the right.

     In the case of a right transferred to a holder of an HTE stock option who is a director or employee of HTE, or a subsidiary of HTE, or to an employee of HTE, or a subsidiary of HTE, no income or gain will be realized on receipt of the right, but on exercise the rights holder will recognize ordinary income equal to the excess, if any, of the fair market value, as of the exercise date, of the DemandStar common stock received on the exercise of the right over the exercise price for the right. Although it should be the better view that the rules in the preceding paragraph apply to rights received with respect to HTE common stock in the case of an HTE shareholder that also holds HTE stock options or is an employee or director of HTE, it nevertheless is possible that the rules set forth in this paragraph would apply to those rights.

THE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE DOCUMENTS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

     If HTE were ever to lose voting control over us, provisions within our charter and by-laws could make it more difficult for a third party to gain control of us, even if a change in control might be beneficial to our shareholders. This could adversely affect the market price of our common stock. These provisions include, without limitation:

     - the elimination of the right to act by written consent by shareholders other than HTE so long as it holds a controlling interest in us;

     - the elimination of the right to call special meetings of the shareholders by shareholders other than holders of not less than 50% of the votes entitled to be cast at a special meeting;

     - the creation of a staggered board of directors; and

     - the ability of the board of directors to designate and issue preferred stock without shareholder consent.

SUBSCRIBERS ACQUIRING 20% OR MORE OF OUR COMMON STOCK MAY NOT HAVE VOTING RIGHTS UNDER FLORIDA'S CONTROL-SHARE ACQUISITIONS STATUTE.

     Subscribers exercising rights to acquire 20% or more of DemandStar's common stock may not have voting rights for these shares under Florida's Control-Share Acquisitions Statute. Florida law prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a control-share acquisition unless the holders of a majority of the corporation's voting shares, exclusive of shares held by officers of the corporation, inside directors or the acquiring party approve the granting of voting rights as to the shares acquired in the control-share acquisition. A control-share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors. The statute applies to Florida corporations having at least 100 shareholders, with their principal business, offices or assets located in Florida, and either more than 10% of their shareholders are Florida residents, more than 10% of the issued and outstanding shares are held by Florida residents, 1,000 shareholders reside in Florida.

THE OFFERING HAS BEEN APPROVED BY CALIFORNIA BLUE SKY AUTHORITIES BECAUSE OF THE OFFERING'S DEMINIMUS NATURE IN CALIFORNIA AND THE FACT THAT DEMANDSTAR WAS NOT REQUIRED TO DEMONSTRATE COMPLIANCE WITH SOME OF ALL OF CALIFORNIA'S MERIT REGULATIONS.

     The offering of the rights in California, and the shares of common stock issuable upon the exercise of the rights, have been approved by the California Department of Corporations because it deems the amount of securities being offered and sold in California pursuant to the offering to be deminimus and because the rights are being distributed, and the common stock sold, in California only to existing shareholders, as of the record date, of DemandStar's parent, HTE and its employees who were employees of HTE in accordance with the terms of this offering. In addition, also due to the reasons stated in the preceding sentence, the California Department of Corporations, for purposes of this offering, will not require DemandStar's compliance with some or all of the merit regulations as found in Title 10, California Code of Regulations, Rule
260.140 et seq.

Accordingly, this offering will not be subject to a merit review by the California Department of Corporations. Those merit regulations contain minimum price parameters for a stock offering and provide that an unseasoned company selling securities in California should demonstrate to the Department of Corporations that it has a reasonable anticipation of profitability within a reasonable period of time. In addition, those regulations generally provide that the company's corporate governance documents should meet certain shareholder democracy standards of the California Department of Corporations such as equal voting rights among equity holders, and that founders' shares of an issuer be subject to restrictions as to amount issued and transferability.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

     - business strategy;

     - plans for hiring additional personnel;

     - plans for the introduction of new government products and services;

     - anticipated sources of funds, including the proceeds from this offering, to fund our operations for the twelve months following the date of this prospectus; and

     - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "plan," "intend," "continue" or other similar or comparable terminology. These statements discuss future expectations and predictions and other forward-looking information. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our expectations will be correct. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. When considering such forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

                                  THE OFFERING

     DemandStar is distributing no-cost rights to HTE which, in turn, is distributing those rights, at no cost, to:

     - holders of outstanding shares of HTE common stock on March 6, 2000;

     - persons entitled to HTE stock options as of December 16, 1999 and who are also employees or directors of HTE, or a subsidiary of HTE, as of February 1, 2000; and

     - persons who are employees of HTE, or a subsidiary of HTE, as of February 1, 2000.

     Each holder of shares of HTE common stock on the record date of March 6, 2000 will receive one right for every share of HTE common stock owned on that date. Investors should be aware that generally to be considered a shareholder of HTE common stock as of the record date, an HTE shareholder would have had to acquire HTE shares of common stock on or before two business days before the record date since it takes three days, with the third day being the settlement date, to process an acquisition of publicly traded stock. Each person who held HTE stock options as of December 16, 1999 pursuant to an HTE stock option agreement, who is also an employee or director of HTE, or a subsidiary of HTE, as of February 1, 2000, will receive one right for each share that he has such a vested option and/or unvested option to acquire. Each person who is an employee of HTE, or a subsidiary of HTE, as of February 1, 2000 will receive 200 rights. Each right will carry a basic subscription privilege which entitles the holder to purchase one share of DemandStar common stock. No fractional rights or shares will be issued. We are offering up to 18,811,330 shares in the aggregate.

     At the closing of the rights offering, HTE will purchase the 18,811,330 shares of DemandStar common stock being registered in this offering for the price of $1.00 per share. The aggregate purchase price will be evidenced by a non-interest bearing promissory note payable to DemandStar in the principal amount of $18,811,330, which shall be delivered and immediately thereafter repaid at the closing of the offering from the proceeds received from investors who exercise their rights and purchase DemandStar common stock from the shares purchased by HTE pursuant to the non-interest bearing note.

     Immediately after the closing of the offering, DemandStar will file a post-effective amendment to this registration statement to de-register any underlying shares of common stock not subscribed for by rights holders at closing. The note will provide that such de-registered restricted shares shall be redeemed by DemandStar in exchange for the then outstanding balance due under the note.

PURPOSE OF THE OFFERING

     HTE, which develops, markets, implements and supports fully integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments and other municipal agencies and for public and private utilities, is, through this rights offering, spinning off its Internet-based subsidiary, DemandStar. The rights offering is essentially DemandStar's initial public offering. The rights offering is different than a traditional initial public offering in that it is initially directed only to HTE's shareholders, option holders, directors and employees. This offering is also different than a typical spin-off in that HTE shareholders, option holders and employees will be offered a right to buy DemandStar common stock instead of DemandStar common stock being issued only to HTE shareholders and without consideration. The primary purpose of the offering is to obtain additional capital, create an initial public market for our common stock and facilitate future access to public markets. DemandStar believes that the rights offering has an advantage over a traditional initial public offering because it gives DemandStar the opportunity to offer its common stock to persons who already have an initial interest in DemandStar.

     The rights offering should benefit HTE shareholders by:

     - allowing our Internet business, with its own unique market opportunity and risk/reward profile, to be evaluated by investors independently of HTE's other traditional businesses, which should increase DemandStar's financial flexibility in the capital markets;

     - enabling HTE shareholders to increase or decrease their level of direct investment in us by acquiring our common stock initially in the rights offering and, thereafter, in the open market and/or selling any of our common stock distributed to them;

     - allowing HTE and us to pursue different operating strategies, given our different business environments and competitive market conditions; and

     - permitting HTE to benefit from increases, if any, in the market value of its retained equity interest in us.

     In addition, the rights offering should provide HTE benefits by rewarding HTE employees and option holders.

     On March 6, 2000, the record date for determining eligible HTE shareholders, the closing sale price for HTE common stock, which is traded on the Nasdaq National Market System, was $3 3/16 per share. The value of a share of DemandStar common stock was appraised at $0.79 as of December 12, 1999, pursuant to an appraisal conducted by Southeast Appraisal Resource Associates, Inc.

EXPIRATION DATE

     The rights will expire at 5:00 p.m., EST, on May 1, 2000 unless extended by us. In no case will we extend the time to exercise the rights past May 16, 2000. After expiration of the offering period, unexercised rights will be null and void and no longer exercisable by the holder. We will not be obligated to honor any purported exercise of rights received by the subscription agent after the expiration time, regardless of when the documents relating to such exercise were sent, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. Notice of any extension of the expiration time will be made through a press release issued by DemandStar.

SUBSCRIPTION PRIVILEGES

     Each right grants to each HTE shareholder as of the record date of March 6, 2000 a subscription privilege which entitles him to purchase one share of DemandStar common stock. Investors should be aware that generally to be considered a shareholder of HTE common stock as of the record date, an HTE shareholder would have had to acquire HTE shares of common stock on or before two business days before the record date since it takes three days, with the third day being the settlement date, to process an acquisition of publicly traded stock. In addition, each person who held HTE stock options as of December 16, 1999 pursuant to an HTE stock option agreement, and who is also an employee or director of HTE, or a subsidiary of HTE, as of February 1, 2000, will receive one right for each share that he has such a vested and/or unvested option to acquire. Furthermore, each person who is an employee of HTE, or a subsidiary of HTE, as of February 1, 2000 will receive 200 rights. We will send you certificates representing shares that you purchase with your subscription privilege as soon as practicable after the rights offering closes.

DETERMINATION OF SUBSCRIPTION PRICE

     Prior to the rights offering, there has been no public market for DemandStar's common stock. Our board determined the subscription price based upon, among other considerations, an independent valuation of our business by Southeast Appraisal Associates, Inc. as of December 12, 1999. In estimating the fair market value of DemandStar's common stock, Southeast Appraisal Resource Associates, Inc. employed a form of sales comparison approach, being revenue multiples, and a discounted cash approach. Together with the independent valuation conducted by Southeast Appraisal Resource Associates, Inc., our board considered our business potential and prospects and the fact that we are an early-stage company. We believe, however, that any valuation of our business, given its limited history, is highly speculative. Accordingly, the actual value or resale value of our common stock may be significantly higher or lower than the subscription price for the rights.

PLAN OF DISTRIBUTION -- SUBSCRIPTION AGENT, BROKER-DEALER AND INFORMATION AGENT

     DemandStar is making this rights offering directly to eligible HTE shareholders, option holders, employees and directors. For purposes of complying with the blue sky securities laws of Delaware, Idaho, Illinois, Maryland, Oregon and Utah, DemandStar will engage the services of a licensed broker-dealer to act as DemandStar's broker-dealer of record in those 6 states. Such broker-dealer will not receive any compensation or other remuneration for such services, but will be reimbursed for its accountable expenses up to an agreed upon amount. DemandStar will also indemnify such broker-dealer against specified liabilities, including liabilities under the Securities Act, which it may incur in connection with services rendered by it. Where shares are held indirectly through a broker, bank or other institution, DemandStar will reimburse the institutions' reasonable out-of-pocket costs in distributing this prospectus and other materials to beneficial owners of the stock.

     Under the securities laws of the states, the rights may not be distributed and the underlying securities sold unless the securities have been registered or qualified for sale in the states or an exemption from that requirement is available and is complied with by DemandStar.

     DemandStar has appointed its transfer agent, Continental Stock Transfer & Trust Company, to assist with the rights offering in the role of subscription agent. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery, if applicable, to the subscription agent. The address to which these documents and payment should be delivered is:

          Continental Stock Transfer & Trust Company
          2 Broadway, 19th Floor
          New York, NY 10004
          Telephone: (212) 509-4000 (x-535)
          Facsimile: (212) 616-7610

     The subscription agent will hold all subscriptions and subscription proceeds in escrow until the earlier of the termination or close of the rights offering and the acceptance or rejection of the subscription by DemandStar. The subscription agent will be responsible for delivering stock certificates and refunds to rights holders if the rights offering is terminated or if a subscription certificate is rejected. Subscription proceeds will be held in the escrow account. Subscribers may not withdraw funds from the escrow account. Escrowed proceeds will be released to DemandStar on the date that the applicable subscription certificate is accepted by DemandStar. DemandStar will pay the fees and expenses of the subscription agent in connection with the rights offering.

     DemandStar may also engage the services of an information agent to assist DemandStar in the provision of information related to the offering to prospective investors. In exchange for services provided by any such information agent, DemandStar would expect to pay a customary fee and reimbursement of reasonable expenses incurred.

     If you have questions or need assistance concerning the procedure for exercising the rights, or if you would like additional copies of this prospectus, the Instructions for Subscription Certificates or the Notice of Guaranteed Delivery, you should contact us, whereupon we may direct you to our information agent if we have retained one.

EXERCISE OF RIGHTS

     You may exercise your rights, in whole or in part, by delivering to the subscription agent, at or prior to 5:00 p.m., EST, on May 1, 2000, or such later date as to which DemandStar may extend the rights offering:

     - Your properly completed and duly executed subscription certificate; and

     - Any required signature guarantees or other supplemental documentation;
       and

     - Your payment in full of $1.00 per share of DemandStar common stock subscribed for under the subscription privilege.

     DemandStar may reject any subscription documents the subscription agent receives after 5:00 p.m., EST, on May 1, 2000, regardless of when the documents were originally mailed.

METHOD OF PAYMENT

     Payments for the shares must be made in U.S. dollars for the full number of shares you have subscribed for either by:

     - check or bank draft drawn upon a U.S. bank payable to Continental Stock Transfer & Trust Company, as subscription agent, or

     - wire transfer of immediately available funds to the subscription agent. For detailed wiring instructions, contact the Reorganization Department at Continental Stock Transfer & Trust Company at (212) 509-4000 (x-535).

Any wire transfer of funds should clearly indicate the identity of the rights holder who is paying the subscription price by the wire transfer. Evidence of such wire transfer should be delivered to the subscription agent via facsimile at (212) 616-7610. The subscription price will be deemed to have been received by the subscription agent only upon:

     - clearance of any uncertified check,

     - receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or

     - receipt of good funds in the subscription agent's account designated above.

--------------------------------------------------------------------------------

     IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID IN THIS MANNER MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE RIGHTS EXPIRE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.
--------------------------------------------------------------------------------

GUARANTEED DELIVERY PROCEDURES

     If you want to exercise your rights, whether in whole or in part, but time will not permit your subscription certificate to reach the subscription agent on or prior to 5:00 p.m., EST, on May 1, 2000, you may exercise your rights if you satisfy the following guaranteed delivery procedures:

     - You send, and the subscription agent receives, payment in full for each share of common stock being purchased through the subscription privilege in the method described above under "The Offering -- Method of Payment," on or prior to 5:00 p.m., EST, on May 1, 2000;

     - You send, and the subscription agent receives, on or prior to 5:00 p.m., EST, on May 1, 2000, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of rights that you hold, and the number of shares of common stock that you wish to purchase under the subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three business days following the date of the notice of guaranteed delivery; and

     - You send, and the subscription agent receives, your properly completed and duly executed subscription certificate and the related nominee holder certification, if applicable, including any required guarantees, within three business days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth above under "The Offering -- Plan of Distribution -- Subscription Agent, Soliciting Agent and Information Agent" or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (212) 616-7610. You can obtain additional copies of the form of notice of guaranteed delivery by requesting it from the subscription agent at the same address.

SIGNATURE GUARANTEES

     Your signature on each subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, and required under the standards and procedures adopted by the subscription agent.

Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

     Signatures on the subscription certificate do not need to be guaranteed if:

     - the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such rights; or

     - the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

     If you hold shares of HTE common stock for others on March 6, 2000, you should provide a copy of this prospectus to the respective beneficial owners of those shares as soon as possible, ascertain such beneficial owners' intentions and obtain instructions with respect to the rights, as set forth in the instructions we have provided to you for your distribution to the beneficial owners. If the beneficial owner so instructs, you should complete subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of HTE common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of HTE common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

     If you are a beneficial owner of HTE common stock or you will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to contact your broker, custodian bank or nominee and request it to effect the transaction in accordance with your instructions. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should be aware that nominee record holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the expiration date for the rights.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

     If you do not specify the number of rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total subscription price for all of the shares that you indicate you wish to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the subscription agent receives from you.

     If your payment exceeds the total subscription price for all of the rights shown on your subscription certificate, your payment will be applied in the following order:

     - to subscribe for the number of shares, if any, that you indicated on the subscription certificate(s) that you wished to purchase through your subscription privilege; and

     - to subscribe for shares of common stock until your subscription privilege has been fully exercised.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable following the closing of the rights offering by mail, without interest or deduction.

OUR DECISIONS ARE BINDING

     All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us and our determinations will be final and binding. We reserve the right, in our sole discretion, to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We reserve the right, in our sole discretion, to reject any subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful. Neither HTE, DemandStar, the information agent, if any, the soliciting agent, if any, nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus should be directed to DemandStar at (407) 975-0000, whereupon we may direct you to our subscription agent or our information agent, if we have retained one.

RIGHT TO TERMINATE OR MODIFY RIGHTS OFFERING

     We may withdraw the rights and terminate the rights offering at any time prior to the expiration of the rights, for any reason. If we withdraw the rights and terminate the rights offering, any funds received from rights holders will be promptly refunded by the subscription agent without interest or penalty. The DemandStar board of directors, in its sole discretion, may amend the terms and conditions of the rights and the offering at any time prior to the expiration of the rights.

--------------------------------------------------------------------------------

     THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO HTE OR TO DEMANDSTAR. THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT AT OR PRIOR TO 5:00 P.M., EST, ON MAY 1, 2000.
--------------------------------------------------------------------------------

RESTRICTIONS ON TRANSFERABILITY OF RIGHTS

     The subscription rights may be exercised, in whole or in part, by the persons to whom the rights are granted. You may, however, transfer your rights to spouses and lineal descendants only. Otherwise, your subscription rights are not transferable.

PROCEDURES FOR DEPOSITORY TRUST COMPANY PARTICIPANTS

     We expect that you will be able to exercise your subscription privilege through the facilities of the Depository Trust Company. If your rights are held of record through the Depository Trust Company, you may exercise your basic subscription privilege by instructing the Depository Trust Company to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription privilege and your subscription price payment for each share you subscribed for under your subscription privilege.

MINIMUM SUBSCRIPTION AMOUNT

     We are conducting the rights offering on a best efforts basis. Thus, we cannot guarantee that any of our shares will be sold. The rights offering is not conditioned upon DemandStar's receipt of subscriptions for any minimum number of shares of DemandStar common stock. However, we may cancel the rights offering at any time prior to its completion, in which case all subscription payments will be returned without interest or penalty.

NO REVOCATION

     Once you exercise your subscription privilege, you may not revoke that exercise. Rights not exercised prior to their expiration will be null and void as of and after such time.

NO BOARD RECOMMENDATION

     An investment in DemandStar common stock must be made in accordance with each investor's evaluation of his or its best interest. Neither the board of directors of HTE nor the board of directors of DemandStar makes any recommendation regarding whether rights holders should exercise their rights.

NO FRACTIONAL SHARES

     If you are an HTE option holder subscribing for a fraction of a share, the number of shares you will be entitled to receive will be rounded up to the nearest whole number.

STATE AND FOREIGN SECURITIES LAW

     The rights may not be exercised by any person, and neither this prospectus, nor the subscription certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of DemandStar common stock in any jurisdiction in which such transactions would be unlawful.

     No action has been taken in any jurisdiction outside the United States to permit offers and sales of the rights or the offer, sale or distribution of the shares of DemandStar common stock. Consequently, DemandStar may reject subscriptions that relate to the exercise of rights by any holder of rights outside the United States, and DemandStar may also reject subscriptions from holders in jurisdictions within the United States and DemandStar may refuse to distribute rights to any eligible subscriber if DemandStar or HTE should determine that it may not lawfully issue securities to such subscribers. DemandStar and HTE may do so even if it could qualify the securities for sale or distribution by taking other actions or modifying the terms of the offering or the distribution in such jurisdictions which either corporation may decline to do in its sole discretion. In such event, rights holders who are residents of these jurisdictions will not be eligible to participate in the rights offering.

     Subscription certificates will not be mailed to eligible subscribers whose addresses are outside the United States or who have an APO or FPO military address, but will be held by the subscription agent for their account. To exercise such rights, these subscribers must notify the subscription agent by the expiration date and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law.

                                USE OF PROCEEDS

     The primary purposes of this offering are to obtain additional capital, create a public market for the common stock and facilitate future access to public markets. The gross proceeds to be received by DemandStar from the rights offering depends on the number of shares purchased in the rights offering. No assurance can be given as to the actual number of shares that will be purchased. Regardless of the number of shares purchased, DemandStar has estimated that the expenses for the offering will be approximately $522,576.

     We estimate that the net proceeds we will receive from the rights offering, assuming all rights are exercised, will be $18,288,754. Our calculation of net proceeds is net of estimated offering expenses of $522,576 payable by us. Assuming all rights are exercised in the offering over the next 12 months, DemandStar intends to use the net proceeds that it receives from the offering and HTE's investment in the following areas, which are listed in direct correlation to their order of priority:

                                                            APPROXIMATE    APPROXIMATE
USE OF PROCEEDS                                            DOLLAR AMOUNT     PERCENT
---------------                                            -------------   -----------
Working capital to hire additional employees and to cover
  the costs, including overhead, required to enable us to
  fulfill new and existing demand for products and
  services and to create new products and services.......   $7,300,000        39.92%
Working capital to enable us to expand into new
  geographic markets by hiring of additional sales and
  marketing personnel, attending trade shows, and
  developing additional marketing materials..............    3,000,000        16.40%
Payment on the HTE loan, which loan was used for our
  operations and at February 29, 2000 had an outstanding
  principal balance of $1,750,000, is accruing interest
  at 8% per annum and has a maturity date of October 31,
  2004...................................................      200,000         1.09%
Capital expenditures for additional technology,
  infrastructure and operating platforms.................    1,200,000         6.56%
General working capital and other general corporate
  purposes...............................................    6,588,754        36.03%

     To staff the expansion described above, we plan to hire approximately 20 to 35 people in research and development to create new products and services, 30 to 45 people in operations to satisfy existing demand, and 30 to 50 sales and marketing people to expand into new markets. The mix of hiring will depend on market response to new sales and marketing effort. Also, the hiring will depend on the level of experience of the people involved. In general, our goal is to hire people in anticipation of the expansion of our business.

     In addition, in the ordinary course of business we evaluate potential acquisitions of businesses and technologies. Although we have no current commitments or agreements with respect to any acquisition, we might in the future use a portion of the proceeds to pay for acquisitions.

     Even though the foregoing discussion pertains to the allocation of proceeds over 12 months, management estimates that gross proceeds of $12,500,000 will be sufficient to meet our capital needs for the next 18 months following the closing of the rights offering.

     This is not an underwritten offering and therefore no assurance can be given as to the number of rights that will be exercised. Officers and directors of DemandStar have committed to purchase a total of 656,821 restricted shares and up to an additional 718,568 restricted shares from unsubscribed rights for minimum proceeds in this offering of $1,375,389. These proceeds, plus $1,500,000 from the sale of Series A preferred stock and the sale of $2,000,000 of Series B preferred stock will result in approximately $4,352,813 of net proceeds to DemandStar, after deducting estimated offering expenses of $522,576. Such funds would be sufficient for DemandStar's operations for three to four months under DemandStar's current growth plan. However, those proceeds could be extended by scaling back DemandStar's growth plan and using those funds to meet its existing contractual commitments for its products and for general working capital and general corporate purposes. To continue operations beyond that period of time, DemandStar would need to obtain additional equity and/or debt financing. It currently has a line of credit from HTE in the amount of $1,750,000, which, as of February 29, 2000, has been fully drawn down. Other possible sources of funds may include financial lending institutions, bridge financing from institutional investors, and/or additional debt and/or equity offerings. We currently have not identified alternative financing sources, other than HTE's line of credit extended to DemandStar and the commitment of HTE and officers and directors of DemandStar to purchase $2,000,000 of Series B preferred stock if a minimum of 5,000,000 shares are not purchased in the offering. We may not be able to obtain additional financing on favorable terms or at all.

     Pending the uses set forth above, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing investments or accounts.

     The amounts we actually spend for these purposes may vary significantly and will depend on a number of factors, including the number of rights exercised, our future revenue and cash generated by operations and the other factors described under "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds.

                                DIVIDEND POLICY

     DemandStar has not declared or paid any cash dividends on its common stock since its inception and does not expect to pay any cash dividends on its common stock in the foreseeable future. DemandStar currently intends to retain future earnings, if any, to finance the expansion of its business.

                                    DILUTION

     As of December 31, 1999, DemandStar had a negative net tangible book value available to common shareholders of approximately $(1,290,770), or approximately $(1.03) per share of common stock. Net tangible book value per share of common stock represents the amount of DemandStar's tangible assets less total liabilities and preferred stock liquidation value, divided by 1,250,000 shares. After giving effect to the sale of maximum number of shares offered hereby at the subscription offering price of $1.00 per share, the purchase of 656,821 restricted shares by officers and directors of DemandStar upon exercise of their rights, and the application by DemandStar of the estimated gross proceeds, the pro forma net tangible book value as of December 31, 1999, would have been $16,677,381 or $0.80 per share. This represents an immediate increase in net tangible book value of $1.83 per share to HTE as the sole existing shareholder and an immediate dilution of $0.20 per share to new investors purchasing shares in the offering. The following table illustrates the per share dilution in net tangible book value per share to new investors in the offering.

                                                              MAXIMUM OFFERING
                                                              ----------------
Offering price per share....................................       $ 1.00
                                                                   ------
  Net tangible book value per common share as of December
     31, 1999, prior to the offering........................        (1.03)
  Increase in net tangible book value per common share
     resulting from the offering............................         1.83
                                                                   ------
Pro Forma net tangible book value per common share as of
  December 31, 1999, after the offering.....................       $ 0.80
                                                                   ======
Dilution to new DemandStar common shareholders..............       $ 0.20
                                                                   ======
Percentage Dilution.........................................           20%

     The following table summarizes the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by (i) our existing shareholders at December 31, 1999 and (ii) new investors purchasing shares of our common stock in the offering, assuming the maximum offering and the purchase of 656,821 restricted shares by officers and directors of DemandStar upon exercise of their rights, and before deducting the underwriting discounts and commissions and our estimated offering expenses payable by us.

                                                  AS OF DECEMBER 31, 1999
                               -------------------------------------------------------------
                                                        TOTAL CONSIDERATION
                                 SHARES PURCHASED              PAID
                               --------------------    ---------------------   AVERAGE PRICE
                                 NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                               ----------   -------    -----------   -------   -------------
Existing shareholders........   1,250,000      6.0%    $   800,000      3.9%       $0.64
New investors................  19,468,151     94.0%    $19,468,151     96.1%       $1.00
                               ----------    -----     -----------    -----
Total........................  20,718,151    100.0%    $20,268,151    100.0%       $0.98
                               ==========    =====     ===========    =====

                                 CAPITALIZATION

     The following table sets forth the capitalization of DemandStar as of December 31, 1999, on a pro forma basis to give effect to HTE's $1,500,000 investment. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and related notes included elsewhere in this prospectus.

                                                              DECEMBER 31, 1999
                                                          --------------------------
                                                                          PRO FORMA
                                                            ACTUAL       AS ADJUSTED
                                                          -----------    -----------
Note payable to HTE.....................................  $ 1,306,885    $ 1,306,885
                                                          -----------    -----------
Series B preferred stock(1).............................           --             --
                                                          -----------    -----------
Shareholders' equity:
  Series A preferred stock(2)...........................           --      1,500,000
  Common stock..........................................          125            125
  Additional paid-in capital............................      812,413        812,413
  Accumulated deficit...................................   (1,138,842)    (1,138,842)
                                                          -----------    -----------
     Total shareholders' equity.........................     (326,304)     1,173,696
                                                          -----------    -----------
     Total capitalization...............................  $   980,581    $ 2,480,581
                                                          ===========    ===========

-------------------------

(1) See "Description of Securities -- Series B Preferred Stock" for information regarding the terms of this security.
(2) See "Description of Securities -- Series A Preferred Stock" for information regarding the terms of this security. See also "Related Party
    Transactions -- Investment and Distribution Agreement."

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with DemandStar's financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information as of December 31, 1999, and for the period from June 18, 1999 to December 31, 1999, reflects the financial position and results of operations of DemandStar. The financial information as of December 31, 1998, and for the year ended December 31, 1998, and for the period from January 1, 1999 to June 17, 1999, reflects the financial position and results of operations of the Predecessor. The following selected financial information has been derived from and is qualified by reference to DemandStar's financial statements audited by Arthur Andersen LLP, independent certified public accountants, included elsewhere herein.

                                    INFORMATION ON DEMAND, INC.
                                           (PREDECESSOR)              DEMANDSTAR.COM, INC.
                                -----------------------------------   --------------------
                                                    FOR THE PERIOD       FOR THE PERIOD
                                                         FROM                 FROM
                                  FOR THE YEAR      JANUARY 1, 1999      JUNE 18, 1999
                                      ENDED               TO                   TO
                                DECEMBER 31, 1998    JUNE 17, 1999     DECEMBER 31, 1999
                                -----------------   ---------------   --------------------
STATEMENT OF OPERATIONS DATA:
Revenue.......................      $  33,718          $ 132,135          $   196,855
Operating expenses:
  Marketing and advertising...         12,350             15,866              304,800
  Research and development....        125,010            136,279              136,100
  General and
     administrative...........        177,069            250,349              651,520
  Depreciation and
     amortization.............             --                 --              215,969
                                    ---------          ---------          -----------
     Total operating
       expenses...............        314,429            402,494            1,308,389
                                    ---------          ---------          -----------
Operating loss................       (280,711)          (270,359)          (1,111,534)
Interest expense..............             --                 --               27,308
                                    ---------          ---------          -----------
Loss before income tax
  benefit.....................       (280,711)          (270,359)          (1,138,842)
Income tax benefit............             --                 --                   --
                                    ---------          ---------          -----------
     Net loss.................      $(280,711)         $(270,359)         $(1,138,842)
                                    =========          =========          ===========
Basic and diluted net loss per
  common share................                                            $     (0.91)
                                                                          ===========
Weighted average number of
  common shares outstanding...                                              1,250,000
                                                                          ===========

                                                INFORMATION ON
                                                 DEMAND, INC.
                                                 (PREDECESSOR)
                                               -----------------   DEMANDSTAR.COM, INC.
                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                               -----------------   --------------------
BALANCE SHEET DATA:
Cash.........................................      $  17,564            $  127,733
Working deficit..............................       (208,613)             (301,640)
Total assets.................................         19,255             1,311,391
Note payable to HTE..........................             --             1,306,885
Total shareholder's deficit..................       (208,613)             (326,304)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements, including the related notes, appearing elsewhere in this prospectus. This description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of the various factors set forth under "Risk Factors" and elsewhere in this prospectus.

GENERAL

     DemandStar is a provider of Internet-based procurement systems for government agencies. DemandStar's procurement systems enable governments to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies. HTE has financed our operations since our inception. These cash flows are not indicative of the cash flows that would have resulted had DemandStar been operating as a separate stand-alone company during the periods presented.

     DemandStar intends to enhance the features of its Internet business by improving on its existing "user-friendly" systems, and the addition of new features such as "blueprint downloading" capability. Blueprint downloading will allow agencies to submit blueprints electronically and allow vendors to retrieve the blueprints over the Internet. We believe that our operating expenses will significantly increase as a result of the financial commitments related to the development of marketing channels, system improvement and other capital expenditures. We expect to incur losses and generate negative cash flow from operations for the foreseeable future. In view of the rapidly changing nature of our business and our limited operating history, we believe that our historical operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

     The year ended December 31, 1998 was primarily a year of startup operations. Our predecessor focused on research, development and initialization of our predecessor's concept. There were minimal sales and marketing efforts during this year. The purchase of the business and net assets of Information On Demand, Inc. by DemandStar in June of 1999 enabled DemandStar to accelerate the growth and development of ideas, as well as increase sales and marketing efforts.

RESULTS OF OPERATIONS

     The following table shows certain statement of operations data expressed as a percentage of revenue:

                                             THE PREDECESSOR                THE COMPANY
                                   -----------------------------------   -----------------
                                                       FOR THE PERIOD     FOR THE PERIOD
                                                            FROM               FROM
                                                       JANUARY 1, 1999     JUNE 18, 1999
                                      YEAR ENDED             TO                 TO
                                   DECEMBER 31, 1998    JUNE 17, 1999    DECEMBER 31, 1999
                                   -----------------   ---------------   -----------------
Revenue..........................        100.0%             100.0%             100.0%
Operating expenses:
  Marketing and advertising......         36.6               12.0              154.8
  Research and development.......        370.8              103.1               69.1
  General and administrative.....        525.1              189.5              331.0
  Depreciation and
     amortization................           --                0.0              109.7
                                        ------             ------             ------
     Total operating expenses....        932.5              304.6              664.6
                                        ------             ------             ------
Operating loss...................       (832.5)            (204.6)            (564.6)
Interest expense.................           --                 --               13.9
                                        ------             ------             ------
Loss before benefit for income
  taxes..........................       (832.5)            (204.6)            (578.5)
Benefit for income taxes.........           --                 --                 --
                                        ------             ------             ------
     Net loss....................       (832.5)%           (204.6)%           (578.5)%
                                        ======             ======             ======

REVENUES

     Revenues include amounts received from vendors for registration fees and bid document mailings. Total revenues increased by 876% to $328,990 for the year ended December 31, 1999, from $33,718 for the year ended December 31, 1998. The increase in revenues is due primarily to the increased marketing effort in 1999 compared to the 1998 focus on research and development.

OPERATING EXPENSES

     MARKETING AND ADVERTISING EXPENSES. Marketing and advertising expenses increased 2496% to $320,666 for the year ended December 31, 1999, from $12,350 for the year ended December 31, 1998. The increase in marketing and advertising expenses is directly related to the increase in revenues and primarily resulted from an increased marketing strategy to promote DemandStar.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 118% to $272,379 for the year ended December 31, 1999, from $125,010 for the year ended December 31, 1998. In 1998, research and development was focused on product development. During the year ended December 31, 1999, the focus was on expanding our products' features and functionality and improving the stability and scalability of DemandStar's systems to support the growth that is anticipated.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, which include the costs of corporate operations, finance and accounting, human resources and other general operations, increased 409% to $901,869 for the year ended December 31, 1999, from $177,069 for the year ended December 31, 1998. The increase in general and administrative expenses is directly related to the growth in the volume of revenues and expenses. This growth was necessary to support the general operations and infrastructure of DemandStar.

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

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $215,969 resulted from the acquisition of our predecessor by DemandStar and the purchase of miscellaneous equipment and leasehold improvements during the year ended December 31, 1999. There were no comparable expenses in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to the purchase of our predecessor by DemandStar in June 1999, the operations were funded primarily through cash generated from operations and capital contributed from the sole shareholder of our predecessor.

     In conjunction with the purchase of our predecessor, HTE purchased 1,250,000 shares of DemandStar's common stock for $800,000. In addition to the stock purchase, HTE also loaned DemandStar $200,000 to purchase the business and specified net assets of our predecessor and $1,106,885 to fund operations, the terms of which loan were evidenced by a five-year term promissory note payable to HTE and dated October 31, 1999. As of December 31, 1999, the balance under the note was $1,306,885. To address the funding needs of DemandStar, in December 1999, our board of directors authorized management to (1) file a registration statement with the Commission on Form S-1 to pursue a rights offering of our common stock, (2) execute an investment and distribution agreement with HTE, and
(3) execute a Conditional Series B Stock Purchase Agreement with HTE and DemandStar officers and directors.

     Management believes that the funds generated by the transactions noted above will be sufficient to fund operations for at least the next 18 months provided DemandStar receives at least $12,500,000 in gross proceeds from the rights offering. Management also believes that DemandStar is dependent on the proceeds of this offering to meet the cash required to continue to support future operating expenses necessary to develop marketing channels and support the technical infrastructure of DemandStar. If at least $12,500,000 is not raised in the rights offering, DemandStar may be required to seek additional capital through subsequent debt and/or equity financing. For example, if only $4,352,813 of cash is available from the rights offering, which assumes exercise of rights by management of DemandStar and HTE's contingent contributions net of estimated offering expenses, that amount will satisfy the cash requirements of DemandStar for approximately three to four months under DemandStar's current growth plan. However, these proceeds could be extended by scaling back DemandStar's growth plan and using those funds to meet its existing contractual commitments for its products and for working capital and general corporate purposes. If offering proceeds are insufficient for DemandStar to fully implement its business plan, DemandStar will be required to seek additional debt and/or equity funding. We currently have not identified alternative financing sources, other than HTE's line of credit extended to DemandStar and HTE's commitment to purchase $2,000,000 of Series B preferred stock if a minimum of 5,000,000 shares are not purchased in the offering. Other possible sources of funds may include financial lending institutions, bridge financing from institutional investors and/or additional debt and/or equity offerings. If DemandStar receives only the minimum proceeds from the rights offering, and additional funding is not available, or is available only on disadvantageous terms, DemandStar's ability to continue its business and operations will be adversely affected.

     We anticipate spending approximately $25,500,000 in cash for the years 2000 and 2001 to develop and enhance products and services, expand marketing efforts, hire additional resources and to meet financial commitments related to development of

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

marketing channels, future strategic relationships and other capital expenditures. This will result in a significant increase in operating expenses. Based on current estimates, DemandStar expects to receive approximately $13,000,000 in cash related to sales. This would result in a deficit of $12,500,000 which, based on current estimates, must be obtained through this rights offering or other methods, as the minimum amount needed to remove the threat of a going concern. In the event all funding is not received, management believes it can revise its operating plan to reduce costs to such a level that we will be able to fund operations for the next twelve months.

     Net cash used in operating activities totaled $54,534 and $923,018 for the years ended December 31, 1998 and 1999, respectively. The increase in the net cash used primarily resulted from the increased operations and loss experienced in 1999.

     Net cash used in investing activities, comprised of capital expenditures and cash paid for acquisitions, totaled $1,119,354 in the year ended December 31, 1999. There were no comparable cash flows for the year ended December 31, 1998. The cash used in 1999 was primarily related to the acquisition of our predecessor by DemandStar.

     Net cash provided by financing activities totaled $72,098 and $2,157,326 for the year ended December 31, 1998 and 1999, respectively. The cash provided during 1998 reflects the capital contributed by the sole shareholder of our predecessor. The cash provided during 1999 includes contributions of the sole shareholder of our predecessor, along with the purchase of common stock by HTE and funding under the note payable to HTE.

YEAR 2000 READINESS

     The Year 2000 issue results from computer systems using two digits rather than four to represent the year so that a date using "00" is recognized as the year 1900 rather than the year 2000. In addition, the Year 2000 is a leap year, and some computer programs may not properly provide for February 29, 2000. This situation may disrupt the operation of both our and third party's computer systems.

     We did not experience a problem with the Year 2000 rollover and believe that our proprietary software and systems are Year 2000 compliant.

     Because our products and services depend significantly on information provided by and transactions conducted with our government clients, our ability to deliver services and transactions properly to our customers depends on these government clients being Year 2000 ready. We cannot assure you that our government clients are Year 2000 ready. If they are not, their information systems may be disrupted and our ability to provide services and transactions curtailed. Our business, results of operations and financial condition would be harmed as a result.

     In addition, the software and systems of financial institutions, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 ready. If these entities are not Year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network. If a prolonged failure of this type occurs, our business and financial condition would be harmed. We do not have a contingency plan as such in the event of third party Year 2000 failures. However, we believe we should be able to identify alternative vendors if the need arises.

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

                                    BUSINESS
OVERVIEW

     We are a provider of Internet-based procurement systems for governmental agencies. Our procurement systems enable government agencies to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies. By allowing government agencies to become members in our online network for free, we accept the responsibility of distributing various bid requests and associated documents to vendors. This reduces administrative costs of the member agencies. It also increases an agency's efficiency because it no longer has to manage the distribution. The vendors pay a membership fee to get the benefit of "real time" notification of new bid opportunities. Real time notification occurs through either email or fax broadcast, depending on the vendor's choice. The DemandStar system handles all goods and services that agencies acquire through a mandatory bid process. Typically, agencies use a mandatory bid process for procurement of all goods and services above an agency-specific dollar amount that are not an emergency or sole-source procurement item or service, which amount is typically around $5,000, but varies from agency to agency.

     Our services are provided at no cost to participating governmental agencies. Businesses that provide goods and services to agencies are provided the opportunity to register with us as member vendors for an annual fee. These services, which are included in a member vendor's annual fee and provided at no-cost to governmental agencies, include the following:

     - Membership management, which allows the administrator to control which users have access, which users may view and submit bids, and who has administrative control.

     - Notification, by e-mail and/or fax, of bid/request for proposal opportunities to member vendors.

     - Web-enabled database of all procurement information from participating agencies.

     In addition to the services listed above, vendors may request a "hard copy" of bid information. In such case, the vendor is then charged a fee which varies with the complexity of the document requested.

     DemandStar began offering services to Florida governmental agencies in May 1998. DemandStar now serves over two dozen governmental agencies and over thirty-five hundred vendors, primarily in Florida where we chose to concentrate our initial marketing efforts. Our contracts with our government clients have one to five year terms, of which three-year terms are the most typical and are non-exclusive with respect to the information provided by the government agency. We intend to increase our revenues by selling our existing products and services throughout the United States to governmental agencies at the federal, state and local levels, as well as internationally. We are also developing and intend to deliver new products and services to our constituent governmental agencies and vendors.

OUR HISTORY

     We were formed as "HTE-IOD, Inc.," a Florida corporation, on June 1, 1999. On June 18, 1999, we acquired the business and specified net assets of our predecessor,

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

Information On Demand, Inc., a Florida corporation formed in June 1997. In connection with that acquisition, we changed our name to "Information On Demand, Inc." On December 21, 1999, we changed our name to "DemandStar.com, Inc." Our predecessor initially developed and marketed our "fax-on-demand" system through which it delivered to vendors information on agencies' requests for proposals (bid requests) by facsimile. Shortly thereafter, our predecessor developed an Internet delivery system and commenced marketing that system in June, 1998.

     We have a limited operating history. We have a history of significant losses, with a net loss of ($1,138,842) for the period from June 18, 1999 to December 31, 1999. We anticipate that we will continue to incur significant losses into the foreseeable future. In that 1999 was our first year of operation, our accumulated deficit is the same as our net loss. Our auditors have expressed a "going concern" opinion.

INDUSTRY BACKGROUND

THE GOVERNMENT PROCUREMENT MARKET

     Our primary market focuses are local and state government procurement agencies. According to the U.S. Census Bureau as cited by VAR Business, a trade magazine, there are approximately 85,000 local government "business units" consisting of approximately 3,043 counties, 19,279 municipalities, 16,656 townships and towns, 14,422 school districts and 31,555 special districts. Government procurement practices are highly regulated and have not substantially changed in the past twenty years. Because government agencies are spending public dollars to procure goods and services, the process requires several steps and restrictions that do not apply to the private procurement industry. It is these extra steps that can lead to inefficiencies and additional expense. Although electronic procurement systems are available, they are typically legacy systems which are viewed as expensive to obtain and maintain and do not connect different procurement agencies. The inability to connect with other agencies leads to the duplication of efforts which is time consuming and costly. DemandStar was developed in cooperation with several forward thinking procurement agencies in order to address the deficiencies in their current practices.

TRADITIONAL GOVERNMENT PROCUREMENT PRACTICES

     Historically, vendors who wish to sell goods or services to a particular governmental agency are required to submit an application to that agency in order to be placed on the agency's vendor list. Vendors usually describe what goods or services they provide or wish to provide to the agency by means of commodity codes. Although there are several national coding systems, e.g., National Institute of Government Purchasing and Standard Industry Code, many agencies have adopted their own proprietary coding systems. This has sometimes developed from past practices or may be dictated by their existing or previous legacy accounting and general finance computer systems. This has led to frustration on the part of the vendor because there is no universally accepted form or coding system. Many smaller businesses simply do not have the time or human resources to apply to agencies outside their immediate service areas, thereby limiting their potential sales reach. To date, very few agencies have charged vendors to be on their vendor list. Because of resource limitations, most agencies rarely attempt to update their vendor databases. Historically, vendors rarely notify agencies when they go out of business or change location. This leads to a large amount of inaccurate data in the agency's system.

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

     When an agency determines it has a need for a particular good or service in excess of the agency's "bid threshold", which is the dollar threshold over which the agency must ask for bids, it develops a written bid or request for proposal. The agency then advertises the bid/request for proposal opportunity in several ways:

     - Notifying vendors on its vendor list by sending them a postcard or letter or in some cases sending the entire bid package;

     - Advertising in the legal section of local newspapers, usually at an average cost of $100-$200 per ad per day;

     - Posting bid requests on bulletin boards in the agency's building; or

     - Selectively distributing the bid request to other bid reporting services such as the Dodge Report.

     Vendors who are interested in reviewing the bid/request for proposal opportunity and who have not received the entire package with the first notification are then required to request a copy of the bid package from the agency. Most agencies have provided the duplication and mailing of the package to the vendor at no cost. Many agencies preprint the packages and sometimes experience substantial waste if demand is less than anticipated.

     Vendors wishing to submit a bid must fill out the forms included in the bid package and return them, usually with multiple copies, to the agency by a predetermined date and time. The bids are opened publicly and the results are tabulated and posted for public inspection. After appropriate review of the vendor by agency staff, awards are made. During the interval between announcement of the bid and the award, agencies may field multiple requests for information from vendors and other sources for a listing of vendors requesting bid packages as well as award information. Since this is public information in most states, this places an additional clerical burden on procurement staffs.

     Regulations permit governmental agencies to use other agencies' contracts instead of writing their own. Traditionally, there has not been a good way for agency personnel to learn of other existing contracts for similar goods and services. Regional purchasing cooperatives and other initiatives have proven to be limited in scope and geographic reach. Many agencies rely on simply calling their peers in neighboring agencies, a time consuming and often inefficient practice.

     Needs for goods and services below the bid thresholds are typically solicited by telephone or fax in what is called a phone or fax quote. Because of staffing limitations, agencies typically are only required to solicit three phone or fax quotes for any given item.

THE LIMITS OF TRADITIONAL GOVERNMENT TRANSACTION METHODS

     Traditionally, government agencies have transacted, and in many cases continue to transact, with businesses and citizens using processes that are inconvenient and labor-intensive, require extensive paperwork and use large amounts of scarce staff resources. Transactions and information requests are often made in person or by mail and are processed manually, increasing the potential for errors and the need for numerous revisions and follow-up. Even newer methods, including telephone response systems, tape exchanges and dial-up computer networks, rely on multiple systems and potentially incompatible data formats, and require significant expertise and expenditures to introduce and maintain. As a

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

result, businesses and citizens often have no choice but to face costly delays to complete essential tasks. These delays include waiting in line at a government agency, waiting for answers by telephone or waiting for responses by mail. Businesses and citizens encounter further inconvenience and delay because they usually can work with government agencies only during normal business hours. Even when electronic alternatives are available, they often require a cumbersome process of multiple contacts with different government agencies. Increases in the level of economic activity and in the population have exacerbated these problems and increased the demand for new services.

GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. Continued future growth in Internet usage is expected to be driven by the large and growing number of personal computers installed in homes and offices; the decreasing cost of personal computers; easier, faster and cheaper access to the Internet; improvements in network infrastructure; the proliferation of Internet content; and, the increasing familiarity with and acceptance of the Internet by governments, businesses and consumers. In addition, the volume of electronic commerce has grown in parallel with the Internet itself. Forrester Research, a market research firm, estimates that business-to-business electronic commerce will reach $1.3 trillion by 2003, and The Yankee Group, a Boston-based Internet research firm, estimates that business-to-business electronic commerce will reach $541 billion in 2003.(1)

EMERGENCE OF THE INTERNET AS A MEDIUM FOR ELECTRONIC GOVERNMENT

     The growing acceptance of the Internet and electronic commerce presents a significant opportunity for the development of electronic government, in which government agencies conduct transactions and distribute information over the Internet. By using the Internet, government agencies can increase the number and efficiency of interactions with constituents without increasing expenditures or demands on current personnel. In addition, regardless of physical distance, businesses and citizens can obtain government information quickly and easily over the Internet. This Internet-based interaction reduces costs for both government and users and decreases response times compared to providing the same data by mail or special purpose dial-up computer connections.

CHALLENGES TO THE IMPLEMENTATION OF ELECTRONIC GOVERNMENT SERVICES

     Despite the potential benefits of electronic government, barriers to creating successful Internet-based services often preclude governments from implementing them. Some of these barriers are similar to those the private sector encounters, including:

     - the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

     - the financial, operational and technology risks of moving from older, established technologies to rapidly evolving Internet technologies;

---------------

1"Business-to-Business E-Commerce: The True Future of the 'Net?"eBusiness World
 (visited June 3, 1999)http://ebusiness.dci.com/articles/9906031.htm.
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

     - the need to quickly assess the requirements of potential customers and cost-effectively design and implement electronic government services that are tailored to meet these requirements; and

     - the intense competition for qualified technical personnel.

     Governments also face some unique challenges that exacerbate the difficulty of advancing to Internet-based services, including:

     - lengthy and political appropriations processes that make it difficult for governments to acquire resources and to develop Internet services quickly;

     - a diverse and substantially autonomous group of government agencies that have adopted varying and fragmented approaches to providing information and transactions over the Internet;

     - a lack of a marketing function that assures that services are designed to meet the needs of businesses and citizens and that they are aware of their availability; and

     - security and privacy concerns that are amplified by the confidential nature of the information and transactions available from and conducted with governments and the view that government information is part of the public trust.

THE DEMANDSTAR METHOD

     In cooperation with selected public procurement officials, DemandStar has developed a number of services that address their current problems while positioning the agencies to harness the power of e-commerce. Many procurement officials have expressed a desire to exploit the Internet but have not had the resources to develop dynamic web sites. Our Internet-based innovative products and services, coupled with our policy of providing these services free of charge to governmental agencies, has led to a rapidly spreading knowledge of DemandStar in its markets, and an acceptance of DemandStar as an industry innovator in governmental purchasing, enabling us to enter into contracts with over two dozen governmental agencies.

     Our Internet-based products and services offer governmental agencies and their vendors the opportunity to more efficiently and seamlessly communicate regarding bids, goods and services. By using our Internet-based procurement systems, government agencies are able to save administrative costs in bid notification and follow-up. Since regulations permit government agencies to use other agencies' contracts instead of writing their own, they are able to locate such other agency's contracts more easily by searching our sites for information about other existing contracts for similar goods and services. Further, DemandStar is able to provide governmental agencies with a larger vendor database from which to comparison shop and order goods and services for which they are not required to obtain bids. Similarly, vendors are able to save time and expense by registering with DemandStar only once for multiple agencies. Member vendors receive "real time" bid notifications and are able to immediately download the bid request or request for proposal at any time of day. We have initially focused our marketing efforts primarily in Florida and to date have over two dozen contracts with agencies representing various cities, counties, school districts, utility districts and aviation authorities throughout Florida. We also have contracts with an agency in each of Minnesota and Virginia, and are also currently negotiating contracts with agencies in other states.

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VENDOR SOLICITATION

     When DemandStar signs a contract for services with a participating public procurement agency, the governmental agency provides DemandStar with its vendor lists from which DemandStar solicits vendors for purposes of receiving automatic announcement of future bid opportunities. Vendors who choose not to join DemandStar's network may still request bid packages and may still submit bids to the agency, but they will not receive automatic notification via the Internet. Although it is difficult to judge the response rate of vendors because of the varying accuracy of the agency's existing vendor database, vendor registration rates have ranged from 50% to 85%. Vendors pay a subscription fee to receive information from all participating agencies within a geographic area.

     To date, approximately 20% of DemandStar's member vendors elect to subscribe to multiple counties. This is significant in that as the total vendor database grows, DemandStar becomes more attractive to agencies that have small vendor databases. Agencies generally desire to have a large vendor database because they believe the greater number of vendors notified, the more competitive bids they will receive.

     Cost savings to an agency vary depending on the size of the agency and the number of vendors.

VENDOR NOTIFICATION

     Agencies contracting with DemandStar are required to enter all bids above their bid threshold into the system. Vendors are assured they will receive announcement for virtually all of the opportunities that match their goods and services.

     When a participating agency enters a bid into the DemandStar system, a query is performed to select out those vendors who match at least one of the commodity codes chosen by the agency and who have registered to receive information from that governmental agency. The bid announcement is then sent to the matching vendors either by fax or e-mail. The fax announcement includes an order form for those wishing a hard copy of the bid. Vendors receiving electronic notification receive an e-mail announcing the bid and an accompanying hyperlink which when clicked on, logs the vendor onto DemandStar's website and takes the vendor directly to the subject bid information. Vendors registered with DemandStar can download bid documents at no charge from DemandStar's website. Vendors requesting hardcopies of the bid pay a per page duplication cost plus shipping and handling.

WEB LINKING

     Many agencies have recognized the need to develop a bid information page on the Internet but because of budgetary constraints have not had the resources to do so. DemandStar offers to develop, maintain and host the bid information page of the agency's web site. The bids information page, which is a dynamically generated page, is created by a query to DemandStar's web-enabled database. This results in up-to-date bid information with no day-to-day intervention by DemandStar staff. Informational technology staff from the agency are relieved of the task of developing and maintaining such a dynamic web page and because the links are directed to DemandStar's servers, they feel comfortable with the fact that there is no penetration of the existing firewall.

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FAX ON DEMAND SERVICES

     Several years ago, agencies starting exploring fax-on-demand technology as a way to automate their information processes. Several agencies invested in the technology while others found the cost prohibitive. Several agencies have abandoned the system because of the demand on human and telephone resources. A typical fax-on-demand installation costs between $12,000 and $50,000 and requires dedicated incoming telephone lines. The learning curve can be steep and the system usually requires a system administrator and daily maintenance. It is generally accepted among agencies that while fax-on-demand is desirable, the Internet is rapidly surpassing it.

     DemandStar maintains a large-scale fax-on-demand system in its office. The system allows DemandStar to offer an individual fax-on-demand telephone number for every participating agency. Because the scripting is identical for every agency, development and implementation time is minimal. DemandStar has developed a unique document numbering scheme used by all participating agencies that allows vendors quick access to standard information. Because some small or disadvantaged businesses may have access to a fax machine but not the Internet, this allows the agency another means of communicating with these smaller yet often politically vocal vendors. By offering the fax-on-demand system, as well as Internet access to the information, agencies can assure the governing bodies that they are not excluding the smaller businesses from participating in the bid process.

     Because routine bid information such as plan holder's lists and award information are available on both the Internet and the fax-on-demand, agencies have directed vendors to these sources thereby freeing them of the burden of fielding large volumes of incoming telephone calls, eliminating clerical responsibilities and allowing the agency more time for bid development and analysis.

     Initially, a large majority of vendors used the fax-on-demand services to obtain packages. Currently, over 50% of vendors use the Internet services instead.

WEB-ENABLED DATABASE OF PROCUREMENT INFORMATION

     Agency personnel enter all bid information into DemandStar's web-enabled database and therefore are responsible for the accuracy of the information. Since agency personnel have the responsibility for information input and update, the number of personnel needed by DemandStar to handle the large volume of bid information is minimized.

     All agencies enter information into a common database using common codes, which has several advantages. First, it allows agencies to search for similar bids without the necessity of calling other agencies. Second, it allows all this information to be shared without requiring any changes to an agency's internal systems. Because it is more convenient for vendors to register in one place, the agencies are enjoying a larger and more accurate vendor list. Many agencies have experienced an appreciable increase in the number of vendors responding to bid opportunities because a larger number of vendors are being notified.

     Our system has comprehensive reporting capabilities that allow agencies to fulfill their departmental policies with minimal effort. Soon to be released minority vendor reporting functions will further enable the agencies to meet strict minority and disadvantaged business reporting requirements. Vendor search and reporting functions will enable vendors

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to see how much activity they have had using DemandStar as well as searching for new potential markets for their goods and services.

     Because the information displayed on both the agencies' and DemandStar's site is derived from this web-enabled database, DemandStar can provide the vendor with the most current and accurate bid information with little or no intervention from DemandStar personnel. This will enable DemandStar to service a large number of client agencies without an equally large number of DemandStar personnel.

DOCUMENT PRODUCTION AND DISTRIBUTION SERVICES

     Historically, most agencies have shouldered the cost of producing, duplicating and mailing bid packages to those vendors who request copies. Some agencies even pay for overnight services upon request of a vendor. Depending on the size of the agency and the volume of documents requested, these costs can easily be in the tens of thousands of dollars per year. In addition to the production and postage costs, it also takes a significant amount of staff time to produce and distribute these packages. Many agencies simply make an educated guess as to the number of copies they will need for a particular project and contract the work to either an internal or external print shop. Too large an estimate can lead to wasted copies while too few can lead to vendors having to wait for their packages. Since most bids are time-sensitive, this latter scenario is unacceptable to most vendors.

     DemandStar offers document production and distribution services to its client agencies. DemandStar has the equipment necessary to reproduce everything from standard letter sized black and white to full size blueprint and architectural drawings. Requests for packages by vendors are produced and shipped within 24 hours of receipt. Vendors are charged a per page fee based on the size of the page and whether it is black and white or color. A handling fee and postage is added to the cost and an invoice is sent with the package.

     Agencies are encouraged to send DemandStar an electronic copy of the bid package. DemandStar then posts the bid package to both the agency's and DemandStar's web sites. Vendors may view and download the bid package, but they are unable to alter its content. Vendors are rapidly realizing the time and cost savings of downloading the package versus requesting and paying for hard copies. Member vendors can download the packages at no cost. Non-member vendors pay a download fee. An internal audit done by DemandStar revealed that the percentage of packages downloaded versus hardcopies has been increasing. DemandStar expects this trend to accelerate and is carefully balancing its acquisition of new duplication equipment with estimated future demand. DemandStar plans to post blueprints on the website. This will allow vendors to view and download these prints at no charge. Downloading construction documents will permit vendors to incorporate these documents into estimating and planning software packages they currently utilize.

VENDOR SERVICES

     Vendor information can be entered either by the vendor himself through the website or by DemandStar staff in the case of a hard copy registration. In either case, a confirmation notice is sent to the member vendor either by e-mail or regular mail. This confirmation letter issues a username and password and lists the various commodity codes in a file. Vendors are reminded that they are responsible for maintaining the accuracy of their information should any changes in their business occur, e.g., new phone or fax

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number or new e-mail address. Vendors can modify any portion of their file through the DemandStar website.

     Vendors are advised via their services agreement that DemandStar does not guarantee 100% notification of bid opportunities. Multiple attempts are made to notify matching vendors until at least 90% of matching vendors are reached. As time and staff permits, additional efforts are made to those vendors that were unable to be notified by the standard methods.

     Current vendors are notified automatically when new agencies, counties or states are added, allowing them the opportunity to add them to their profile. DemandStar customer service representatives are available to answer vendor questions through e-mail or toll-free telephone numbers.

     DemandStar has developed programs directed at smaller or less technologically sophisticated vendors. A program announcement is mailed to such vendors inviting them to attend the free DemandStar-sponsored program. Vendors who attend are taught how to use the DemandStar system and are given a resource kit containing local Internet access information, rates as well any current promotions by computer companies. The purpose of the seminar is to alleviate such vendors' apprehension that this technology might exclude them from the bidding process. The seminar educates vendors on the ease-of-use of the systems involved, regardless which procurement option such vendors choose. By explaining the fax technique alternative at the seminar, DemandStar demonstrates that an entry-level use of our system requires only a simple fax machine.

NEW PRODUCTS AND SERVICES

     DemandStar continues to develop enhancements to its existing products and services. Feedback from vendors and current and potential client agencies is relayed to DemandStar's development team. We are beta testing an electronic pre-qualification process for major road construction projects. This process eliminates several labor-intensive steps in the process of pre-qualifying contractors for major construction projects. Before the DemandStar system, pre-qualification required that the vendor complete a lengthy paper resume which contained questions about previous projects, capabilities, insurance, claims, problem resolution, bond capacity, and personnel. Vendors would complete this paperwork for each bid. The agency would then collect, review and analyze all pre-qualification documents. Our system allows vendors to pre-qualify online and allows agencies to review and analyze the pre-qualification responses online. Vendors enter the pre-qualification information once and can update the information online. When a vendor wishes to bid on a new job, the vendor updates the information. The agency reviews the information before each new project.

     The technology is also being utilized in the development of an electronic minority vendor registration and certification. This process is applicable to any agency that has a minority certification process.

     DemandStar intends to enhance the features of its Internet business by improving on its existing "user-friendly" systems, and the addition of new features such as "blueprint downloading" capability. Blueprint downloading will allow agents to submit blueprints electronically and allow vendors to retrieve the blueprints over the Internet.

INSTALLATION, TRAINING AND IMPLEMENTATION

     It takes approximately 90 days from the initial signing of a contract with an agency to the date of full implementation of our Internet-based procurement systems. Included in that time-frame is appropriate training for the users. This is a substantially shorter time-frame than the customary 12 to 18 month ranges for installation, training and implementation that customized software providers generally face.

CURRENT CONTRACTS

     We have initially focused our marketing efforts primarily in Florida and have entered into over two dozen contracts with agencies representing various cities, counties, school districts, airport authorities and utility districts throughout Florida. We are currently negotiating contracts with agencies in other states.

     Each of these agencies operates under a separate contract, which provides, among other things, that DemandStar will be responsible for notifying vendors of the agency's solicitation of bids, and that DemandStar will charge vendors for the notification service. Most contracts generally have a term of three years with options to renew at one year increments. Contracts are cancelable by either party upon 30 days' notice. Our contracts with agencies do not grant us exclusive rights to information provided by the agencies. The contracts typically grant us exclusive rights to notification by email or fax.

SALES AND MARKETING

     Our overall marketing strategy is to offer a complete procurement systems network that both vendors and governmental procurement agencies will consider an outstanding value. Contracting with a greater number of agencies not only serves to attract more vendors and hence more revenue, but it also increases the size of the bid library available to the agencies through the connectivity of DemandStar's website.

     To date, our marketing efforts have focused primarily on individualized presentations to agencies and presentations at regional and state meetings of governmental purchasing agencies and procurement departments. Our sales and marketing staff consisted of our former President, Ronald Brown, until July 1999, when two additional sales and marketing personnel were hired. With the funding we receive from HTE and this rights offering, we plan to hire additional sales and marketing personnel for rolling out our products and services to governmental agencies throughout the United States. Further, we plan to expand our product presentations to trade shows and other meeting venues of governmental procurement departments and purchasing agencies, in addition to continuing to make individualized agency presentations.

COMPETITION

     We believe that the principal factors upon which we compete are:

     - understanding of government needs;

     - the quality, reliability and fit of electronic government services;

     - the speed and responsiveness to the needs of businesses and citizens; and

     - cost-effectiveness.

     Although the market for online information services is rapidly evolving and intensely competitive, we believe we compete favorably with respect to the above-listed factors. In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and our competitors' innovations. In most cases, the principal substitute for our services is a government-designed and managed service that integrates other vendors' technologies, products and services. Companies that have expertise in marketing and providing technical electronic services to government entities may begin to compete, or may intensify their current competition, with us by further developing their services and increasing their focus on this piece of their business and market share. In addition, companies specializing in business-to-business purchasing services may enter the government market and companies providing general Internet business services to businesses may also target governments in order to enable such governments to eliminate or reduce the need to outsource their purchasing requirements. Examples of our current and potential competitors are as follows:

(1) System integrators and enterprise resource planning companies, including American Management Systems, SAP, Oracle and PeopleSoft.

(2) Traditional government enterprise software providers, who also compete with HTE, including J.D. Edwards, SCT and Tyler.

(3) Companies that publish catalogs and bids, including Thomas Publishing, Ziff-Davis and F.W. Dodge Division of McGraw-Hill.

(4) Traditional and Internet consulting companies, including Andersen Consulting, IBM, USWeb, Razorfish, eForce, Viant, AppNet and Sapient.

(5) Internet companies specializing in maintenance, repair and operations and catalog purchasing, including Trilogy, Procurenet, Agentics, MRO.com, Concur, Commerce One, PurchasePro, Ariba and Buysense.com, which is a joint venture of Ariba and AMS, Inc.

(6) Companies that set up Internet community sites and exchanges, including VerticalNet, Tradex and fastxchange.

(7) Companies that set up specialized and generalized request for proposal/request for quote sites, including InternetRFP, Governmentbids.com, RapidRegistration, Govcon.com, BidSite, Bidnet, Compnet, Worldbid, RFQdata, Wiznet, Powersourcing and Vsource.

(8) Smaller and regional software and/or consulting companies that may have existing relationships with local governments.

     It is difficult to determine the number of competitors in each of the above categories because of the proliferation of software companies and Internet-based e-commerce companies. However, we estimate that there are at least 12 large or national competitors in each of categories (1) through (5) above, and many other companies of varying sizes competing in each of categories (4) through (8).

     Many of our existing and potential competitors are national or international in scope, may have greater resources, and may devote a significantly greater amount of resources to development of their products and services than we do. These resources could enable our competitors to initiate severe price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. There can be no assurances that we will be able to successfully compete with new or existing competitors. If we do not compete effectively, or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be materially adversely affected.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary software, documentation and processes we have developed in connection with the electronic government products and services we offer. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

     Although we believe that our products and services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could in the future become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement.

TECHNOLOGY AND OPERATIONS

     DemandStar operates a combination of fax-on-demand and Internet services. While we anticipate having to maintain some fax-on-demand services for the foreseeable future, the primary emphasis of development will be on Internet-related products and services. All applications are proprietary and are developed and reside on redundant servers located on our site. Other than an Internet connection, there are no other local hardware or software requirements for our client agencies and vendors. Agencies and vendors access the system via any standard web browser using DemandStar-issued user name and passwords. Having all software centrally located eliminates the need for on-site installation and/or service.

     DemandStar uses enterprise application servers that have redundant hard drives and processors and the information is backed up to tape daily and the tapes stored off site. The system is scaleable and DemandStar does not anticipate any significant hardware capacity issues. Additional servers and hard disc storage space can be added without significant disruption of service. Multiple T1 telephone lines serve the telephone and web servers.

     Multiple layers of security including secure socket layers, proxy servers and hardware and software firewalls were installed to protect against unauthorized access to either the data or system hardware. The servers are locked in an access-controlled room. Access to varying levels of data is restricted by multiple levels of user access codes. All servers and local machines are protected by anti-virus software.

     A fundamental requirement to conduct business via the Internet is the secure transmission of information over public networks. If our agency and vendor clients are not confident in the security of e-commerce, they may not renew their contracts or registrations which would severely harm our business. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our websites or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general could adversely affect our business.

FACILITIES

     Currently, all of DemandStar's operations are housed in approximately 5200 square feet of office space in Maitland, Florida pursuant to a lease that expires August 2001 and has a monthly fee of approximately $8,700. Approximately 1100 square feet are used for document fulfillment operations while the remainder is used for administration, development and support. Our current facility has adequate capacity for approximately 15 to 20 more employees. Additional employees could be housed in the space if multiple shifts in certain work areas are established. The facility has adequate telephone and power and is located near major transportation arteries. Although there is no additional space for expansion in the current facility, there is adequate additional office space at comparable rates nearby.

EMPLOYEES

     As of March 22, 2000, DemandStar had 45 full-time and 4 part-time employees. Of these, 8 are in development, 11 are in operations, 21 are in sales and marketing, and 9 are in administration. None are represented by labor unions and we consider relationships with our employees to be excellent. We envision hiring additional staff in all areas as our service area grows. Contracting with agencies in different time zones will necessitate extending our current hours of operation.

SOURCES OF REVENUE

     Currently, DemandStar has two sources of revenue. Approximately 85% of revenues come from vendor subscriptions. Vendors pay an annual fee that depends on the number of counties or states they wish to register for and the mode of notification, i.e., fax versus e-mail. The other source of revenue is from document fulfillment services where we provide hard copies of the bid documents instead of a download. We intend to expand our sources of revenue to include business-to-business commerce fees, advertising, and other transactional fees associated with electronic catalog orders placed by agencies or vendors.

     DemandStar is investigating various pricing models for existing and future services. We plan to further cultivate existing markets while developing new markets for current and future products.

LEGAL PROCEEDINGS

     We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. However, we are not currently subject to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of DemandStar are as follows:

NAME                                  AGE                 POSITION
----                                  ---                 --------
O. F. Ramos.........................  41    Chief Executive Officer, President
                                            and Director -- Class I
Bernard B. Markey...................  35    Chairman of the Board and
                                            Director -- Class I
L. A. Gornto, Jr....................  57    Chief Financial Officer, Executive
                                            Vice President, Secretary and
                                              Director -- Class III
Edward S. Jordan....................  39    Chief Operating Officer and Vice
                                              President
William Knox North..................  43    Chief Technology Officer and Vice
                                              President
Edward A. Moses.....................  57    Director -- Class II

     Mr. O. F. Ramos was appointed as Chief Executive Officer, President and a director of DemandStar in November 1999. Mr. Ramos joined HTE in June 1998 and was appointed to the HTE board of directors in August 1998. He served as Executive Vice President of HTE and President of HTE-UCS, Inc., a wholly-owned subsidiary of HTE, from June 1998 through November 1999. From 1986 to 1998, Mr. Ramos served as the President and Chief Executive Officer of UCS, Inc., a privately-held company specializing in field data collection and consulting. As the co-founder of UCS, Inc., he was responsible for the corporate direction and financial development of that company and for overseeing operations. Prior to 1986, Mr. Ramos served in various engineering and management capacities at Motorola, Inc., a publicly-held communications and semi conductor company, where he was responsible for the development and manufacturing of diverse software and hardware products.

     Mr. Bernard B. Markey was appointed as a director and Chairman of the Board in November 1999 and, pursuant to his part-time employment agreement, is only committed to devote up to 200 hours annually to his DemandStar duties. Mr. Markey has been a director of HTE since 1995. Mr. Markey is a Managing Partner of Advest New Century Capital, a private equity firm which he joined in September 1999. Mr. Markey served in several capacities for Meridian Venture Partners, a privately-held venture capital fund, from 1988 through September 1999. Specifically, he was an Associate for the fund from 1988 through 1993. He then served as a Vice President of the fund from 1993 through 1995, and as a General Partner of the fund from 1995 through September 1999.

     Mr. L. A. Gornto, Jr. was appointed as Chief Financial Officer, Secretary, director of DemandStar in November 1999 and has served as DemandStar's Executive Vice President and General Counsel since its inception in June 1999. Mr. Gornto is only committed to devote up to 200 hours annually to his DemandStar duties pursuant to the terms of his part-time employment agreement with DemandStar. Mr. Gornto joined HTE in January 1997 and serves as a director of HTE and as HTE's Executive Vice President, Secretary and General Counsel. From January 1997 until November 1997, he served as HTE's Chief Financial Officer. Since 1988, Mr. Gornto has been engaged in the private practice of law in Central Florida and provides legal services to HTE as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice
President -- Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc.

     Mr. Edward S. Jordan was appointed Chief Operating Officer and a Vice President of DemandStar in December 1999. From November 1995 to December 1999, Mr. Jordan served as Chief Executive Officer (Americas) of Mosaic Software, Inc., a software company. There, his responsibilities included establishing corporate offices in the United States, establishing strategic corporate partnerships, creating direct and re-seller channels in North America, Latin America and the Caribbean, and introducing a new software product for electronic funds transfer into North and South America. From February 1994 to October 1995, he served as Group Manager and Engineering Manager for UCS, Inc., responsible for three divisions developing distributed applications.

     Mr. William Knox North was appointed Chief Technology Officer and a Vice President of DemandStar in December 1999. From 1986 to 1999, Mr. North served as the Vice President of Engineering of UCS, Inc., a privately held Florida corporation that was acquired by HTE in June 1998. As the co-founder of UCS, Inc., he was responsible for the technical direction and oversaw project management of that company. Prior to 1986, Mr. North served in various engineering and management capacities at Motorola, Inc., where he was responsible for the various software and hardware projects for several portable radios and paging terminals.

     Mr. Edward A. Moses was appointed as a director of DemandStar in November 1999 and serves as a part-time consultant to DemandStar. Mr. Moses was appointed as a member of HTE's board of directors in December 1998. Mr. Moses has served as dean of the Roy E. Crummer Graduate School of Business at Rollins College since 1994, and as a professor and NationsBank professor of finance since 1989. From 1985 to 1989, he served as dean and professor of finance at the University of North Florida. He has also served in academic and administrative positions at the University of Tulsa, Georgia State University and the University of Central Florida, and currently serves as a faculty member in the Graduate School of Banking of the South. Mr. Moses also serves as a director of CNL Health Care Properties, Inc., a publicly-held real estate holding company.

STAGGERED BOARD OF DIRECTORS

     Our articles of incorporation and bylaws provide that our board of directors are divided into three classes of directors, with the classes to be as nearly equal in number as possible. Mr. Markey and Mr. Ramos serve as Class I directors, whose terms expire at the 2003 annual shareholders' meeting. Mr. Moses serves as a Class II director, whose term expires at the 2001 annual shareholders' meeting. Mr. Gornto serves as a Class III director, whose term expires at the 2002 annual shareholders' meeting.

COMMITTEES OF THE BOARD

     We do not currently have a Compensation Committee, but intend to appoint one following the closing of the rights offering. All decisions concerning compensation are made by the board of directors. Mr. Ramos, DemandStar's Chief Executive Officer, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of DemandStar, except that he is excluded from discussions regarding his own salary and incentive compensation.

     Within 120 days from the date of this prospectus, DemandStar's board of directors plans to establish an Audit Committee, which will consist of at least two independent directors, to meet periodically with management and DemandStar's independent auditors and to review the results and scope of the audit and other services provided by DemandStar's independent auditors, DemandStar's accounting procedures and the adequacy of DemandStar's internal controls. Currently, the entire board performs the duties of an audit committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Markey, Chairman of the Board of DemandStar, serves on HTE's Compensation Committee. In addition, Mr. Moses, a director of DemandStar, also serves on HTE's Compensation Committee. Accordingly, an interlocking relationship exists between Messrs. Markey and Moses, as board members of DemandStar, and the members of HTE's Compensation Committee. Other than Messrs. Markey and Moses, none of our executive officers or directors presently serve, or in the past served, on the compensation committee of another company whose directors or executive officers served on our board of directors. In addition, members of our board of directors own capital stock of DemandStar and have other interests in DemandStar, such as their ownership of DemandStar warrants, as further described in "Related Party Transactions -- Transactions Involving Management."

COMPENSATION OF DIRECTORS

     To date, DemandStar has not paid compensation to any of its directors for acting in such capacity. DemandStar is currently reviewing its policy on compensation of outside directors in the future. The Company reimburses all directors for the expenses incurred in attending meetings of the board of directors. Beginning after the closing of the rights offering, directors who are not full-time employees will receive $1,000 per board or committee meeting attended and directors who are officers and full-time employees of DemandStar will receive no additional compensation for service as directors. All directors are eligible for option grants under DemandStar's 1999 Employee Incentive Compensation Plan. During fiscal year 1999, DemandStar granted each of the four directors an option to acquire 10,000 shares of DemandStar common stock. The option has an exercise price of $1.00 per share and vests in equal thirds over a three-year period. After the rights offering, we plan to appoint at least one additional director who is not affiliated with DemandStar. Each such independent director so elected will receive options to purchase 10,000 shares of DemandStar common stock at a price per share equal to its fair market value on the date of grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by (i) DemandStar to its Chief Executive Officer during the fiscal year ended December 31, 1999, and
(ii) our predecessor or DemandStar to its former President for services performed on our predecessor's or DemandStar's behalf during the year ended December 31, 1998, the period from January 1, 1999, to June 17, 1999, and the period from June 18, 1999, to October 31, 1999. Ronald Brown was the sole compensated executive officer of DemandStar during the periods indicated in clause (ii) above. Mr. Brown no longer serves as an officer of DemandStar.

                                                                                          LONG-TERM
                                                     COMPENSATION(1)                 COMPENSATION AWARDS
                                             --------------------------------   ------------------------------
NAME AND PRINCIPAL                                                  OTHER       RESTRICTED     OPTIONS            ALL OTHER
POSITION                 PERIOD/YEAR ENDED   SALARY     BONUS    COMPENSATION   STOCK AWDS.    SARS(#)    LTIP   COMPENSATION
------------------       -----------------   -------   -------   ------------   -----------   ---------   ----   ------------
O. F. Ramos............           12/31/99   $40,000   $   -0-     $   -0-          -0-       1,000,000   -0-          -0-
  President and CEO
Ronald Brown...........  01/01/98-12/31/98    39,770       -0-         -0-          -0-             -0-   -0-      $   -0-
  Former President       01/01/99-06/17/99    42,000       -0-         -0-          -0-             -0-   -0-          -0-
                         06/18/99-10/31/99    55,160       -0-      34,805(2)       -0-             -0-   -0-       34,805

-------------------------

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to such officers. The aggregate amount of such compensation for each such officer is less than 10% of the total annual salary and bonus.

(2) Represents additional compensation received by Mr. Brown for a vehicle that was purchased by the company.

STOCK OPTION INFORMATION

     The following table sets forth information with respect to stock options granted in fiscal 1999 to the officers listed in the Summary Compensation Table.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

                                                                INDIVIDUAL GRANTS
                                                 ------------------------------------------------   POTENTIAL REALIZABLE
                                                              % OF TOTAL                              VALUE AT ASSUMED
                                                               OPTIONS                                 ANNUAL RATES OF
                                                  NUMBER OF    GRANTED                                   STOCK PRICE
                                                 SECURITIES       TO                                  APPRECIATION FOR
                                                 UNDERLYING   EMPLOYEES    EXERCISE                    OPTION TERM(1)
                                                  OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
NAME                                              GRANTED        YEAR      PER SHARE      DATE         5%         10%
----                                             ----------   ----------   ---------   ----------   --------   ----------
O. F. Ramos....................................  1,000,000(2)    71.4%       $1.00        (3)       $628,895   $1,593,742
  President and CEO
Ronald Brown...................................        -0-        n/a          -0-        n/a            -0-          -0-
  Former President

-------------------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the initial public offering price. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(2) Options to purchase 10,000 shares of DemandStar common stock were granted to Mr. Ramos on November 1, 1999 in connection with his agreement to serve as a member of the DemandStar board. Such options vest in equal thirds on November 1, 2000, 2001 and 2002. Options to purchase 990,000 shares of DemandStar were granted to Mr. Ramos pursuant to the terms of his employment agreement with DemandStar effective November 1, 1999. Of such amount, (a) 400,000 qualified options vest in equal amounts of 100,000 on December 1, 1999, November 1, 2000, November 1, 2001 and November 1, 2002; (b) 90,000
    non-qualified options vest in equal amounts of 22,500 on December 1, 1999, November 1, 2000, November 1, 2001 and November 1, 2002; (c) 250,000
    non-qualified options vest in nearly equal thirds on November 1, 2000, November 1, 2001 and November 1, 2002 based upon and subject to the trading price of DemandStar's common stock achieving specified levels ranging from $10 to $30 per share, but in any event the options will vest nine and one-half years from the date of grant, subject to the optionee being employed by DemandStar at that time; and (d) 250,000 non-qualified options vest in nearly equal sixths at the end of six consecutive six-month periods based upon DemandStar achieving performance criteria determined by the board for each such period, but in any event the options will vest nine and one-half years from the date of grant, subject to the optionee being employed by DemandStar at that time. All vested options remain unexercised as of the date of this prospectus.

(3) The options expire 10 years from the date of grant.

     DemandStar did not grant any options during the year ended 1998, the period from January 1, 1999, to June 17, 1999, and the period from June 18, 1999 to October 31, 1999. See "-- Employment Agreements," "-- Consulting Agreements" and "-- 1999 Employee Incentive Compensation Plan" below for further information with respect to stock options granted subsequent to October 31, 1999.

EMPLOYMENT AGREEMENTS

     EMPLOYMENT AGREEMENT WITH O. F. RAMOS. Effective November 1, 1999, DemandStar entered into an employment agreement with O. F. Ramos, under which Mr. Ramos serves as DemandStar's chief executive officer for an initial period ending on December 31, 2002. The agreement provides for an annual salary of $160,000 and incentive compensation payments based on performance. The agreement also provides that, upon the termination of the executive's employment or death, DemandStar will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event an executive is terminated without Cause, as defined in the agreement, DemandStar will pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and in specified cases, additional payment of salary, incentive compensation and benefits for up to twelve months after the date of termination.

     Pursuant to the employment agreement, Mr. Ramos has been granted qualified and non-qualified options under DemandStar's 1999 Employee Incentive Compensation Plan to purchase an aggregate of 990,000 shares of DemandStar common stock at $1.00 per share, comprised of:

     - 400,000 qualified options which vest in equal amounts of 100,000 on December 1, 1999 and on November 1 of each of the next three years thereafter;

     - 90,000 non-qualified options which vest in equal amounts of 22,500 on December 1, 1999 and on November 1 of each of the next three years thereafter;

     - 250,000 non-qualified options which vest in nearly equal amounts on each of the first three anniversaries of the agreement based upon and subject to the trading price of DemandStar's common stock achieving specified levels ranging from $10 to $30 per share; however, in any event, all such options which have not vested in accordance with such vesting schedule will vest nine and one-half years from the date of grant, subject to the optionee being employed by DemandStar at that time; and

     - 250,000 non-qualified options which vest in nearly equal amounts at the end of consecutive six-month periods based upon DemandStar achieving performance criteria determined by the board for each such period; however, in any event, all such options which have not vested in accordance with such vesting schedule will vest nine and one-half years from the date of grant, subject to the optionee being employed by DemandStar at that time.

     These options expire ten years from the date of grant, provided, however, that if Mr. Ramos' employment is terminated during the initial term without Cause, he can exercise all vested non-qualified options within one year from the date of such termination. In the event of a change of control as defined in the agreement, some of his options will vest based upon the value of the transaction causing the change of control and some of his options will convert to a more favorable vesting schedule.

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     The agreement contains confidentiality provisions and also prohibits the executive from competing with DemandStar during the term of the agreement and for two years thereafter. Upon resignation, DemandStar shall pay Mr. Ramos any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

     PART-TIME EMPLOYMENT AGREEMENTS WITH MESSRS. MARKEY AND GORNTO. Effective December 15, 1999, DemandStar entered into part-time employment agreements with Bernard B. Markey and L. A. Gornto, Jr. with initial periods ending on December 31, 2002, under which Mr. Markey serves as a financial assistant to DemandStar's principal executive officers and Mr. Gornto serves as Chief Financial Officer, Executive Vice President, Secretary and General Counsel. Each agreement provides for an annual salary of $12,000 for up to 200 hours of each such executive's time per year. If either executive is required to devote more than 16 hours of time in any particular month, then he will be paid $1,000 per day in addition to his base salary. Further, Mr. Gornto's agreement provides for a mutually agreed higher compensation amount if he devotes more than 40 hours in any calendar month. Pursuant to the employment agreements, each executive has been granted, pursuant to DemandStar's 1999 Employee Incentive Compensation Plan, qualified options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with 22,500 vesting on December 15, 1999 and the remaining 67,500 vesting in equal thirds on November 1, 2000, November 1, 2001 and November 1, 2002. The agreements contain confidentiality provisions and also prohibit the executives from competing with DemandStar during the term of the agreement and for two years thereafter.

     EMPLOYMENT AGREEMENTS WITH MESSRS. JORDAN AND NORTH. In December 1999, DemandStar entered into employment agreements with each of Edward Jordan, who serves as Chief Operating Officer and a Vice President, and William Knox North, who serves as Chief Technology Officer and a Vice President. Each agreement provides for an annual salary of $120,000 and incentive compensation payments based on performance. Mr. Jordan's agreement provides for the grant of qualified options under DemandStar's 1999 Employee Incentive Compensation Plan to purchase an aggregate of 100,000 shares of DemandStar common stock for $1.00 per share, which options vest in equal amounts of 25,000 over four years. Mr. North's agreement provides for the grant of qualified options to purchase an aggregate of 100,000 shares of DemandStar common stock at $1.00 per share, which options vest in equal thirds over the next three years.

CONSULTING AGREEMENTS

     CONSULTING AGREEMENT WITH EDWARD MOSES. On December 15, 1999, DemandStar entered into a three-year consulting Agreement with Edward Moses, a director of DemandStar, pursuant to which Mr. Moses provides consulting services with respect to strategic planning, operations matters, growth and development matters and other areas as requested by DemandStar. In exchange for these services, DemandStar granted Mr. Moses options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with 22,500 vesting upon the execution of the agreement and the remaining 67,500 vesting in equal thirds on each anniversary of the effective date of the consulting agreement.

     CONSULTING AGREEMENT WITH RONALD BROWN. On December 7, 1999, DemandStar entered into a one year consulting agreement with its founder, Ronald D. Brown and his company, Ibis Information Services, Inc., for consulting services to be provided from time

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to time with respect to corporate, business, marketing, e-commerce and other general business matters. Although Mr. Brown is not required to devote any particular amount of time under the agreement, he agreed to participate in up to six business trips between December 7, 1999 and March 31, 2000 in connection with existing and prospective customers; devote up to 40 hours in attendance at meetings until March 31, 2000, and devote up to 10 hours per month of telephone consulting with DemandStar's Chief Executive Officer and other DemandStar personnel designated by the Chief Executive Officer. Under the consulting agreement, Mr. Brown will be paid a total of $150,000, payable in 24 equal semi-monthly payments of $6,250 each. Further, DemandStar agreed to pay Mr. Brown the premium cost of his family health insurance coverage under his COBRA election, in addition to reimbursing Mr. Brown reasonable business expenses he incurs in rendering services under the consulting agreement.

ANNUAL INCENTIVE COMPENSATION BONUSES

     DemandStar may adopt an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions will be made from a pool, the amount of which is to be established by DemandStar's board of directors. Individual distributions from the pool will be generally based on a percentage of the participating officer's base salary.

1999 EMPLOYEE INCENTIVE COMPENSATION PLAN

     The following is a summary of DemandStar's 1999 Employee Incentive Compensation Plan.

     SHARES AVAILABLE FOR AWARDS; ANNUAL PER-PERSON LIMITATIONS. Under the Plan, the total number of shares of common stock that may be subject to the granting of awards under the Plan at any time during the term of the Plan shall be equal to 4,000,000 shares, plus the number of shares with respect to which awards previously granted under the Plan that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The Plan limits the number of shares which may be issued pursuant to incentive stock options to 4,000,000 shares.

     In addition, the Plan imposes individual limitations on the amount of certain awards in part to comply with Section 162(m) of the Internal Revenue Code. Under these limitations, during any fiscal year the number of options, stock appreciation rights, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of other DemandStar obligations, and other stock-based awards granted to any one participant may not exceed 1,000,000 for each type of such award, subject to adjustment. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $2,000,000.

     The committee which administers the Plan is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards, including adjustments to exercise prices of options and other affected terms of awards, in the event that a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an

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adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

     ELIGIBILITY. The persons eligible to receive awards under the Plan are the officers, directors, employees and independent contractors of DemandStar and its subsidiaries. No independent contractor will be eligible to receive any awards other than stock options. An employee on leave of absence may be considered as still in the employ of DemandStar or a subsidiary for purposes of eligibility for participation in the Plan. As of December 15, 1999, all executive officers, directors, and employees of DemandStar were eligible to participate in the Plan, and 22 persons had options granted under the Plan.

     ADMINISTRATION. The Plan is to be administered by a committee designated by the board consisting of not less than three directors, each member of which must be a "non-employee director" as defined under Rule 16b-3 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act, or Section 162(m) of the Internal Revenue Code, the board may exercise any power or authority granted to the committee. Subject to the terms of the Plan, the committee or the board is authorized to:

     - select eligible persons to receive awards,

     - determine the type and number of awards to be granted and the number of shares of common stock to which awards will relate,

     - specify times at which awards will be exercisable or settleable, including performance conditions that may be required as a condition thereof,

     - set other terms and conditions of awards,

     - prescribe forms of award agreements,

     - interpret and specify rules and regulations relating to the Plan, and

     - make all other determinations that may be necessary or advisable for the administration of the Plan.

     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The committee or the board is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise, or defined "change in control price" following a change in control, exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of an stock appreciation right are determined by the committee, but in the case of an incentive stock option must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the Plan, the term "fair market value" means the fair market value of common stock, awards or other property as determined by the committee or the board or under procedures established by the committee or the board. Unless otherwise determined by the committee or the board, the fair market value of common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which common stock is

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traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee or the board, except that no option or stock appreciation right may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least 6 months, outstanding awards or other property having a fair market value equal to the exercise price, as the committee or the board may determine from time to time. Methods of exercise and settlement and other terms of the stock appreciation rights are determined by the committee or the board. stock appreciation rights granted under the Plan may include "limited stock appreciation rights" exercisable for a stated period of time following a change in control of DemandStar, as discussed below.

     RESTRICTED AND DEFERRED STOCK. The committee or the board is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of specified terminations of employment, prior to the end of a restricted period specified by the committee or the board. A participant granted restricted stock generally has all of the rights of a stockholder of DemandStar, unless otherwise determined by the committee or the board. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of specified terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

     DIVIDEND EQUIVALENTS. The committee or the board is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee or the board.

     BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The committee or the board is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of DemandStar obligations to pay cash under the Plan or other plans or compensatory arrangements, subject to such terms as the committee or the board may specify.

     OTHER STOCK-BASED AWARDS. The committee or the board is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon performance of DemandStar or any other factors designated by the committee or the board, and awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries or

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

business units. The committee or the board determines the terms and conditions of such awards.

     PERFORMANCE AWARDS, INCLUDING ANNUAL INCENTIVE AWARDS. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the committee or the board. In addition, the Plan authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares of common stock or other awards upon achievement of pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards and annual incentive awards granted to persons whom the committee expects will, for the year in which a deduction arises, be "covered employees" will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by DemandStar under Section 162(m) of the Internal Revenue Code. For purposes of Section 162(m), the term "covered employee" means DemandStar's chief executive officer and each other person whose compensation is required to be disclosed in DemandStar's filings with the SEC by reason of that person being among the four highest compensated officers of DemandStar as of the end of a taxable year. If and to the extent required under Section 162(m), any power or authority relating to a performance award or annual incentive award intended to qualify under Section 162(m) is to be exercised by the committee and not the board.

     Subject to the requirements of the Plan, the committee or the board will determine performance award and annual incentive award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. In granting annual incentive or performance awards, the committee or the board may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of business criteria described in the Plan including, for example, total shareholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment. During the first 90 days of a fiscal year or performance period, the committee or the board will determine who will potentially receive annual incentive or performance awards for that fiscal year or performance period, either out of the pool or otherwise.

     After the end of each fiscal year or performance period, the committee or the board will determine:

     (1) the amount of any pools and the maximum amount of potential annual incentive or performance awards payable to each participant in the pools, and

     (2) the amount of any other potential annual incentive or performance awards payable to participants in the Plan.

     The committee or the board may, in its discretion, determine that the amount payable as an annual incentive or performance award will be reduced from the amount of any potential award.

     OTHER TERMS OF AWARDS. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee or the board. The committee or the board may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee or the board may establish, including payment or crediting of interest or

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dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee or the board is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of DemandStar's obligations under the Plan. The committee or the board may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld, or previously acquired shares of common stock or other property be surrendered by the participant, to satisfy withholding and other tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the committee or the board may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

     Except to the extent required by law, awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant, as distinguished from the exercise. The committee or the board may, however, grant awards in exchange for other awards under the Plan, awards under other DemandStar plans, or other rights to payment from DemandStar, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

     ACCELERATION OF VESTING; CHANGE IN CONTROL. The committee or the board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement, vesting shall occur automatically in the case of a "change in control" of DemandStar, as defined in the Plan, including the cash settlement of stock appreciation rights and "limited stock appreciation rights" which may be exercisable in the event of a change in control. In addition, the committee or the board may provide in an award agreement that the performance goals relating to any performance based award will be deemed to have been met upon the occurrence of any "change in control." Upon the occurrence of a change in control and if so provided in the award agreement, stock options and limited stock appreciation rights, and other stock appreciation rights which so provide, may be cashed out based on a defined "change in control price," which will be the higher of:

     (1) the cash and fair market value of property that is the highest price per share paid, including extraordinary dividends, in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of DemandStar, or

     (2) the highest fair market value per share, generally based on market prices, at any time during the 60 days before and 60 days after a change in control.

     For purposes of the Plan, the term "change in control" generally means (a) approval by shareholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding, voting securities, or a liquidation or dissolution of DemandStar or the sale of all or substantially all of the assets of DemandStar, unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned, or (b) a change in the composition of the board such that the

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persons constituting the board on the date the award is granted, and subsequent directors approved by such board (or approved by such subsequent directors), cease to constitute at least a majority of the board, or (c) the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of more than 30% of either the then outstanding shares of DemandStar's common stock or the combined voting power of DemandStar's then outstanding voting securities entitled to vote generally in the election of directors excluding, for this purpose, any acquisitions by:

     (1) DemandStar or its subsidiaries,

     (2) any person, entity or "group" that as of the date on which the award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a controlling interest, or

     (3) any employee benefit plan of DemandStar or its subsidiaries.

     AMENDMENT AND TERMINATION. The board may amend, alter, suspend, discontinue or terminate the Plan or the committee's authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although the board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the board, the Plan will terminate at such time as no shares of common stock remain available for issuance under the Plan and DemandStar has no further rights or obligations with respect to outstanding awards under the Plan.

     OUTSTANDING OPTIONS. As of the date of this prospectus, DemandStar has granted options to purchase a total of 2,270,000 shares of common stock under the Plan, including:

     - options to purchase 1,000,000 shares granted to Mr. Ramos;

     - options to purchase 100,000 shares granted to each of Messrs. Markey, Gornto and Moses;

     - options to purchase 150,000 shares granted to each of Messrs. Jordan and North; and

     - options to purchase an aggregate of 670,000 shares granted to employees of DemandStar.

     The exercise price of these options is equal to $1.00 per share. All options expire ten years from the date of grant.

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                           RELATED PARTY TRANSACTIONS

TRANSACTIONS INVOLVING MANAGEMENT

     LEGAL SERVICES. L. A. Gornto, Jr., DemandStar's General Counsel, has performed legal services for DemandStar through his law firm, L. A. Gornto, Jr., P.A., for which DemandStar paid approximately $40,700 from DemandStar's inception through February 2000, and from which office rent, secretarial and other expenses incurred by Mr. Gornto in providing such services were paid.

     CONDITIONAL PURCHASE OF SERIES B PREFERRED STOCK. HTE and Messrs. Gornto, Markey, Moses and Ramos, officers and directors of DemandStar, have agreed, pursuant to the terms of a Conditional Series B Stock Purchase Agreement, to purchase in the aggregate 2,000,000 shares of DemandStar's Series B preferred stock for an aggregate purchase price of $2,000,000 only in the event that less than $5,000,000 in rights are exercised in the aggregate. HTE will purchase 1,000,000 shares of Series B preferred stock and each of Messrs. Gornto, Markey, Moses and Ramos will each purchase 250,000 shares of Series B preferred stock. In conjunction with, and as an inducement to HTE and the individuals to commit to the conditional purchase of Series B preferred stock, DemandStar, in January 2000, issued HTE and such individuals warrants entitling them to purchase an aggregate of 1,000,000 shares of DemandStar common stock at an exercise price of $2.00 per share. HTE received warrants to purchase 500,000 shares of DemandStar common stock and each individual received warrants to purchase 125,000 shares of DemandStar common stock. Such warrants are currently exercisable and will expire January 1, 2002. The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted to protect against the possible dilutive effects of events such as stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of DemandStar's assets.

     EMPLOYMENT AND CONSULTING AGREEMENTS WITH OFFICERS AND
DIRECTORS. DemandStar has entered into employment agreements with each of Messrs. Ramos, Gornto, Markey, Jordan and North. In addition, DemandStar has entered into consulting agreements with each of Messrs. Moses and Brown. See "Executive Compensation -- Employment Agreements" and "-- Consulting Agreements."

     AGREEMENT OF COMMITMENT TO EXERCISE RIGHTS. Messrs. Ramos, Markey, Gornto, North and Moses, executive officers and/or directors of DemandStar, have entered into an agreement with DemandStar to subscribe for an aggregate of 656,821 restricted shares of common stock, which amount reflects the total number of rights to which they will be entitled. Pursuant to the same agreement, Messrs. Markey, North, Ramos and Jordan, officers and directors of DemandStar, have agreed to purchase additional shares in the rights offering in an amount representing the lesser of (a) an aggregate of 718,568 restricted shares of common stock or (b) the number of shares of unsubscribed common stock available on the closing date of the rights offering.

TRANSACTIONS INVOLVING HTE

     HTE has provided DemandStar with administrative and management services, including payroll, consulting and legal.

     HTE and DemandStar have entered into, or prior to the consummation of the rights offering will have entered into, a number of agreements for the purpose of defining their

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continuing relationship. These agreements are summarized below. Each of these agreements has been negotiated in the context of a parent-subsidiary relationship and, therefore, will not be the result of negotiations between independent parties with separate representation. Thus, we cannot guarantee you that each of these agreements or the related transactions will be on as favorable terms as could have been obtained from unaffiliated third parties.

     INVESTMENT AND DISTRIBUTION AGREEMENT. Under the investment and distribution agreement executed by HTE and DemandStar, HTE is obligated to contribute to DemandStar $1,000,000 in cash in exchange for 500,000 shares of Series A preferred stock, with an option to purchase an additional 250,000 shares for $500,000 to expire on June 30, 2000. HTE contributed the $1,000,000 for 500,000 shares of Series A preferred stock in January 2000. In February 2000, HTE exercised its option to purchase the additional 250,000 shares of Series A preferred stock for $500,000 in cash. Under the agreement, DemandStar must reserve from its authorized and unissued shares of common stock the number of shares of common stock into which the Series A preferred stock is convertible from time to time.

     The investment and distribution agreement provides that HTE and DemandStar will indemnify each other with respect to any future losses that might arise from the rights offering as a result of any untrue statement or alleged untrue statement in any rights offering or the omission or alleged omission to state a material fact in any rights offering (1) in DemandStar's case, except to the extent the statement was based on information provided by HTE and (2) in HTE's case, only to the extent the loss relates to information supplied by HTE.

     SERVICES AGREEMENT. The services agreement will provide that HTE will provide to DemandStar management and administrative services. The administrative services to be provided by HTE, through its employees, will include financial reporting, accounting, auditing, tax, office services, payroll and human resources as well as management consulting services. DemandStar will pay HTE for these services at the estimated cost of providing such services. The services agreement shall continue until terminated by either party upon 120 days' notice. Under the Services Agreement, HTE is charging DemandStar a monthly services fee equal to 5% of DemandStar's operating expenses for general administrative matters for DemandStar, plus expenses incurred by HTE for directed allocations of HTE employees for specific projects such as sales, the registration statement for the rights offering, consulting services, and similar expenses. For the period from June 18, 1999 to December 31, 1999, HTE charged DemandStar approximately $183,500 for management and administrative services. That amount represents the accrued monthly services fees for that period, plus expenses accrued to date for directed allocations of time for various projects, including time devoted by HTE employees to the registration statement for this rights offering, sales projects and charges incurred for consulting services. As DemandStar increases its infrastructure and hires additional staff, HTE expects to allocate less of its resources to administrative and management services for DemandStar.

     TAX SHARING AND INDEMNITY AGREEMENT. The tax sharing and indemnity agreement, which is conditioned upon HTE and DemandStar being deemed part of a consolidated tax group, will define the parties' rights and obligations with respect to the filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or other taxes relating to DemandStar's business for periods prior to and including the date on which DemandStar ceases to be a member of HTE's consolidated tax group and with

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respect to tax attributes of DemandStar after it is no longer a member of HTE's consolidated tax group. For periods ending on or before the last day of the taxable year in which DemandStar ceases to be a part of HTE's consolidated tax group, HTE will be responsible for:

     - filing both consolidated federal tax returns for the HTE affiliated group and combined or consolidated state tax returns for any group that includes a member of the HTE affiliated group, including, in each case, DemandStar for the relevant periods of time that DemandStar was a member of the applicable group, and

     - paying the taxes relating to those returns, including any subsequent adjustments resulting from the redetermination of those tax liabilities by the applicable taxing authorities. DemandStar is responsible for reimbursing HTE for its share of those taxes, if any. DemandStar is also responsible for filing returns and paying taxes relating to it for periods that begin before and end after DemandStar ceases to be a part of HTE's consolidated tax group. This agreement is intended to allocate the tax liability between HTE and DemandStar as if they were separate taxable entities. HTE and DemandStar have also agreed to cooperate with each other and to share information in preparing those tax returns and in dealing with other tax matters.

     REGISTRATION RIGHTS AGREEMENT. The registration rights agreement which DemandStar and HTE have entered into provides for DemandStar's grant of rights to HTE with respect to the registration under the Securities Act of the shares of DemandStar common stock owned by HTE at the closing of the rights offering. The registration rights agreement entitles HTE to demand DemandStar, not more than once in any 365-day period commencing on the first anniversary of the closing of the rights offering and on not more than three occasions after HTE no longer owns a majority of the voting power of the outstanding capital stock of DemandStar, to file a registration statement under the Securities Act covering the registration of DemandStar common stock held by HTE, including in connection with an offering by HTE of its securities that are exchangeable for its common stock. HTE's demand registration rights contain various limitations, including that the registration cover a number of shares of DemandStar common stock held by HTE having a fair market value of at least $3,000,000 at the time of the request for registration and that DemandStar may be able to temporarily defer a demand registration to the extent it conflicts with another public offering of securities by DemandStar or would require DemandStar to disclose material non-public information. HTE is also able to require DemandStar to include DemandStar common stock held by HTE in a registration by DemandStar of its securities so long as specified conditions are satisfied. The underwriters for the offering, however, may limit or exclude from the offering DemandStar common stock held by HTE.

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

     DemandStar and HTE will share equally the out-of-pocket fees and expenses of a demand registration and HTE will pay its pro rata share of underwriting discounts, commissions and related selling expenses. DemandStar will pay all expenses associated with a piggyback registration, except that HTE will pay its pro rata share of the selling expenses. The registration rights agreement contains indemnification and contribution provisions:

     - by HTE for the benefit of DemandStar and related persons, as well as any potential underwriter; and

     - by DemandStar for the benefit of HTE and related persons, as well as any potential underwriter.

     HTE's demand registration rights will terminate on the date that HTE owns, on a fully converted or exercised basis with respect to the securities held by HTE, common stock representing less than 10% of the then issued and outstanding voting stock of DemandStar. HTE's piggyback registration rights will terminate when it is able to sell all of its DemandStar common stock, including all common stock available upon exercise of all conversion and subscription privileges, under Rule 144 within a three month period. HTE may transfer its registration rights to any transferee of common stock that represents, on a fully converted or exercised basis, at least 20% of the then issued and outstanding voting stock of DemandStar at the time of transfer; provided, however, that the transferee will be limited to:

     - two demand registrations if the transfer conveys less than a majority but more than 30%, and

     - one demand registration if the transfer conveys 30% or less of the then issued and outstanding voting stock of DemandStar.

     HTE LOAN. From DemandStar's inception through December 31, 1999, HTE advanced DemandStar an aggregate of $1,306,885, which has been utilized primarily to acquire the business and certain specified assets from the Predecessor and to finance DemandStar's operating losses. DemandStar's obligation to repay such advances are evidenced by a five-year unsecured term note, effective as of October 31, 1999, bearing interest at a rate of 8% per annum. The total principal amount of the note is $1,750,000, all of which has been drawn down as of February 29, 2000. In that the entire amount available under this facility has been drawn down, principal and accrued interest thereon shall be due and payable annually for the term in principal installments of $200,000 at the end of the first year, $250,000 at the end of the second year, $350,000 at the end of the third year, $450,000 at the end of the fourth year and the balance of $500,000 at maturity of the note. Notwithstanding the foregoing, at the earlier of (1) the maturity date of the note, or (2) the date of effectiveness of a public offering of DemandStar common stock yielding gross proceeds of at least $10,000,000, the entire outstanding balance of the note shall be due and payable. After taking into consideration DemandStar's cash on hand, all other capital resources available and DemandStar's need for cash, DemandStar may elect to prepay all or a portion of the note from proceeds from the rights offering or subsequently thereafter, although it is not required to do so pursuant to the terms of the note.

     HTE PAYMENT FOR DEMANDSTAR REGISTERED COMMON STOCK. Upon the closing of the rights offering, HTE will purchase the 18,811,330 shares of DemandStar common stock

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

being registered in this offering for the price of $1.00 per share. The aggregate purchase price will be evidenced by a non-interest bearing promissory note payable to DemandStar in the principal amount of $18,811,330, which shall be delivered and immediately thereafter repaid at the closing of the offering from the proceeds received from investors who exercise their rights and purchase DemandStar common stock. Immediately after the closing of the offering, DemandStar will file a post-effective amendment to this registration statement to de-register any underlying shares of common stock not subscribed for by rights holders at closing. The note will provide that such de-registered restricted shares shall be redeemed by DemandStar in exchange for the then outstanding balance due under the note from shares purchased by HTE pursuant to the non-interest bearing note.

     EARN-OUT OBLIGATIONS. On June 18, 1999, DemandStar acquired the business and specified net assets from our predecessor for $1,000,000 in cash. DemandStar agreed to pay up to an additional $2,000,000 in cash over a three-year period beginning June 18, 1999, if DemandStar meets the following operating profit targets: $476,771 for year ended June 30, 2000; $5,719,412 for year ended June 30, 2001; and $10,144,111 for year ended June 30, 2002.

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

                        SECURITY OWNERSHIP OF DEMANDSTAR

     The following table sets forth information known to DemandStar regarding beneficial ownership of DemandStar common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock at a maximum number of shares for
(1) each executive officer and director of DemandStar who beneficially owns shares; (2) each shareholder known to DemandStar to beneficially own 5% or more of DemandStar's outstanding securities; and (3) all executive officers and directors as a group.

                                         AMOUNT AND NATURE
                                           OF BENEFICIAL        BEFORE    AFTER MAXIMUM
NAME OF BENEFICIAL OWNER                     OWNERSHIP         OFFERING   OFFERING(1)(2)
------------------------                --------------------   --------   --------------
H.T.E., Inc...........................       1,250,000          100%          6.0%
  1000 Business Center Dr
  Lake Mary, FL 32746
All executive officers and                         -0-           -0-          3.2%(3)
directors as a group..................

-------------------------

(1) After giving effect to the issuance of 18,811,330 shares of common stock upon the closing of the rights offering.

(2) Does not reflect the percentage of HTE's beneficial ownership upon full conversion of the Series A preferred stock held by HTE and full exercise of the warrants issued to HTE. Assuming (a) full conversion of the 750,000 shares of Series A preferred stock, and (b) full exercise of the warrants granted to HTE to purchase 500,000 shares of DemandStar common stock, HTE would beneficially own 2,500,000 shares of outstanding DemandStar common stock. Assuming the HTE conversions/exercises discussed above plus (i) the full exercise of the warrants granted to DemandStar employees and directors to purchase 500,000 shares of DemandStar common stock and (ii) the full exercise of the vested options to purchase 190,000 shares of DemandStar common stock, total DemandStar common stock outstanding would be 22,672,351 shares assuming maximum exercise of all rights. Accordingly, the percentage of HTE's beneficial ownership of DemandStar common stock outstanding after the offering would be 11.0%, assuming maximum exercise of all rights.

(3) Does not reflect the agreement of DemandStar officers and directors to purchase an aggregate of up to 718,568 restricted shares of DemandStar common stock from the pool of unsubscribed rights at the closing. Assuming such purchase of 718,568 restricted shares, the percentage of beneficial ownership of all executive officers and directors as a group after the offering would be 6.6%, assuming maximum exercise of rights.

                           DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL STOCK

     Immediately following the consummation of the rights offering, DemandStar's authorized capital stock will consist of 100,000,000 shares of DemandStar common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 2,000,000 shares are designated as Series A preferred stock, 4,000,000

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

shares are designated Series B preferred stock, and 4,000,000 shares are undesignated. Upon closing of the rights offering, DemandStar will have outstanding 750,000 shares of Series A preferred stock, 2,000,000 shares of Series B preferred stock in the event that less than $5,000,000 in rights are exercised, and 20,732,351 shares of common stock, assuming maximum exercise of all rights. The following summary description of DemandStar's capital stock and other securities is qualified in its entirety by reference to DemandStar's amended and restated articles of incorporation and amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part and to the applicable provisions of the Florida Business Corporation Act.

COMMON STOCK

     The holders of the outstanding common stock are entitled to receive and share ratably dividends if, as and when declared by the board of directors out of funds legally available with respect to DemandStar's outstanding common stock. See "Dividend Policy." In addition, in the event of a liquidation, dissolution or winding-up of DemandStar, the holders of common stock are entitled to share equally and ratably in the net assets of DemandStar, if any, remaining after paying all debts and liabilities of DemandStar and payment of all liquidation preferences of any outstanding shares of preferred stock, including the Series A and Series B preferred stock. In specified circumstances, as described below, the holders of common stock may be required to share dividend's or distribution of net assets on dissolution, liquidation or winding-up of DemandStar with HTE as the holder of the Series A preferred stock.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except for shareholders who have acquired their shares in a control-share acquisition under Florida statutes. See "-- Anti-Takeover Effects of Florida Law and
Charter -- Florida Law," below. Holders of common stock do not have cumulative voting rights. Holders of common stock vote together with the holders of the Series A preferred stock as a single class on almost all matters presented to shareholders for a vote.

     No common stock is subject to redemption or has preemptive rights to purchase additional shares of common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of the rights offering will be fully paid and nonassessable. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of holders of DemandStar's Series A preferred stock and the holders of Series B preferred stock, and shares of any class or series of preferred stock which DemandStar may designate and issue in the future.

PREFERRED STOCK

     The DemandStar board has the authority, without further shareholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting the series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the DemandStar shareholders. The issuance of preferred stock by the DemandStar board could adversely affect the rights of holders of common stock. As of the date of this prospectus, except for the Series A preferred stock, there are no shares of preferred stock designated or outstanding.

     The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of DemandStar and may discourage bids for DemandStar common stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, the DemandStar common stock. DemandStar has no current plans to issue any shares of preferred stock other than the Series A preferred stock other than pursuant to the Conditional Series B Stock Purchase Agreement.

SERIES A PREFERRED STOCK

     The DemandStar board of directors designated 2,000,000 shares of preferred stock as Series A preferred stock, $0.01 par value per share. The following is a summary of the terms of the Series A preferred stock.

     Before the closing of the rights offering, as the sole shareholder of the Series A preferred stock, HTE will be issued 750,000 shares of Series A preferred stock for HTE's $1,500,000 investment. So long as HTE remains the sole shareholder of the Series A preferred stock, upon the liquidation of DemandStar, HTE generally shall be entitled to receive $2.00 per share, subject to adjustment, or a total liquidation preference of $1,500,000 prior to any distribution of net assets to the holders of common stock or other equity securities ranking junior to the Series A preferred stock. However, HTE, as the holder of the Series A preferred stock, shall not be entitled to any dividends or additional distributions, whether upon dissolution, liquidation or winding up of DemandStar, unless at the time the dividend or distribution is declared, the percentage of the outstanding DemandStar common stock held by HTE is less than 35% of DemandStar's total outstanding shares of common stock as a result of disposition of DemandStar common stock by HTE. If HTE's actual percentage is below 35%, then HTE, as the holder of Series A preferred stock, will be entitled to receive a percentage of the dividend or distribution amount declared which is equal to the difference between 35% and HTE's actual percentage as of the applicable record date and the holders of the common stock, including HTE with respect to its DemandStar common stock, are entitled to receive the balance of the dividend or distribution amount. The holders of both the Series A preferred stock and the holders of the DemandStar common stock are entitled to receive such amounts on an equal priority basis. For example, if on the date of DemandStar's liquidation, HTE's DemandStar common stock holdings have been diluted to 20% of the outstanding common stock, and $20,000,000 is available for distribution after the satisfaction of all liabilities and payment of all liquidation preferences of any outstanding shares of preferred stock, including the Series A preferred stock and any other preferred stock issued and outstanding with senior liquidation preferences to the DemandStar common stock, then DemandStar would distribute $3,000,000 with respect to the Series A preferred stock and $17,000,000 with respect to the common stock. The $3,000,000 distributed with respect to the Series A preferred stock represents 15% of the amount distributed or the difference between 35% and HTE's actual percentage of 20%.

     If at any time HTE's actual percentage is less than 35% and HTE transfers or otherwise disposes of any DemandStar common stock, then the 35% will be reduced to the percentage equal to the amount that HTE's remaining DemandStar common stock constitutes of all of DemandStar's outstanding common stock.

     The conversion rate for the Series A preferred stock is as follows: each share of Series A preferred stock shall be convertible into one share of fully paid non-assessable DemandStar common stock, on a one-for-one basis, subject to adjustments, at either the election of the holder of the Series A preferred stock or, automatically upon either the sale of substantially all of DemandStar's assets or a merger of DemandStar in which DemandStar does not survive such merger. The conversion price for such conversion shall be $2.00 per each share of DemandStar common stock received as a result of such conversion.

     The conversion rate is subject to positive and negative adjustments from time to time in the event of the following:

     - the issuance of DemandStar common stock as a dividend or distribution;

     - the combination, subdivision or reclassification of DemandStar common stock;

     - the sale of DemandStar common stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the $2.00 per share or the then current market price of the DemandStar common stock, except upon the issuance of options granted to employees, officers, directors, stockholders or consultants pursuant to existing stock option plans and future stock option plans approved by the DemandStar shareholders; or

     - the distribution to all holders of DemandStar common stock of evidences of DemandStar's indebtedness or assets, including securities, but excluding cash dividends or distributions paid out of net income.

     No fractional shares of DemandStar common stock are issuable upon the conversion of Series A preferred stock surrendered for conversion. Any shares of Series A preferred stock converted resulting in fractional shares of DemandStar common stock shall be redeemed at the then effective conversion price per share, which shall be paid as promptly as possible when funds are available for such payment.

     In almost all matters presented to shareholders for a vote, including the election of directors or any merger, liquidation, sale of assets or charter amendment proposals, the holders of the Series A preferred stock and the common stock vote as a single class. As a class, the holders of Series A preferred stock shall be entitled to vote a number of shares equal to 19.9% of all of DemandStar's voting capital stock, less the number of shares of DemandStar voting stock, other than the number of shares of Series A preferred stock owned by HTE. However, at no time shall Series A preferred stock voting rights be less than two times the number of Series A preferred shares outstanding; and, so long as 750,000 Series A preferred shares are outstanding, the Series A preferred stock shall be entitled to the 19.9% vote referenced above. Further, in the event any shareholder group of DemandStar, as a group, other than HTE and its affiliated entities, own greater than 10% of DemandStar's outstanding common stock, then the holders of Series A preferred stock, as a group, shall have a number of votes equal to the greater of:

     (1) 19.9%, as may be adjusted under the terms of the Series A preferred stock; or

     (2) 10,000 votes plus that number of votes possessed by any person or group owning in excess of 10% of the DemandStar outstanding common stock.

Notwithstanding the preceding, the total voting rights of the Series A preferred stock when combined with HTE's entire amount of voting rights, whether pursuant to DemandStar Series A preferred stock or DemandStar common stock, shall not exceed 50% of all the DemandStar voting stock.

     Cumulative voting for the election of directors is not provided for in DemandStar's articles of incorporation, which means that the holders of the Series A preferred stock will control all shareholder votes. Each share of common stock is entitled to one vote in all matters presented to shareholders. The common stock is not entitled to preemptive rights and may not be redeemed.

SERIES B PREFERRED STOCK

     The DemandStar board of directors designated 4,000,000 shares of preferred stock as Series B preferred stock, $.01 par value per share. The following is a summary of the terms of the Series B preferred stock.

     HTE and Messrs. Gornto, Markey, Moses and Ramos, officers and directors of DemandStar, have agreed, pursuant to the terms of a Conditional Series B Stock Purchase Agreement, to purchase in the aggregate 2,000,000 shares of DemandStar's Series B preferred stock for an aggregate purchase price of $2,000,000 only in the event that less than $5,000,000 in rights are exercised in the aggregate. HTE will purchase 1,000,000 shares of Series B preferred stock and each of Messrs. Gornto, Markey, Moses and Ramos will each purchase 250,000 shares of Series B preferred stock. In conjunction with, and as an inducement to HTE and the individuals to commit to the conditional purchase of Series B preferred stock, DemandStar, in January 2000, issued HTE and such individuals warrants entitling them to purchase an aggregate of 1,000,000 shares of DemandStar common stock at an exercise price of $2.00 per share. HTE received warrants to purchase 500,000 shares of DemandStar common stock and each individual received warrants to purchase 125,000 shares of DemandStar common stock. Such warrants are currently exercisable and will expire on January 1, 2002. The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted to protect against the possible dilutive effects of events such as stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of DemandStar's assets.

     With respect to dividend rights and rights upon dissolution, liquidation or winding-up of DemandStar, the Series B preferred stock ranks senior to the common stock and junior to the Series A preferred stock. Upon the occurrence of such an event, the proceeds remaining after the satisfaction of all liabilities and payment of and all other preferred stock preference amounts superior to the Series B preferred stock, the holders of the Series B preferred stock, will be entitled to the original issue price of $1.00 per share together with accretions as discussed below and all accumulated and unpaid dividends prior to any distribution of net assets to the holders of any equity securities ranking junior to the Series B Preferred Stock, including the common stock.

     The Series B preferred stock will accrue dividends on the liquidation amount of the stock at the rate of 6% per annum. The dividends are cumulative, but shall not be payable unless and until declared by the board of directors. The dividends are payable through accretion of the liquidation preference or additional shares of Series B Preferred Stock until June 15, 2002 at which time dividends will be payable in cash. Securities that rank junior or on parity with the Series B preferred stock may not be repurchased and no

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

dividends may be declared with respect to such securities if DemandStar is in default with respect to the Series B preferred dividends or the repurchase of Series B preferred stock.

     Following the second anniversary of the later of (1) the closing date of the rights offering or (2) June 30, 2000, DemandStar may be required to mandatorily redeem all or a portion of the Series B preferred stock at the election of the holders of the Series B preferred stock. The redemption price will equal the liquidation value of the shares being redeemed plus all accrued and unpaid cash dividends.

RIGHTS

     DemandStar is granting rights through HTE to holders of HTE common stock on March 6, 2000, to holders of HTE stock options on December 16, 1999 who are also employees or directors of HTE, or a subsidiary of HTE, as of February 1, 2000, and to employees of HTE, or a subsidiary of HTE, as of February 1, 2000. The rights are each exercisable for one share of DemandStar common stock at an exercise price of $1.00 per share. Rights may not be transferred, in whole or in part, except to spouses and lineal descendants of the rights holder. Unless extended, the rights expire on May 1, 2000.

WARRANTS

     Currently, there are 1,000,000 warrants outstanding. Each warrant entitles its holder to purchase one share of DemandStar common stock at an exercise price of $2.00 per share, subject to specified adjustments, for a period of two years ending on January 1, 2002.

     Each warrant may be exercised by surrendering the warrant certificate, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price to the subscription agent. The warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

     Holders of the warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of events such as stock splits and the issuance of stock dividends. If DemandStar merges, reorganizes, recapitalizes or is acquired in such a way as to terminate the warrants, the warrants may be exercised immediately prior to such action. In the event of DemandStar's liquidation, dissolution or winding up, holders of warrants are not entitled to participate in the distribution of assets. For the life of the warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of the common stock held by other investors and would result in a dilution of their percentage ownership of DemandStar's common stock.

     Holders of the warrants are entitled to piggy-back registration rights with respect to the common stock underlying the warrants. The holders are entitled, subject to specified limitations, to require DemandStar to include their registrable securities in future registration statements DemandStar files under the Securities Act.

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

ANTI-TAKEOVER EFFECTS OF FLORIDA LAW AND CHARTER

CHARTER

     Provisions of DemandStar's articles and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt.

BOARD OF DIRECTORS

     DemandStar's amended and restated articles provide that, except as otherwise fixed by the provisions of a certificate of designation containing the rights of the holders of any class or series of preferred stock, the number of the directors of DemandStar will be fixed from time to time exclusively through a resolution adopted by a majority of the total number of directors which DemandStar would have if there were no vacancies. The articles divide our board of directors into three classes, with regular three-year terms and initial terms of one year for the Class I directors, two years for the Class II directors and three years for the Class III directors.

     The articles provide that except as otherwise provided for or fixed by a certificate of designation containing the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the DemandStar board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of DemandStar's board, and not by the shareholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the DemandStar board will shorten the term of any incumbent director. Subject to the rights of holders of preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions preclude a third party from removing incumbent directors and simultaneously gaining control of the DemandStar board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the DemandStar board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of DemandStar.

SPECIAL MEETINGS OF SHAREHOLDERS

     DemandStar's articles provide that a special meeting of shareholders can be called only by the chairman of the board of directors, a majority of the members of the board of directors, or the holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at such meeting. So long as HTE continues to hold 50% or more of the voting power of all classes of outstanding capital stock of DemandStar, a special meeting may be called by HTE, the chairman of the board, the chief executive officer, the president or a majority of the members of the board. This provisions would make it more difficult for shareholders to take actions opposed by the board of directors.

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

WRITTEN CONSENT

     Under DemandStar's articles, the shareholders of DemandStar may not take action in writing without a meeting of the shareholders after the date on which HTE no longer beneficially owns at least 50% of the voting power of all classes of outstanding capital stock.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     DemandStar's articles require that timely notice in writing be provided by shareholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of DemandStar not less than 120 days nor more than 180 days prior to the first anniversary of the date of DemandStar's notice of annual meeting provided with respect to the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder must be delivered or received not later than the close of business on the 5th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. To be timely with respect to a special meeting, a shareholder's notice must be delivered to or mailed and received at DemandStar's principal office not later than the close of business on the fifth day following the date on which notice of a special meeting is given to shareholders or the public, whichever occurs first.

     DemandStar's articles also specify requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from timely bringing matters before, or from nominations for directors at, an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

     Upon consummation of this offering, DemandStar will be authorized to issue additional common stock and up to 4,000,000 shares of preferred stock in one or more series, having terms fixed by the board of directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of common stock. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the DemandStar by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of DemandStar's management. Issuance of shares of common stock or preferred stock could also be used as an anti-takeover device.

AMENDMENTS

     The articles provide that the affirmative vote of the holders of at least 66 2/3% of DemandStar's voting stock, voting together as a single class, is required to amend provisions of the articles relating to shareholder action without a meeting; the calling of special meetings; the number, election and term of the DemandStar directors; the filling of vacancies; and the removal of directors. The articles further provide that the related by-laws described above (including the shareholder notice procedure) may be amended only by the DemandStar board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock, voting together as a single class.

FLORIDA LAW

     DemandStar will be subject to several anti-takeover provisions that apply to a public corporation organized under Florida law, unless the corporation elects to opt out of those provisions in its articles or bylaws. DemandStar has not elected to opt out of those provisions and has no intentions to do so.

CONTROL-SHARE ACQUISITION

     Florida law prohibits the voting of shares in an issuing public Florida corporation that are acquired in a control-share acquisition unless the holders of a majority of the corporation's voting shares, exclusive of shares held by officers of the corporation, inside directors or the acquiring party approve the granting of voting rights as to the shares acquired in the control share acquisition. A control-share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors. An issuing public corporation is defined as having at least 100 shareholders, with its principal place of business, principal office or substantial assets located in Florida and either more than 10% of its shareholders reside in Florida, more than 10% of its shares are owned by Florida residents, or 1,000 shareholders reside in Florida.

     The DemandStar board has specifically determined that it does not approve of the acquisition of 20% or more of the issued and outstanding common stock of DemandStar by any person or entity except for HTE and officers and directors of DemandStar who purchase shares pursuant to agreements approved by the board prior to the date of this prospectus. Accordingly, it is management's position that any such non-approved persons acquiring 20% or more of the common stock pursuant to the rights offering would not have voting rights with respect to shares acquired.

AFFILIATED TRANSACTIONS

     Florida law contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

     - the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;

     - the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or

     - the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.

     An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

This may include takeover attempts that might result in a premium over the market price for the shares held by shareholders.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     DemandStar's articles provide that DemandStar may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

     (1) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     (2) deriving an improper personal benefit from a transaction;

     (3) voting for or assenting to an unlawful distribution; and

     (4) willful misconduct or a conscious disregard for the best interests of DemandStar in a proceeding by or in the right of DemandStar to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     DemandStar has entered into indemnification agreements with its officers and directors containing provisions which may require DemandStar to, among other things, indemnify its officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. DemandStar also intends to obtain, prior to the completion of the rights offering, officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     At present, there is no pending litigation or proceeding involving a director, officer, associate or other agent of DemandStar for which indemnification is being sought. DemandStar is also not aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for DemandStar common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the rights offering, there has been no market for the DemandStar common stock, and there can be no assurance that a significant public market for the DemandStar common stock will develop or be sustained after this offering. Future sales of substantial amounts of DemandStar common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair DemandStar's ability to raise capital through the sale of its equity securities.

     Upon completion of the rights offering, DemandStar will have outstanding 750,000 shares of Series A preferred stock, 2,000,000 shares of Series B preferred stock in the event that less than $5,000,000 in rights are exercised, and 20,732,351 shares of common stock. The 20,732,351 shares of common stock assumes maximum exercise of all rights and includes the 14,200 shares of DemandStar restricted common stock granted to employees of DemandStar and HTE pursuant to HTE's Employee Incentive Compensation Plan, the 1,250,000 shares of common stock held by HTE, and the 656,821 restricted shares to be received by officers and directors of DemandStar upon exercise of their rights. DemandStar also reserved 4,000,000 shares for options awarded or to be awarded under the 1999 Employee Incentive Compensation Plan. In addition, DemandStar also reserved 750,000 shares of common stock for issuance upon conversion of the Series A preferred stock and 1,000,000 shares for issuance upon exercise of the warrants.

     The shares of common stock issued in the rights offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by an "affiliate" of DemandStar, as that term is defined in Rule 144, may generally be sold only in compliance with Rule 144, as described below. All of the outstanding shares of common stock owned by HTE and any entity controlled by it, and the shares purchased by directors and officers of DemandStar pursuant to exercise of their rights will be "restricted securities" as that term is defined in Rule 144, and may be sold only if registered under the Securities Act or in accordance with an applicable exemption from such registration, such as Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a shareholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from DemandStar or from an affiliate of DemandStar, and persons who are affiliates of DemandStar who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of outstanding shares of common stock, or 207,324 shares immediately after completion of the rights offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 must also meet requirements relating to the manner and notice of sale and the availability of current public information about DemandStar. Under Rule 144(k), a person who is not deemed to have been an affiliate of DemandStar at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     DemandStar has entered into a registration rights agreement with HTE under which HTE has demand and piggyback registration rights. HTE can exercise these privileges any time one year after the closing of the rights offering to sell all of the common stock it holds until its beneficial ownership falls below 10% of DemandStar's outstanding common stock.

     Holders of the warrants are entitled to piggy-back registration rights with respect to the common stock underlying the warrants. The holders are entitled, subject to specified limitations, to require DemandStar to include their registrable securities in future registration statements DemandStar files under the Securities Act.

     DemandStar also anticipates that following the closing of the rights offering it will file registration statements on Form S-8 covering the common stock that may be issued upon the exercise of options granted under the 1999 Employee Incentive Compensation Plan. Shares of common stock that are acquired and offered under these registration statements generally may be resold in the public market without restriction or limitation, except in the case of affiliates of DemandStar, whom generally may only resell these shares in accordance with each provision of Rule 144, other than the holding period requirement.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material Federal income tax consequences of the acquisition, ownership and exercise or lapse of a right and of the acquisition, ownership and disposition of the common stock that may be acquired on its exercise. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences described herein. This discussion is addressed to a person that will hold a right and the DemandStar common stock acquired on exercise of a right as a capital asset and that, for Federal income tax persons, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular person in light of his particular circumstances or to taxpayers subject to special treatment under the Federal income tax law, including financial institutions, broker-dealers, foreign persons or persons holding rights or DemandStar stock as part of a straddle, "synthetic security" or other integrated investment, including a "conversion transaction".

     Neither HTE nor DemandStar has obtained, or will obtain, a private letter ruling from the Internal Revenue Service or an opinion of tax counsel with respect to any Federal income tax consequences of the rights distribution. HTE believes that the relevant material Federal income tax consequences should be as described below. However, no assurance can be provided that positions contrary to those described below will not be taken by the Internal Revenue Service or by a court.

RIGHTS TRANSFERRED TO HOLDERS OF SHARES OF HTE COMMON STOCK

     Rights transferred to a holder of shares of HTE common stock in respect of that stock generally should be subject to the federal income tax rules applicable to investment options, or warrants. A transfer by HTE of investment options should be treated as a distribution of property by HTE to the shareholder in an amount equal to the fair market value on the date of the distribution of the rights distributed. That distribution should be taxable, first, as a dividend to the extent of the current and/or accumulated earnings and profits, if any, of HTE as of the end of the taxable year in which the distribution takes place which are attributable to the shares of HTE common stock owned by that shareholder; second, as a non-taxable reduction of the shareholder's basis in his shares of HTE common stock, on a share-by-share basis, to the extent thereof; and third, as gain recognized as though there had been a sale or exchange of HTE common stock. HTE does not anticipate having any accumulated earnings and profits through December 31, 1999; however, HTE cannot predict whether it will have current earnings and profits thereafter. A rights holder's basis in a right subject to these rules will be equal to its fair market value on the date of distribution, and his holding period in that right will begin on the day after the date of distribution.

     The portion of a distribution constituting a dividend will be eligible for the dividends received deduction otherwise generally available to a corporate holder of HTE common stock. In the case of any corporate shareholder that has not held a share of HTE common stock for more than two years on the distribution announcement date, unless that corporate holder has held its HTE stock during the entire period HTE has been in existence, the portion, if any, of the distribution taxable as a dividend will be subject to the provisions of Section 1059 of the Internal Revenue Code applicable to "extraordinary dividends" if the amount taxable as a dividend is at least 10% of the holder's basis in the share of HTE common stock. Section 1059 sometimes aggregates dividends paid within specified time periods. If Section 1059 applies to a corporate holder, the untaxed portion of the dividend, if any, would reduce the corporate holder's tax basis in its HTE common stock, on a share-by-share basis, but not below zero, and any excess generally would be taxable as capital gain.

     Holders of rights should be aware that, upon corporate transactions that change the capital structure of DemandStar, including, for example, recapitalizations and stock dividends, a change in the exercise price of the rights or a failure of the rights to adjust the exercise price in the manner required, could give rise to a constructive distribution on the rights, and such a distribution would be taxable as a dividend to the holders of rights to the extent of DemandStar's current and accumulated earnings and profits.

     A holder of rights subject to the rules applicable to investment options will not recognize any gain or loss on exercise of the right. The rights holder's tax basis in the DemandStar common stock acquired on exercise will be equal to the sum of the price paid for the DemandStar common stock on exercise of the right and the rights holder's tax basis in the right exercised. The rights holder's holding period for the DemandStar common stock acquired on exercise of a right will begin on the date of exercise.

     Upon a sale, exchange or other taxable disposition of a right, subject to the rules applicable to investment options, the rights holder will recognize capital gain or loss equal to the difference between the amount realized for the right and the rights holder's tax basis in the right. That gain or loss will be capital gain or loss and, because the rights cannot be held for more than one year, will be short-term capital gain or loss.

     If a holder of a right subject to the investment options rules fails to exercise the right and it lapses unexercised, the rights holder will recognize a short-term capital loss, on the date the right expires, in an amount equal to the rights holder's tax basis in the right.

     The foregoing discussion also assumes, in the case of an HTE shareholder that also holds HTE stock options or is an employee of HTE, or a subsidiary of HTE, that the rules of the Internal Revenue Code applicable to investment options would apply to the rights that person acquires as a distribution on his HTE common stock. Although HTE believes it should be the better view that those rules would apply to those rights, it nevertheless is possible, in the case of those types of recipients of rights, that the rules set forth below in "-- Rights Transferred to Holders of HTE Options and HTE Directors and Employees" would apply to the rights they receive in respect of their HTE common stock.

RIGHTS TRANSFERRED TO HOLDERS OF HTE OPTIONS AND HTE DIRECTORS AND EMPLOYEES

     The taxation of a right transferred to a holder of an HTE option who is a director or employee of HTE, or a subsidiary of HTE, or to an employee of HTE, or a subsidiary of HTE, generally should be subject to federal income tax rules applicable to compensation, that is, the provisions of Section 83 of the Internal Revenue Code, which apply to a transfer of property in connection with the performance of services.

     Pursuant to the rules of Section 83 of the Internal Revenue Code, such a rights holder should not be taxable on the receipt of the right. On exercise of a right, the rights holder will recognize ordinary income equal to the excess, if any, of (1) the fair market value, on the date of exercise of the right, of the shares of DemandStar common stock acquired on exercise of the right over (2) the exercise price for the right. If such a rights holder is an employee of HTE, or a subsidiary of HTE, that income will be subject to the withholding of federal income tax. The tax basis in DemandStar common stock acquired on exercise of a right subject to the compensation rules will be equal to its fair market value on the date of exercise of the right, and his holding period for that stock will begin on that date. DemandStar will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to such a rights holder, provided that amount constitutes an ordinary and necessary business expense for DemandStar and is reasonable in amount, and either the employee includes that amount in income or DemandStar timely satisfies its reporting requirements with respect to that amount.

DEMANDSTAR COMMON STOCK

     The Federal income tax rules generally applicable to common stock will apply to the DemandStar common stock issued on exercise of a right. Holders of that stock should be aware that, upon corporate transactions that change the capital structure of DemandStar, including, for example, recapitalizations and stock dividends, a change in the exercise price of the rights or a failure of the rights to adjust the exercise price in the manner required, could give rise to a constructive distribution on the DemandStar common stock, and such a distribution would be taxable as a dividend to the holders of DemandStar common stock to the extent of DemandStar's current and accumulated earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting by HTE and DemandStar to the Internal Revenue Service, and the rules regarding backup withholding at a rate of 31%, will apply in respect of rights distributed to Investor Optionees and in respect of DemandStar common stock.

                                 LEGAL MATTERS

     The validity of the DemandStar common stock offered hereby will be passed upon by Greenberg Traurig, P.A., Orlando, Florida.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits an schedules which are part of the registration statement. For further information with respect to DemandStar and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

     Upon completion of this offering, DemandStar will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, DemandStar's website and the website of the SEC referred to above. Information on our website does not constitute a part of this prospectus.

                              DEMANDSTAR.COM, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

DEMANDSTAR.COM, INC. FINANCIAL STATEMENTS

     Report of Independent Certified Public Accountants.....   F-2

     Balance Sheets.........................................   F-3

     Statements of Operations...............................   F-4

     Statements of Shareholder's Deficit....................   F-5

     Statements of Cash Flows...............................   F-6

     Notes to Financial Statements..........................   F-7

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Introduction to Unaudited Pro Forma Combined Statement
      of Operations.........................................  F-18

     Unaudited Pro Forma Combined Statement of Operations...  F-19

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of DemandStar.com, Inc.:

     We have audited the accompanying balance sheet of Information On Demand, Inc. (the Predecessor, a Florida corporation) as of December 31, 1998, and the related statements of operations, shareholder's deficit and cash flows for the year then ended, and for the period from January 1, 1999, to June 17, 1999, and the accompanying balance sheet of DemandStar.com, Inc., a Florida corporation (the Company), as of December 31, 1999, and the related statements of operations, shareholder's deficit and cash flows for the period from June 18, 1999, to December 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, and for the period from January 1, 1999, to June 17, 1999, and the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period from June 18, 1999, to December 31, 1999, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Arthur Andersen LLP

Orlando, Florida,
  February 4, 2000

     THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING RESULTS IN INCREASED AMORTIZATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.

                              DEMANDSTAR.COM, INC.

                                 BALANCE SHEETS

                                              INFORMATION ON
                                               DEMAND, INC.
                                               (PREDECESSOR)     DEMANDSTAR.COM, INC.
                                             DECEMBER 31, 1998    DECEMBER 31, 1999
                                             -----------------   --------------------
ASSETS
CURRENT ASSETS:
Cash.......................................      $  17,564           $   127,733
Accounts receivable........................          1,691                 8,593
Prepaid assets.............................             --                92,844
                                                 ---------           -----------
  Total current assets.....................         19,255               229,170
                                                 ---------           -----------
PROPERTY AND EQUIPMENT, NET
  (NOTE 2).................................             --               108,855
                                                 ---------           -----------
OTHER ASSETS:
Deposits...................................             --                 8,900
Intangible assets (Note 3):
Customer lists and vendor database, net of
  accumulated amortization of $53,031 at
  December 31, 1999........................             --               245,268
Goodwill, net of accumulated amortization
  of $155,503 at December 31, 1999.........             --               719,198
                                                 ---------           -----------
  Total other assets.......................             --               973,366
                                                 ---------           -----------
  Total assets.............................      $  19,255           $ 1,311,391
                                                 =========           ===========
LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities...      $ 123,399           $   191,558
Current portion of note payable (Note 7)...             --               200,000
Deferred revenue...........................        104,469               139,252
                                                 ---------           -----------
  Total current liabilities................        227,868               530,810
                                                 ---------           -----------
NOTE PAYABLE, LESS CURRENT PORTION (NOTE
  7).......................................             --             1,106,885
                                                 ---------           -----------
COMMITMENTS AND CONTINGENCIES (NOTES 3 AND
  8)
SHAREHOLDER'S DEFICIT (NOTE 4):
Common stock: $ .0001 par value,
  100,000,000 shares authorized and
  1,250,000 shares issued and outstanding
  as of December 31, 1999..................             --                   125
Additional paid-in capital.................             --               812,413
Shareholder's capital......................         72,098                    --
Accumulated deficit........................       (280,711)           (1,138,842)
                                                 ---------           -----------
  Total shareholder's deficit..............       (208,613)             (326,304)
                                                 ---------           -----------
  Total liabilities and shareholder's
     deficit...............................      $  19,255           $ 1,311,391
                                                 =========           ===========

The accompanying notes are an integral part of these statements.

     THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING RESULTS IN INCREASED AMORTIZATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.

                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF OPERATIONS

                                       INFORMATION ON DEMAND, INC.
                                              (PREDECESSOR)                 DEMANDSTAR.COM, INC.
                                   -----------------------------------      --------------------
                                                       FOR THE PERIOD          FOR THE PERIOD
                                                            FROM                    FROM
                                     FOR THE YEAR      JANUARY 1, 1999         JUNE 18, 1999
                                         ENDED               TO                      TO
                                   DECEMBER 31, 1998    JUNE 17, 1999        DECEMBER 31, 1999
                                   -----------------   ---------------      --------------------
Revenue..........................      $  33,718          $ 132,135             $   196,855
Operating Expenses:
  Marketing and advertising......         12,350             15,866                 304,800
  Research and development.......        125,010            136,279                 136,100
  General and administrative.....        177,069            250,349                 651,520
  Depreciation and
     amortization................             --                 --                 215,969
                                       ---------          ---------             -----------
     Total operating expenses....        314,429            402,494               1,308,389
                                       ---------          ---------             -----------
Operating loss...................       (280,711)          (270,359)             (1,111,534)
Interest expense.................             --                 --                  27,308
                                       ---------          ---------             -----------
Loss before income tax benefit...       (280,711)          (270,359)             (1,138,842)
                                       ---------          ---------             -----------
Income tax benefit (Note 6)......             --                 --                      --
                                       ---------          ---------             -----------
  Net loss.......................      $(280,711)         $(270,359)            $(1,138,842)
                                       =========          =========             ===========
Basic and diluted loss per common
  share..........................                                               $     (0.91)
                                                                                ===========
Weighted average number of common
  shares outstanding.............                                                 1,250,000
                                                                                ===========

The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                      STATEMENTS OF SHAREHOLDER'S DEFICIT

                                               SHAREHOLDER'S   ACCUMULATED
INFORMATION ON DEMAND, INC. (THE PREDECESSOR)     CAPITAL        DEFICIT       TOTAL
---------------------------------------------  -------------   -----------   ---------
BALANCE, JANUARY 1, 1998....................     $     --       $      --    $      --
  Issuance of common stock..................       72,098              --       72,098
  Net loss..................................           --        (280,711)    (280,711)
                                                 --------       ---------    ---------
BALANCE, DECEMBER 31, 1998..................       72,098        (280,711)    (208,613)
  Issuance of common stock..................       50,441              --       50,441
  Net loss..................................           --        (270,359)    (270,359)
                                                 --------       ---------    ---------
BALANCE, JUNE 17, 1999......................     $122,539       $(551,070)   $(428,531)
                                                 ========       =========    =========

                             COMMON STOCK        ADDITIONAL
DEMANDSTAR.COM, INC.     ---------------------    PAID-IN     ACCUMULATED
(THE COMPANY)               SHARES      AMOUNT    CAPITAL       DEFICIT        TOTAL
--------------------     ------------   ------   ----------   -----------   -----------
ISSUANCE OF COMMON
  STOCK AT INCEPTION...   1,250,000      $125     $799,875    $        --   $   800,000
  Net loss.............          --        --           --     (1,138,842)   (1,138,842)
  Compensation from
     stock options.....          --        --       12,538             --        12,538
                          ---------      ----     --------    -----------   -----------
BALANCE, DECEMBER 31,
  1999.................   1,250,000      $125     $812,413    $(1,138,842)  $  (326,304)
                          =========      ====     ========    ===========   ===========

The accompanying notes are an integral part of these statements.

     THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING RESULTS IN INCREASED AMORTIZATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.

                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                            INFORMATION ON DEMAND, INC.
                                                   (PREDECESSOR)                 DEMANDSTAR.COM, INC.
                                        -----------------------------------      --------------------
                                                            FOR THE PERIOD          FOR THE PERIOD
                                                                 FROM                    FROM
                                          FOR THE YEAR      JANUARY 1, 1999         JUNE 18, 1999
                                              ENDED               TO                      TO
                                        DECEMBER 31, 1998    JUNE 17, 1999        DECEMBER 31, 1999
                                        -----------------   ---------------      --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................      $(280,711)         $(270,359)            $(1,138,842)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.......             --                 --                 215,969
  Compensation from stock options.....             --                 --                  12,538
  Changes in operating assets and
    liabilities, net of effects from
    acquisition:
    Increase in accounts receivable...         (1,691)            (2,663)                 (8,593)
    Increase in prepaid assets........             --                 --                 (92,844)
    Increase in deposits..............             --                 --                  (8,900)
    Increase in accounts payable and
       accrued liabilities............        123,399            146,634                 191,558
    Increase (decrease) in deferred
       revenue........................        104,469             66,232                 (33,748)
                                            ---------          ---------             -----------
       Net cash used in operating
         activities...................        (54,534)           (60,156)               (862,862)
                                            ---------          ---------             -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition.............             --                 --              (1,000,000)
Capital expenditures..................             --             (3,064)               (116,290)
                                            ---------          ---------             -----------
       Net cash used in investing
         activities...................             --             (3,064)             (1,116,290)
                                            ---------          ---------             -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions of capital..............         72,098             50,441                      --
Proceeds from issuance of common
  stock...............................             --                 --                 800,000
Borrowings under note payable.........             --                 --               1,306,885
                                            ---------          ---------             -----------
       Net cash provided by financing
         activities...................         72,098             50,441               2,106,885
                                            ---------          ---------             -----------
Net increase (decrease) in cash.......         17,564            (12,779)                127,733
Cash, beginning of period.............             --             17,564                      --
                                            ---------          ---------             -----------
Cash, end of period...................      $  17,564          $   4,785             $   127,733
                                            =========          =========             ===========
SUPPLEMENTAL DISCLOSURE:
Cash paid for interest................      $      --          $      --             $        --
                                            =========          =========             ===========

The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND FUNDING

     Information On Demand, Inc. (the Predecessor) was formed as a Florida corporation in June 1997 and commenced operations in January 1998. No financial statements of the Predecessor have been presented for 1997, as there was no activity during 1997. The Predecessor was an S corporation. On June 1, 1999, H.T.E., Inc. (HTE), formed a wholly-owned subsidiary, HTE-IOD, Inc., by purchasing 1,250,000 shares for $800,000 and advancing $200,000 of cash. On June 18, 1999, HTE-IOD, Inc. purchased the business and certain net assets of the Predecessor. See Note 3. On August 23, 1999, HTE-IOD, Inc. changed its name to Information On Demand, Inc. and on December 21, 1999, its name was changed to DemandStar.com, Inc. (the Company). The Company is a provider of Internet-based procurement systems for governmental agencies, which operates primarily in Florida. Businesses that provide goods and services to agencies enrolled in the Company's program are provided the opportunity to register with the Company as registered vendors for an annual fee. The Company operates as a single business unit.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements as of December 31, 1999, and for the period from June 18, 1999, to December 31, 1999, reflect the financial position and results of operations and cash flows of the Company. The accompanying financial statements as of December 31, 1998, and for the year ended December 31, 1998, and for the period from January 1, 1999, to June 17, 1999, reflect the financial position and results of operations and cash flows of the Predecessor. The accompanying financial statements of the Predecessor are not necessarily comparable to the accompanying financial statements of the Company, due to the 1999 acquisition. See Note 3. On December 17, 1999, the Company's board of directors approved a 1,250-to-1 stock split for the Company's common stock, effective December 21, 1999. All share and per share information contained herein have been adjusted to reflect the split.

LIQUIDITY/GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern. The Predecessor and the Company have generated losses since inception and have relied on capital contributions and loans from shareholders to fund operations. Management expects to continue to generate losses during the next twelve months and, based on the current operating budget, does not anticipate having sufficient cash on hand or available through current lending arrangements to fund operations. To address this funding need, in December 1999, the Company's board of directors authorized management to (i) file a registration statement with the U.S. Securities and Exchange Commission on Form S-1 to

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

pursue a rights offering of the Company's common stock, (ii) execute an investment and distribution agreement with HTE covering HTE's purchase of Series A preferred stock (See Note 4), and (iii) execute a Conditional Series B Stock Purchase Agreement with HTE and certain Company employees and directors (See
Note 4). Management believes that the funds generated by the transactions noted above will be sufficient to fund operations for at least the next twelve months. In the event all the funding is not received, management believes it can revise its operating plan to reduce costs to such a level that the Company will be able to fund operations for the next twelve months.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are recorded for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs, which do not extend the useful lives of the related assets are expensed as incurred. The estimated useful lives of property and equipment are as follows:

                                                              YEARS
                                                              -----
Computer equipment..........................................   3-5
Leasehold improvements......................................     2
Furniture and fixtures......................................     7

Depreciation and amortization expense related to property and equipment of approximately $7,400 is included in depreciation and amortization expense in the accompanying statement of operations for the period from June 18, 1999, to December 31, 1999, of the Company. No depreciation expense was incurred by the Predecessor in 1998 and 1999.

INTANGIBLE ASSETS

     Intangible assets represent identifiable assets, such as customer lists and vendor database, along with amounts paid in excess of the fair market value of net assets purchased in the acquisition and is being amortized using the straight-line method over a period of 36 months. Amortization expense related to intangible assets of approximately $208,500 is included in depreciation and amortization expense in the accompanying statement of operations for the period from June 18, 1999, to December 31, 1999, of the Company. No amortization expense was incurred by the Predecessor in 1998 and 1999.

DEFERRED REVENUE AND REVENUE RECOGNITION

     DemandStar.com, Inc. earns revenues primarily by providing notification of agency bid proposals to vendors of governmental agencies. Revenue for such notification is deferred and recognized ratably over the terms of agreements with these vendors, as services are typically billed at the beginning of the agreement term. The typical term for these agreements is one year.

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

     Revenue for fax on demand and document fulfillment services is recognized when the requested documents are provided to vendors.

INCOME TAXES

     The Predecessor elected to be taxed as an S corporation for both federal and state income tax reporting purposes. Accordingly, the losses related to periods presented for the Predecessor are includable in the personal income tax returns of the Predecessor's shareholder. The operating results of the Company are included in the consolidated federal and state income tax returns of HTE. The Company's income tax provision is computed as if it were filing separate federal and state tax returns. The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

STOCK-BASED COMPENSATION

     The Company measures compensation expense for stock options issued to employees using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). Under APB No. 25, if the exercise price of the Company's stock options equals or exceeds the estimated fair value of the underlying stock on the date of the grant, no compensation expense is generally recognized. For stock options granted to non-employees, compensation cost is measured using the fair value based method. Additionally, the Company has provided pro forma disclosures of net income and earnings per share as if the fair value based method had been applied to all stock options issued by the Company as required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). See Note 5. As the stock options issued to employees have had no intrinsic value at the date of grant, no compensation expense related to stock options issued has been recorded.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the short-term maturities of these assets and liabilities. The fair value of the note payable is approximately $1,045,000. The fair value was estimated as the discounted amount of future cash flows using a discount rate of 8%.

NET LOSS PER SHARE

     The Company's basic and diluted net loss per share are found in the accompanying statements of operations. Basic and diluted per share information are the same as the Company generated a net loss and had no outstanding potential common stock

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

instruments. Earnings per share information for the Predecessor has not been presented as this information is not meaningful given the Predecessor's capital structure.

RESEARCH AND DEVELOPMENT

     Research and development expense includes expenses incurred by the Company or Predecessor for research, design and development of proprietary technology. Research and development costs are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's product and general release have substantially coincided. As a result, the Company and Predecessor have not capitalized any software development costs because such costs have not been significant.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets, intangible assets and goodwill for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Due to the Company's current operating and cash flow loss combined with its historical operating and cash flow loss, the Company has reviewed its long-lived assets, intangible assets and goodwill for impairment. Management believes the expected future cash flows (undiscounted and without interest charges) is sufficient to recover the carrying amount of its long-lived assets, intangible assets and goodwill as stated in the accompanying balance sheet. An impairment loss shall be recognized if the sum of the expected future cash flows (undiscounted and without interest charges) for the Company is less than the carrying amount of the asset. If an impairment loss is recognized, the reduced carrying amount of the asset shall be accounted for its new cost. For a depreciable asset, the new cost shall be depreciated over the asset's remaining useful life. There has been no material impairment reflected in the accompanying financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

     Comprehensive income is equal to net loss presented in the accompanying financial statements.

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

2. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1999, consisted of the following:

Computer equipment..........................................  $ 94,607
Leasehold improvements......................................    20,382
Furniture and fixtures......................................     1,301
                                                              --------
                                                               116,290
Less -- Accumulated depreciation............................    (7,435)
                                                              --------
                                                              $108,855
                                                              ========

3. BUSINESS COMBINATION

     On June 18, 1999, the Company purchased the business and certain net assets of the Predecessor for $1 million in cash. The Company could pay up to an additional $2,000,000 in cash over a three-year period from the purchase date for the purchase if certain financial targets set forth in the Agreement for Sale and Purchase of Assets are attained. The net assets acquired consisted of $1,173,000 of intangible assets and $173,000 of deferred revenue for vendor agreements. The purchase was accounted for using the purchase method of accounting and, accordingly, the operating results from June 18, 1999, to December 31, 1999, of the purchased business have been included in the accompanying statement of operations of the Company for the same period and will continue to be reflected going forward.

4. SHAREHOLDER'S DEFICIT

     On December 22, 1999, the Company filed a registration statement with the U.S. Securities and Exchange Commission on Form S-1 in contemplation of a rights offering to HTE shareholders and employees and the sale of Series A and Series B preferred stock. Immediately following the consummation of the rights offering, the Company's authorized preferred stock will consist of 10,000,000 shares with a par value of $.01 per share, of which 2,000,000 shares are designated as Series A preferred stock, 4,000,000 shares are designated as Series B preferred stock, and 4,000,000 shares are undesignated. As of December 31, 1999, no preferred stock was issued or outstanding.

     Under the terms of the rights offering, the Company intends to distribute rights to the shareholders and employees of HTE that will entitle each holder to purchase shares of common stock at $1 per share.

5. STOCK COMPENSATION PLAN

     In December 1999, the Company's board of directors approved the 1999 Employee Incentive Compensation Plan (the Plan). The Plan provides that awards may be granted to the Company's key officers, employees, consultants, advisors and directors or others designated by the board of directors at the fair market value at the date of grant. Awards under the Plan may take the form of stock options, share appreciation rights or restricted

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

5. STOCK COMPENSATION PLAN (CONTINUED)
stock. The Plan limits the number of shares which may be issued pursuant to incentive stock options to 4,000,000 shares. As of December 31, 1999, the Company had not awarded share appreciation rights or restricted stock under the Plan.

     A summary of the status of the Company's outstanding stock options, each of which is fixed with respect to number of shares and exercise price, including employee stock options discussed above, as of December 31, 1999, and changes during the period ending on that date is presented below:

                                                        1999
                              --------------------------------------------------------
                                       EMPLOYEES                   NON-EMPLOYEES
                              ----------------------------   -------------------------
                                          WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
                               SHARES      EXERCISE PRICE    SHARES    EXERCISE PRICE
                              ---------   ----------------   ------   ----------------
Outstanding at inception....         --        $  --             --        $  --
  Granted...................  1,310,000         1.00         90,000        $1.00
  Exercised.................         --           --             --           --
  Forfeited.................         --           --             --           --
                              ---------        -----         ------        -----
Outstanding at end of
  year......................  1,310,000        $1.00         90,000        $1.00
                              =========        =====         ======        =====
Options exercisable at year
  end.......................    167,500        $1.00         22,500        $1.00
Weighted-average fair value
  of options granted during
  the year..................                   $0.26                       $0.52

     The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                                              OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                               --------------------------------------------------   -------------------------------
                                   NUMBER          WEIGHTED-                            NUMBER
                               OUTSTANDING AT       AVERAGE          WEIGHTED-      EXERCISABLE AT     WEIGHTED-
                                DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,       AVERAGE
    TYPE       EXERCISE PRICE       1999        CONTRACTUAL LIFE   EXERCISE PRICE        1999        EXERCISE PRICE
-------------  --------------  --------------   ----------------   --------------   --------------   --------------
Employees          $1.00         1,310,000             9.9             $1.00           167,500           $1.00
Non-Employees      $1.00            90,000            10.0             $1.00            22,500           $1.00

     The fair value of options granted during the fiscal year ended December 31, 1999, reported below has been estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. The fair value of each

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

5. STOCK COMPENSATION PLAN (CONTINUED)
option grant was estimated on the date of grant based on the following weighted-average assumptions for options granted during 1999:

                                                             STOCK OPTION PLAN
                                                            -------------------
                                                            FOR THE PERIOD FROM
                                                             JUNE 18, 1999 TO
                                                             DECEMBER 31, 1999
                                                            -------------------
Weighted-average expected life (in years).................          4.9
Weighted-average risk-free interest rate..................         6.15%
Volatility -- employees...................................            0%
Volatility -- non-employees...............................           60%
Dividend yield............................................           --

     The compensation from stock options of $12,538 was related to options granted to a consultant and was calculated at the fair value using the Black-Scholes options valuation model as described above. This expense is included in general and administrative expenses in the statement of operations for the period from June 18, 1999, to December 31, 1999. Had compensation cost related to employees for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                            FOR THE PERIOD FROM
                                                             JUNE 18, 1999 TO
                                                             DECEMBER 31, 1999
                                                            -------------------
Net loss attributable to common shareholders:
  As reported.............................................      $(1,138,842)
  Pro forma...............................................       (1,195,778)
Basic and diluted earnings per share:
  As reported.............................................      $     (0.91)
  Pro forma...............................................            (0.96)

     The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for fiscal 1999 are not likely to be representative of the pro forma effects on net income and earnings per share in future years.

6. INCOME TAXES

     No provision for income taxes has been recorded in the accompanying financial statements for the Predecessor, as the taxable losses related to the periods presented are includable in the personal income tax returns of the Predecessor's shareholder.

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

     The provision for income taxes for the period from June 18, 1999, to December 31, 1999, differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before provision for income taxes as follows:

U.S. federal income tax rate................................   34.0%
  Valuation allowance.......................................  (34.0)
                                                              -----
Effective tax rate..........................................    0.0%
                                                              =====

     Deferred income taxes consisted of the following as of December 31, 1999:

                                                  CURRENT    NONCURRENT     TOTAL
                                                  --------   ----------   ---------
Deferred tax assets:
  Deferred revenues.............................  $  9,952   $      --    $   9,952
  Net operating loss (NOL) carryforwards........        --     422,248      422,248
                                                  --------   ---------    ---------
     Total assets...............................     9,952     422,248      432,200
                                                  --------   ---------    ---------
Valuation allowance.............................    (9,952)   (422,248)    (432,200)
                                                  --------   ---------    ---------
     Net deferred tax assets....................  $     --   $      --    $      --
                                                  ========   =========    =========

The Company had NOL carryforwards as of December 31, 1999, of approximately $1,093,000 available to offset future taxable income. The NOL carryforwards expire in 2019. Utilization of the NOL is dependent on generating sufficient future taxable income. Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established that completely offsets the NOL as of December 31, 1999.

7. RELATED PARTY TRANSACTIONS

     The Predecessor used office space owned by the shareholder for which rent of approximately $6,300 and $4,200 was paid for the year ended December 31, 1998, and for the period from January 1, 1999 to June 17, 1999, respectively. This rent charge is included in general and administrative expenses in the accompanying statements of operations of the Predecessor. During the period from June 18, 1999, to December 31, 1999, the Company paid approximately $21,800 to a member of the board of directors for legal services provided by the member to the Company, which is included in general and administrative expenses in the accompanying statement of operations of the Company.

     HTE charges the Company a management fee for finance, accounting, management and basic processing services based on a percentage of total expenses. The total of these charges was $52,000 for the period from June 18, 1999, to December 31, 1999, which is included in general and administrative expenses in the accompanying statement of operations of the Company.

     Certain payroll and other administrative costs of HTE were allocated to the Company based on actual time and expenses incurred on the Company's behalf. These costs totaled approximately $131,500 for the period from June 18, 1999, to December 31, 1999.

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

     During 1999, the Company borrowed money from HTE to acquire the business and certain net assets of the Predecessor and fund its operations under an informal lending arrangement. On October 31, 1999, the Company entered into an unsecured loan agreement which has a principal amount of $1,750,000 (the Loan) with HTE. Borrowings outstanding under the Loan as of December 31, 1999, totaled $1,306,885 with an available balance of $443,115. Interest at a rate of eight percent, which totaled approximately $27,300, was charged by HTE and is included in accounts payable and accrued liabilities in the accompanying balance sheet as of December 31, 1999. The unpaid principal balance is due at the earlier of the following maturity schedule which is payable on the anniversary of the note through 2004 or the date of the effectiveness of a secondary public offering of the Company's common stock yielding gross proceeds of at least $10,000,000.

     Scheduled principal reductions of the Loan, by year, were as follows as of December 31, 1999:

YEAR ENDING DECEMBER 31,               AMOUNT
------------------------             ----------
2000...............................  $  200,000
2001...............................     250,000
2002...............................     350,000
2003...............................     450,000
2004...............................      56,885
                                     ----------
                                     $1,306,885
                                     ==========

8. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under certain long-term non-cancelable operating lease agreements with varying terms and conditions.

     Future aggregate minimum rental payments under these agreements are as follows:

                  YEAR ENDING DECEMBER 31,                     AMOUNT
                  ------------------------                    --------
2000........................................................  $185,918
2001........................................................   126,740
2002........................................................    32,551
2003........................................................     7,106
2004........................................................     2,690
                                                              --------
                                                              $355,005
                                                              ========

     Rent expense under operating leases totaled approximately $23,500 and $20,200 for the Predecessor for the year ended December 31, 1998, and the period from January 1, 1999, to June 17, 1999, respectively. The Company had rent expense under operating leases totaling approximately $79,700 for the period from June 18, 1999, to December 31, 1999, which is included in general and administrative expenses in the accompanying statement of operations of the Company.

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

EMPLOYMENT AGREEMENTS

     In December 1999, the former sole shareholder of the Predecessor voluntarily resigned and concurrently entered into a one-year consulting arrangement whereby the Company is obligated to pay him $150,000.

9. SUBSEQUENT EVENTS

     In January 2000, HTE purchased 500,000 shares of Series A Preferred Stock for $1,000,000. In February 2000, HTE exercised its option to purchase an additional 250,000 shares of Series A Preferred Stock for $500,000 in cash. Each share of Series A Preferred Stock shall be convertible into one share of fully paid common stock at either the election of the holder of the Series A Preferred Stock or automatically upon the sale of substantially all of the Company's assets or a merger of the Company. The conversion price for such conversion shall be $2.00 per each share of DemandStar common stock received as a result of such conversion. Upon liquidation of the Company, HTE, as sole shareholder of the Series A Preferred Stock, generally shall be entitled to receive $2.00 per share or a total liquidation preference of $1,500,000.

     The Company also intends to enter into an agreement for the conditional purchase of Series B Preferred Stock with HTE and certain employees and directors of the Company (collectively the Buyers). Under the terms of this agreement, in the event the rights offering raises less than $5,000,000, the Buyers will agree to purchase 2,000,000 shares of Series B Preferred Stock for $2,000,000. The Series B Preferred Stock will accrue dividends on the liquidation amount of the stock at the rate of 6% per annum. The dividends are cumulative, but shall not be payable unless and until declared by the board of directors. The dividends are payable through accretion of the liquidation preference or additional shares of Series B Preferred Stock until June 15, 2002, at which time dividends will be payable in cash.

     Following the second anniversary of the later of (i) the closing date of the rights offering or (ii) June 30, 2000, the Company may be required to mandatorily redeem all or a portion of the Series B Preferred Stock at the election of the holders of the Series B Preferred Stock. The redemption price will equal the liquidation value of the shares being redeemed plus all accrued and unpaid cash dividends. In order to induce the Buyers to enter into the conditional Series B Preferred Stock purchase agreement, the Company, in January 2000, issued warrants entitling the Buyers to purchase an aggregate of 1,000,000 shares of the Company's common stock at an exercise price of $2.00 per share.

                              DEMANDSTAR.COM, INC.

                           DECEMBER 31, 1999 AND 1998

     In January and February 2000, the following stock options were granted under the Company's 1999 Employee Incentive Compensation Plan:

                                      NUMBER OF      EXERCISE
DESCRIPTION            TYPE        OPTIONS GRANTED    PRICE
-----------            ----        ---------------   --------
Officer            Qualified           100,000        $1.00
Two officers       Non-qualified       100,000        $1.00
Various employees  Non-qualified       670,000        $1.00
                                       -------
Total Granted                          870,000
                                       =======

     In February 2000, HTE's board of directors granted, under its Employee Incentive Compensation Plan, 100 shares of DemandStar common stock to each of DemandStar's 36 employees (exclusive of officers and directors) and 106 of HTE's management employees, for an aggregate of 14,200 shares.

                              DEMANDSTAR.COM, INC.

                           INTRODUCTION TO UNAUDITED
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma combined statement of operations for the year ended December 31, 1999, has been prepared to reflect the results of operations of DemandStar.com Inc. ("DemandStar" or "the Company") as if the acquisition of Information On Demand, Inc. ("IOD" or "the Predecessor") in June 1999 was completed on January 1, 1999.

     The acquisition of IOD was treated under the purchase method of accounting for financial reporting purposes. DemandStar purchased the business and certain net assets of IOD for $1 million in cash. The Company could pay up to an additional $2,000,000 in cash over a three-year period from the purchase date for the purchase if certain financial targets set forth in the Agreement for Sale and Purchase of Assets are attained. The net assets acquired consisted of $1,173,000 of intangible assets and $173,000 of deferred revenue for vendor agreements. As a result of this acquisition, the Form of Services Agreement ("the Agreement") was initiated by H.T.E., Inc. (HTE) and DemandStar. The Agreement states that HTE will provide to DemandStar management and administrative services through its employees. These services include financial reporting, accounting, auditing, tax, office services, payroll, human resources, as well as management consulting services. Since no services were provided to the Predecessor by HTE prior to the acquisition, no allocation of expenses has been made related to the Agreement. The costs incurred by the Predecessor and recorded by the Predecessor for these services are comparable to the costs charged by HTE to DemandStar for the services based on the level of activity. The costs for these services are included in the general and administrative expenses of the Predecessor since they were performed internally by the employees of the Predecessor.

     The Company believes that the assumptions used in preparing the unaudited pro forma combined statement of operations contained herein provide a reasonable basis on which to present the unaudited pro forma combined financial data. The unaudited pro forma combined statement of operations is provided for informational purposes only and should not be construed to be indicative of the results of operations or financial position of the Company had the transaction occurred on the date indicated and are not intended to project the Company's results of operations for any future period. The unaudited pro forma combined statement of operations should be read in conjunction with the separate historical financial statements of the Company and IOD and in conjunction with the related assumptions and notes to this unaudited pro forma combined statement of operations. The historical financial statements of IOD for the period from January 1, 1999, to June 17, 1999, were used in preparing the unaudited pro forma combined statement of operations for the year ended December 31, 1999.

     The unaudited pro forma combined statement of operations does not reflect the expected increase in the level of expenses as a result of planned increases to the marketing strategy, expansion of product features and functionality, or increases in general and administrative expenses to support the Company's growth. Such items are not reflected because they are not factually determinable or estimable.

                              DEMANDSTAR.COM, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                   INFORMATION ON
                                    DEMAND, INC.      DEMANDSTAR.     ACQUISITION      PRO FORMA
                                   (PREDECESSOR)       COM, INC.      ADJUSTMENTS       COMBINED
                                  ----------------   --------------   ------------    ------------
                                                     FOR THE PERIOD
                                   FOR THE PERIOD    FROM JUNE 18,    FOR THE YEAR    FOR THE YEAR
                                  FROM JANUARY 1,       1999 TO          ENDED           ENDED
                                  1999 TO JUNE 17,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                        1999              1999            1999            1999
                                  ----------------   --------------   ------------    ------------
REVENUE.........................     $ 132,135        $   196,855      $      --      $   328,990
OPERATING EXPENSES:
  Marketing and advertising.....        15,866            304,800             --          320,666
  Research and development......       136,279            136,100             --          272,379
  General and administrative....       250,349            651,520             --          901,869
  Depreciation and
     amortization...............            --            215,969        182,467(a)       398,436
                                     ---------        -----------      ---------      -----------
          Total operating
            expenses............       402,494          1,308,389        182,467        1,893,350
                                     ---------        -----------      ---------      -----------
OPERATING LOSS..................      (270,359)        (1,111,534)      (182,467)      (1,564,360)
INTEREST EXPENSE................            --             27,308         18,209(b)        45,517
                                     ---------        -----------      ---------      -----------
LOSS BEFORE INCOME TAX
  BENEFIT.......................      (270,359)        (1,138,842)      (200,676)      (1,609,877)
INCOME TAX BENEFIT
  (Note 6)......................            --                 --             --               --
                                     ---------        -----------      ---------      -----------
NET LOSS........................     $(270,359)       $(1,138,842)     $(200,676)     $(1,609,877)
                                     =========        ===========      =========      ===========
BASIC AND DILUTED LOSS PER
  COMMON SHARE..................                      $     (0.91)                    $     (1.29)
                                                      ===========                     ===========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.....                        1,250,000                       1,250,000
                                                      ===========                     ===========

---------------

(a) To reflect the increase in amortization expense related to the customer list and vendor database and goodwill recorded under the purchase method of accounting. At the purchase date, the Company recorded $298,299 for customer lists and vendor database and $874,701 for goodwill. The Company amortizes intangibles over 3 years.
(b) To reflect the additional interest expense on the note payable to H.T.E., Inc., for the $200,000 advance from H.T.E., Inc., assuming the funds were advanced on January 1, 1999.

                             (DemandStar.com Logo)